                                                                    EXHIBIT 99.1

         PRE-EFFECTIVE AMENDMENT NO. 2 TO PRELIMINARY OFFERING CIRCULAR

                               DATED MAY 14, 2002

                                     FORM OC

                          OFFICE OF THRIFT SUPERVISION

                     1700 G Street, NW, Washington, DC 20552


               Pre-effective Amendment No. 2 to Offering Circular


                                - - - - - - - - -

                                 SOVEREIGN BANK
            ---------------------------------------------------------
              (Exact name of applicant as specified in its charter)

                            1130 BERKSHIRE BOULEVARD
            ---------------------------------------------------------
                          (Street address of applicant)

                         WYOMISSING, PENNSYLVANIA 19610
            ---------------------------------------------------------
                           (City, State and Zip Code)

                                - - - - - - - - -

         On August 21, 2000, Sovereign Real Estate Investment Trust ("Sovereign REIT"), a subsidiary of Sovereign REIT Holdings, Inc. ("Holdings"), which in turn is a subsidiary of Sovereign Bank (the "Bank"), issued 161,792 of its 12% Series A Noncumulative Exchangeable Preferred Interests (the "REIT Preferred Interests"). Holders of the REIT Preferred Interests are entitled to receive, if declared, noncumulative cash dividends on the REIT Preferred Interests paid semi-annually in arrears on April 30 and October 31 of each year. The REIT Preferred Interests may be redeemed at any time on or after May 16, 2020, by Sovereign REIT, in whole or in part, at a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends for the then-current semi-annual dividend period.

         Upon the occurrence of an Exchange Event, as described herein, each share of the REIT Preferred Interests will be automatically and mandatorily exchanged (the "Automatic Exchange") for one share of Series A Noncumulative Preferred Stock of the Bank (the "Bank Preferred Stock"). The Bank Preferred Stock offered hereby will be issued only upon the occurrence of an Automatic Exchange. Dividends on the Bank Preferred Stock, if declared, will be paid semiannually in arrears on April 30 and October 31 of each year, commencing on the issuance of the Bank Preferred Stock. Any accrued and unpaid dividends on the REIT Preferred Interests for the then-current semi-annual dividend period as of the date of the Automatic Exchange will be deemed to be accrued and unpaid dividends on the Bank Preferred Stock, as and if a dividend is declared by the Board of Directors of the Bank on the first dividend payment date.

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION ("OTS") NOR HAS SUCH OFFICE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The Registrant hereby amends this Offering Circular on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Offering Circular shall thereafter become effective in accordance with 12 C.F.R. ss. 563g or until the Offering Circular shall become effective on such date as the OTS, acting pursuant to 12 C.F.R. ss. 563g, may determine.

Offering Circular

                                 161,792 Shares

                                 SOVEREIGN BANK

                            Series A Preferred Stock

                         ($1,000 Liquidation Preference)

The 161,792 shares of Series A Preferred Stock (the "Bank Preferred Stock") of Sovereign Bank (the "Bank") offered hereby will be issued only upon the occurrence of an Exchange Event (as defined herein), in which each Series A Preferred Interest of Sovereign REIT ("REIT Preferred Interest") will be automatically and mandatorily exchanged (the "Automatic Exchange") for one share of the Bank Preferred Stock.

Holders of the Bank Preferred Stock are entitled to receive, when and if declared by the Board of Directors of the Bank, noncumulative cash dividends at a rate per annum equal to 12% of the liquidation preference of $1,000 per share of the Bank Preferred Stock.

The Bank Preferred Stock is not redeemable prior to May 16, 2020. At any time on or after May 16, 2020, the Bank Preferred Stock may be redeemed at the option of the Bank, in whole or in part, upon payment in cash of a redemption price equal to $1,000 per share, plus accrued and unpaid dividends for the then-current semi-annual dividend period, but without accrual or payment of unpaid dividends for prior dividend periods.

See "Risk Factors" on page 7 for a discussion of certain factors which should be considered in connection with an investment in the Bank Preferred Stock.

                             ----------------------

THE SHARES OF PREFERRED STOCK OFFERED HEREBY ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC"), THE BANK INSURANCE FUND ("BIF"), THE SAVINGS ASSOCIATION INSURANCE FUND ("SAIF") OR ANY OTHER GOVERNMENTAL AGENCY.

                             ----------------------

THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE OFFICE OF THRIFT SUPERVISION ("OTS") NOR HAS SUCH OFFICE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



             The Date of this Offering Circular is __________, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION..........................................................1

FORWARD-LOOKING STATEMENTS.....................................................2

OFFERING CIRCULAR SUMMARY......................................................5

RISK FACTORS...................................................................7

THE OFFERING..................................................................11

CAPITALIZATION................................................................13

USE OF PROCEEDS...............................................................14

SELECTED FINANCIAL DATA.......................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL  CONDITION
        AND RESULTS OF OPERATIONS.............................................16

SUPERVISION AND REGULATION....................................................53

MANAGEMENT....................................................................58

DESCRIPTION OF BANK PREFERRED STOCK...........................................70

LEGAL MATTERS.................................................................73

EXPERTS ......................................................................74

INDEX TO FINANCIAL STATEMENTS................................................F-1







                                       (i)

                              AVAILABLE INFORMATION


         The Bank files annual and quarterly Thrift Financial Reports (the "Thrift Reports") on OTS Form 1313 with the OTS. Each Thrift Report consists of a balance sheet, income statement, cash flow statement and other supporting schedules as of the end of or for the period to which the Thrift Report relates. The Thrift Reports are prepared in accordance with regulatory instructions issued by the OTS. While the Thrift Reports are supervisory and regulatory documents, not primarily accounting documents, and do not provide a complete range of financial disclosure about the Bank, the Thrift Reports nevertheless provide important information concerning the financial condition and results of operations of the Bank. The Thrift Reports are on file with, and are publicly available upon written request to, the Office of Thrift Supervision, 1700 G Street, N.W. Washington, DC 20552, attention: OTS Public Information Office, or the FDIC, 550 17th Street, N.W., Washington, D.C. 20429, Attention: Disclosure Group, Room F-518, or by calling the OTS at (202) 906-6000, or the FDIC at (800) 945-2186. This information is also available by accessing the OTS's web site (www.ots.treas.gov) or the FDIC's web site (http://www.fdic.gov).


         The Bank will furnish, without charge, to each person to whom a copy of this Offering Circular is delivered, upon written or oral request, a copy of any and all of the documents referred to herein, except the exhibits to such documents. Requests should be directed to:

                           Investor Relations Officer
                             Sovereign Bancorp, Inc.
                            1130 Berkshire Boulevard
                         Wyomissing, Pennsylvania 19610
                               Tel. (610) 320-8498

         The Bank is a wholly owned subsidiary of Sovereign Bancorp, Inc. ("SBI"). SBI is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; and at its Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 30549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding SBI. SBI's SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of SBI's public filings at the New York Stock Exchange, you should call (212) 656-5060. Although SBI is not required to distribute copies of its Annual Reports or other filings with the Commission to holders of the Bank Preferred Stock, SBI will, upon request, send to any such holder a copy of its latest Annual Report, which contains financial information that has been examined and reported upon, with an opinion expressed, by independent auditors.

         SBI has filed the following documents with the Commission which you are encouraged to review:

                  (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2000;

                  (b) the description of SBI's common stock contained in SBI's Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement;

                  (c) the description of SBI's stock purchase rights contained in SBI's Registration Statement on Form 8-A, filed with the SEC on July 3, 2001, and any amendments or reports filed for the purpose of updating such registration statement; and

                  (d) the description of SBI's trust preferred securities contained in SBI's Registration Statement on Form 8-A12B, filed with the SEC on December 14, 2001, and any amendments or reports filed for the purpose of updating such Registration Statement.

                           FORWARD-LOOKING STATEMENTS

         This Offering Circular contains certain forward-looking statements reflecting expectations by the Bank and SBI regarding future growth, operating results, financial condition and business prospects. The forecasts, pro forma presentations, projections, and some of the other disclosure in this Offering Circular, including any statements preceded by, followed by or that include the words "may," "could," "should," "pro forma," "looking forward," "will," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," "strive," "hopefully," "try," "assume" or similar expressions constitute forward-looking statements.

         These forward-looking statements include statements with respect to each of the Bank's and SBI's vision, mission, strategies, goals, beliefs, plans, objectives, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business of the Bank and SBI, including statements relating to:

                  o growth in cash earnings, operating earnings, net income, shareholder value and internal tangible equity generation; growth in earnings per share; return on equity; return on assets; efficiency ratio;

                  o  Tier 1 leverage ratio;

                  o annualized net charge-offs and other asset quality measures;

                  o  fee income as a percentage of total revenue;

                  o  ratio of tangible equity to assets;

                  o  book value and tangible book value per share; and

                  o loan and deposit portfolio compositions, employee retention, deposit retention, asset quality and reserve adequacy.

         These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements. Although the Bank and SBI believe that the expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond the Bank's and SBI's control). The following factors, among others, could cause the Bank's and SBI's financial performance to differ materially from their goals, plans, objectives, intentions, expectations, forecasts and projections (and the underlying assumptions) expressed in the forward-looking statements:

                  o the strength of the United States economy in general and the strength of the regional and local economies in which the Bank and SBI conduct operations;

                  o the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

                  o  inflation, interest rate, market and monetary fluctuations;

                  o the Bank's and SBI's ability to successfully integrate any assets, liabilities, customers, systems and management personnel the Bank and SBI acquire into their operations and their ability to realize related revenue synergies and cost savings within expected time frames;

                  o the Bank's and SBI's timely development of competitive new products and services in a changing environment and the acceptance of such products and services by customers;

                  o the willingness of customers to substitute competitors' products and services and vice versa;

                  o the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, capital, liquidity, proper accounting treatment, securities and insurance, and the application thereof by regulatory bodies and the impact of changes in and interpretation of generally accepted accounting principles;

                  o  technological changes;

                  o  changes in consumer spending and savings habits;

                  o terrorist attacks in the United States or upon United States interests abroad, or armed conflicts relating to these attacks;

                  o  regulatory or judicial proceedings;

                  o  changes in asset quality; and

                  o the Bank's and SBI's success in managing the risks involved in the foregoing.

         If one or more of the factors affecting the Bank's and SBI's forward-looking information and statements proves incorrect, then their actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, the Bank and SBI caution you not to place undue reliance on any forward-looking information and statements.

         The Bank and SBI do not intend to update any forward-looking information and statements, whether written or oral, to reflect any change. All forward-looking statements attributable to the Bank or to SBI are expressly qualified by these cautionary statements.

         Operating earnings and cash earnings which are included and defined herein, and the related ratios using these measures are not a substitute for other financial measures determined in accordance with generally accepted accounting principles. Because all companies do not calculate these measures in the same fashion, these measures as presented may not be comparable to other similarly titled measures of other companies.

                            OFFERING CIRCULAR SUMMARY

         This Summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Offering Circular. This Offering Circular contains certain forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Offering Circular.

                                 SOVEREIGN BANK


         The Bank is a federal savings bank. The Bank's primary business consists of attracting deposits from its network of community banking offices located throughout eastern Pennsylvania, New Jersey, Connecticut, Massachusetts, New Hampshire and Rhode Island, originating small business and middle market commercial, asset-based, consumer and residential mortgage loans and home equity lines of credit in these communities, and engaging in related activities, including cash management and capital market activities. Based on total assets at December 31, 2001, the Bank was the third largest depository institution headquartered in Pennsylvania, the third largest in New England and one of the 30 largest in the United States. As of December 31, 2001, the Bank had total consolidated assets and deposits of approximately $35.4 billion and $23.3 billion, respectively.


         The Bank's principal executive offices are located at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania, and its telephone number is (610) 320-8400.

Our Business Strategy

         As a result of the continuing consolidation in the financial services industries, the Bank believes that there is need for one or more "super community banks" throughout the northeastern United States. A "super-community bank" is a bank with the size, scale and full range of commercial, business and consumer focused products offered by larger institutions, but with the orientation to relationship banking and personalized service usually found in smaller "hometown" banks.

         In response to this need, in January 1997 the Bank initiated a strategy to transform itself from a traditional mortgage lender into a super community bank by:

         o targeting and offering a broader array of banking products and services to middle market and small and medium size businesses;

         o changing the mix of its assets and deposits so that they are more characteristic of a commercial bank;

         o increasing its penetration into the large, more densely populated markets in the northeastern United States;

         o  preserving and "growing" its sales and service driven culture; and

         o  increasing its non-interest income.

         At December 31, 2001, commercial and commercial real estate loans comprised 40% of total loans compared to 36% at December 31, 2000, representing an increase of approximately 4%. The Bank's commercial banking operation offers a full array of small business and middle-market commercial products, including traditional loans and lines of credit, commercial real estate, structured finance relationships and sophisticated electronic banking, cash management, lockbox and international services.

         The Bank has substantially realized its objective to transform itself into a super-community bank, principally through the acquisition of $12.3 billion of deposits, $8.0 billion of loans and over 280 community banking offices from FleetBoston Financial (the "New England Acquisition"), which became the Sovereign Bank New England Division of Sovereign Bank ("SBNE"), as more fully described on page 29.

         On March 8, 2002, SBI acquired Main Street Bancorp, Inc. ("Main Street") for approximately $171 million in stock and cash. Main Street was a $1.5 billion bank holding company headquartered in Reading, Pennsylvania with 39 community banking offices serving southeastern Pennsylvania. The acquisition added $1.3 billion of customer deposits and $845 million of loans and is expected to enhance the Bank's small business and middle market lending capabilities in the region.


                       RATIO OF EARNINGS TO FIXED CHARGES
                       ----------------------------------

                                                               Years ended December 31,
                                            ----------------------------------------------------------------
                                                    2001       2000         1999         1998          1997
                                                    ----       ----         ----         ----          ----
Ratio of Earnings to Fixed Charges
     Excluding interest on deposits                 1.75       1.08         1.65         1.55          1.54
     Including interest on deposits                 1.28       1.03         1.35         1.26          1.26

Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends
     Excluding interest on deposits                 1.75       1.08         1.65         1.55          1.54
     Including interest on deposits                 1.28       1.03         1.35         1.26          1.26

                                  RISK FACTORS

         Prospective investors in the Bank Preferred Stock should carefully review the information contained in this Offering Circular. To the extent any of the information contained in this Offering Circular is a "forward-looking statement," as defined in Section 27A(i)(1) of the Securities Act, the risk factors set forth below are cautionary statements identifying important factors that could cause actual results to differ materially from those in the forward-looking statement.

Risks Relating to the Bank


         The indebtedness of SBI may limit our operating flexibility and our ability to acquire additional assets. The debt incurred by SBI in connection with the New England Acquisition imposes material restrictions on us. These restrictions may limit us in engaging in certain transactions, including the following:

         o  selling assets;

         o  making investments;

         o  certain types of mergers or consolidations; and

         o  entering into certain transactions with affiliates.




         The United States' economy has experienced a downturn, if not a recession, as a result of, among other things, the terrorist attacks on New York and Washington and actions by the United States and other governments in reaction thereto which may lead to less demand for the Bank's products and services and adversely affect its earnings and cash flow. The Bank's business faces various material risks. In a prolonged economic downturn or recession, these risks would probably become more acute, and might lead to less demand for the Bank's loans, ultimately resulting in lower earnings and less cash flow. In a recession or prolonged economic downturn, the Bank's credit risk and litigation expense would also increase resulting in lower earnings.

         Changing interest rates may adversely affect the Bank's profits. To be profitable, the Bank must earn more money from interest on its loan assets and investments than the interest it pays to depositors and lenders. In the event interest rates rise, net interest income could be negatively affected if interest paid on interest bearing liabilities, such as deposits and borrowings, increases more quickly than interest earned on interest earning assets, such as loans and mortgage-related and investment securities. This would cause the Bank's net income to go down. In addition, rising interest rates may hurt the Bank's income because this may reduce the demand for loans and the value of the Bank's investment securities. If interest rates decline, however, the Bank's loans and investments may be prepaid earlier than expected, which may also lower its income. Interest rates do and will continue to fluctuate, and the Bank cannot predict future Federal Reserve Board actions or other factors that will cause rates to change.

         The Bank experiences intense competition for loans and deposits. Competition among financial institutions in attracting and retaining deposits and making loans is intense. Traditionally, the Bank's most direct competition for deposits has come from commercial banks, savings and loan associations and credit unions doing business in its areas of operation. Recently, the Bank has experienced increasing competition for deposits from nonbanking sources, such as money market mutual funds and corporate and government debt securities. Competition for loans comes primarily from commercial banks, savings and loan associations, consumer finance companies, insurance companies and other institutional lenders. The Bank competes primarily on the basis of the price at which products are offered and on customer service. A number of institutions with which the Bank competes have significantly greater assets and capital than it does.

         Increased commercial lending could adversely affect our credit quality and operating results. Commercial loans present a higher degree of credit risk than residential mortgage loans and result in a higher level of charge-offs and loan loss reserves. Our commercial portfolio as a percentage of total loans has grown from 29% at December 31, 1999, to 36% at December 31, 2000, and 40% at December 31, 2001. A prolonged downturn in the national economy or in one or more of the regional economies we serve could have a material adverse effect on our credit quality and litigation expense, and therefore our earnings.


         SBI and the Bank are subject to substantial regulation, and regulatory changes may adversely affect their business and operations. SBI and the Bank are subject to extensive regulation, which materially affects their business. Statutes and regulations to which SBI and the Bank are subject may be changed at any time, and the interpretation and the application of these laws and regulations by their regulators is also subject to change. There can be no assurance that future changes in regulations or in their interpretation or application will not adversely affect SBI and the Bank.

         The order issued by the OTS approving the New England Acquisition (as amended, the "OTS Order") imposed certain capital requirements on the Bank and SBI as a condition to its approval. These capital requirements expire on January 1, 2003. The Bank is required to maintain a Tier 1 leverage ratio of at least 7% and a total risk based capital ratio of least 10.5% through December 31, 2002. SBI is required to maintain a Tier 1 leverage ratio of at least 3.5% until December 31, 2002, and SBI must have a Tier 1 leverage ratio of at least 4.0% at December 31, 2002.

         As of December 31, 2001, the Bank was classified as "well capitalized" and in compliance with the capital requirements in the OTS Order, and SBI was in compliance with the OTS Order. Management anticipates that the Bank will continue to be "well capitalized" and SBI and the Bank will continue to meet its capital requirements set forth above and in the OTS Order. Failure to meet the capital requirements could result in the OTS taking certain supervisory actions against the Bank or SBI, including issuing a cease and desist order, prohibiting the Bank from paying dividends, or requiring the Bank to submit a capital restoration plan. See "Supervision and Regulation - Regulatory Capital Requirements."

         Regulations limiting the size of the Bank's commercial loan portfolio may adversely affect its net interest income and may require it to sell commercial loans. Existing federal regulations limit the permissible size of the Bank's commercial loan portfolio. The Bank is required to maintain 65% of its assets in residential mortgage loans and certain other loans, including small business loans. The Bank also cannot have more than 10% of its assets in large commercial loans, 10% in small business loans, or more than four times its capital in commercial real estate loans. A small business loan is one with an original loan amount of less than $1 million, while a large commercial loan is anything larger than that. Because commercial loans generally yield interest income which is higher than residential mortgage loans, without a commensurate increase in interest expense, growth in the Bank's net interest income could be adversely affected by these provisions. If the Bank's commercial loan portfolio continues to grow at its expected rate, it may exceed these regulatory limitations, requiring it either to sell loans or otherwise reduce the size of its commercial loan portfolio.

         Proposed changes in federal banking laws and regulations could adversely affect our business and operations. The FDIC and representatives of the Federal Reserve System have proposed merging the SAIF and the BIF and reimposing deposit insurance premiums on all financial institutions, regardless of their financial condition and regulatory capital position. In addition, in the past Congress has considered legislation in various forms that would require savings and loan associations, such as the Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" or "phase in" provisions, legislation eliminating the Bank's charter would have a material adverse effect on the Bank and SBI because, among other things, the regulatory capital for bank holding companies and savings and loan holding companies is different. If SBI were presently subject to the regulations governing bank holding companies, it would not meet applicable capital requirements and, as a result, it would be required to raise additional equity or reduce the size of the Bank on terms that may not be economically advantageous. The Bank cannot predict if, when, or in what form any of such legislative or regulatory changes may eventually become effective.


Risks Relating to the Bank Preferred Stock

         The Bank is subject to dividend and other regulatory restrictions. The factors that would cause the REIT Preferred Interests to be automatically exchanged for Bank Preferred Stock would almost certainly prevent the Bank from paying dividends as a result of a determination by the OTS that the Bank is or is likely to become "undercapitalized." Thereafter, the Bank would be subject to various restrictions under applicable regulations and the Bank probably would not pay dividends on the Bank Preferred Stock unless its financial condition improved significantly.

         More generally, bank regulatory authorities, including the OTS, have the right to examine the Bank and its activities. Under certain circumstances, including any determination that the Bank is undercapitalized or that the making of distributions in respect of the Bank Preferred Stock would result in an unsafe and unsound banking practice, such regulatory authorities will have the authority to restrict the ability of the Bank to transfer assets, to make distributions to its stockholders, including dividends to the holders of the Bank Preferred Stock, or to redeem shares of preferred stock, including the Bank Preferred Stock.

         Dividends on the Bank Preferred Stock are not cumulative. Dividends on the Bank Preferred Stock are not cumulative. Consequently, if the Board of Directors does not declare a dividend on the Bank Preferred Stock for any semi-annual period, the holders of the Bank Preferred Stock would not be entitled to receive such dividends, whether or not funds are or subsequently become available. The Board of Directors may determine, in its business judgment, that it would be in the best interest of the Bank to pay less than the full amount of the stated dividends, or no dividends, on the Bank Preferred Stock for any semi-annual dividend period even though funds are available. Factors expected to be considered by the Board of Directors in making this determination include the Bank's financial condition and capital needs, the impact of legislation and regulations then in effect or proposed, economic factors and other factors deemed relevant by the Board of Directors.

         The Bank Preferred Stock has limited voting rights. Holders of the shares of Bank Preferred Stock will not have voting rights, except as expressly provided by law and except as otherwise described in this Offering Circular.

         There is no public market for the Bank Preferred Stock. Prior to the time at which the Bank Preferred Stock is issued, there will not have been any public market for the Bank Preferred Stock, and there can be no assurance that such a market will develop. The Bank Preferred Stock will not be listed on any securities exchange or quoted on any quotation system.

                                  THE OFFERING

Securities Offered..................      161,792 shares of Series A Preferred Stock of the Bank

Dividends...........................      Holders of the Bank Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Bank, out of funds legally available therefor, cash dividends on the Bank Preferred Stock at a rate per annum equal to
                                          12% of the liquidation preference of $1,000 per share of the Bank Preferred Stock.
                                          If declared, dividends on the Bank Preferred Stock are payable on April 30 and
                                          October 31 of each year, commencing on the April 30 or October 31 first following the date of issuance of the Bank Preferred Stock. Any accrued and unpaid dividends on the REIT Preferred Interests for the then-current semi-annual dividend period as of the date of the Automatic Exchange will be deemed to be accrued and unpaid dividends on the Bank Preferred Stock, as and if a dividend is declared by the
                                          Board of Directors on the first dividend payment date.

                                          Dividends on shares of Bank Preferred Stock are noncumulative. Accordingly, if no dividend is declared on the Bank Preferred Stock for a semi-annual dividend period, holders of the Bank Preferred Stock will have no right to receive a dividend for that period, and the Bank will have no obligation to pay a dividend or interest thereon for that period, whether or not dividends are declared or paid for any future period with respect to either the Bank Preferred Stock or the Bank Common
                                          Stock (as defined herein). If on any date the full dividend on the Bank Preferred
                                          Stock for the then-current semi-annual dividend period (without accrual or payment in respect of unpaid dividends for prior dividend periods) has not been declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, the Bank will be prohibited from paying dividends on the Bank Common
                                          Stock and any other Junior Securities (as defined herein) (except dividends paid in the form of Junior Securities) in respect of the same period. See "Description of
                                          Bank Preferred Stock -- Dividends."

                                                             11

Redemption..........................      The Bank Preferred Stock is not redeemable prior to May 16, 2020. At any time on or after May 16, 2020, the Bank Preferred Stock may be redeemed at the option of the
                                          Bank, in whole or in part, upon payment in cash of a redemption price equal to
                                          $1,000 per share, plus accrued and unpaid dividends for the then-current semi-annual dividend period, but without accrual or payment of unpaid dividends for prior dividend periods. Prior written approval of the OTS is required for any such redemption of the Bank Preferred Stock. See "Description of Bank Preferred Stock --
                                          Redemption." The Bank Preferred Stock is not subject to mandatory redemption or to any sinking fund.

Liquidation Rights..................      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Bank, the holders of the Bank Preferred Stock will be entitled to receive, out of assets of the Bank available for distribution to shareholders, before any payment or distribution of assets in respect of the Bank
                                          Common Stock or any other Junior Securities, a liquidating distribution in an amount in cash equal to $1,000 per share, plus accrued and unpaid dividends for the then-current semi-annual dividend period, but without accumulation of unpaid dividends for prior dividend periods. See "Description of Bank Preferred Stock --
                                          Liquidation Rights."

Voting Rights.......................      Holders of the shares of Bank Preferred Stock will not have voting rights, except as expressly provided by law. By law, Senior Securities (as defined herein) may not be issued without the approval of a requisite majority of the outstanding shares of
                                          Bank Preferred Stock.

Use of Proceeds.....................      The exchange of the REIT Preferred Interests for the Bank Preferred Stock will produce no cash proceeds.

Risk Factors........................      Potential investors in the REIT Preferred Interests and the Bank Preferred Stock
                                          issuable upon an Exchange Event should carefully consider the matters set forth in the section entitled, "Risk Factors."

Transfer Agent......................      Mellon Investor Services LLC is expected to act as Transfer Agent for the Bank
                                          Preferred Stock.



                                 CAPITALIZATION

         The following table sets forth the Bank's consolidated capitalization at December 31, 2001. The table should be read in conjunction with the consolidated financial statements of the Bank included herein and the accompanying notes.

                                                                                     As of December 31, 2001
                                                                                     -----------------------
                                                                                         (in thousands)

                                                                                              Actual
                                                                                              ------

Minority interest - Preferred Securities of Subsidiary                                        $203,711

Stockholder's Equity
   Preferred stock; 7,500,000 shares authorized;
   none issued and outstanding................................................                       -
Common stock, $1.00 par value; 15,000,000
   shares authorized; 1,000 shares
   issued and outstanding, actual.............................................                       1
Additional paid-in capital....................................................               2,600,016
Accumulated other comprehensive income........................................                 (32,165)
Retained earnings.............................................................               1,075,134
                                                                                             ---------
   Total stockholder's equity.................................................               3,642,986
                                                                                             ---------
   Total capitalization.......................................................              $3,846,697
                                                                                            ==========

---------------

         Federal law requires institutions regulated by the OTS to have a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8%. Federal law also requires OTS regulated institutions to have a minimum tangible capital equal to 2% of total tangible assets. SBI's various agreements with its lenders require it to cause the Bank to be "well capitalized" at all times. To be "well capitalized" under OTS regulations, a thrift must maintain a Tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of 6% and total risk based capital ratio of 10%.

         The OTS Order imposed certain capital requirements on the Bank and SBI as a condition to its approval. These capital requirements expire on January 1, 2003. The Bank is required to maintain a Tier 1 leverage ratio of at least 7% and a total risk based capital ratio of least 10.5% through December 31, 2002. SBI is required to maintain a Tier 1 leverage ratio of at least 3.5% until December 31, 2002, and SBI must have a Tier 1 leverage ratio of at least 4.0% at December 31, 2002.

         As of December 31, 2001, the Bank was classified as "well capitalized" and in compliance with the capital requirements set forth above and in the OTS Order, and SBI was in compliance with its covenant requirements and the OTS Order. Management anticipates that the Bank will continue to be "well capitalized" and SBI and the Bank will continue to meet its capital requirements set forth above and in the OTS Order. See "Supervision and Regulation - Regulatory Capital Requirements."

         Failure to meet the capital requirements could result in the OTS taking certain supervisory actions against the Bank or SBI, including issuing a cease and desist order, prohibiting the Bank from paying dividends, or requiring the Bank to submit a capital restoration plan. See "Supervision and Regulation - Regulatory Capital Requirements."

                                 USE OF PROCEEDS

         The exchange of the REIT Preferred Interests for the Bank Preferred Stock will produce no cash proceeds. The Bank expects that the Bank Preferred Stock, if and when issued, will be treated for regulatory purposes as Tier 1 capital of the Bank by the OTS.

                           SELECTED FINANCIAL DATA(1)

                                                                   At or For the Year Ended December 31,
                                              -------------------------------------------------------------------------
                                                  2001           2000            1999           1998            1997
                                                  ----           ----            ----           ----            ----
                                                            (dollars in thousands, except percentage data)
Balance Sheet Data
Total Assets                                  $ 35,406,982   $ 33,409,547    $ 25,198,207   $ 21,794,639   $ 17,449,563
Loans                                           20,391,341     21,904,333      14,286,433     11,582,770     11,634,800
Deposits                                        23,349,404     24,498,917      12,012,675     12,322,716      9,571,978
Stockholder's equity                             3,642,985      3,521,070       2,284,795      1,546,055      1,107,684
Summary Statement of
    Operations
Total interest income                            2,219,210   $  2,212,109    $  1,593,280   $  1,348,152   $  1,174,368
Total interest expense                           1,044,685      1,263,112         951,712        850,491        737,887
                                              ------------   ------------    ------------   ------------   ------------
Net interest income                              1,174,525        948,997         641,568        497,661        436,481
Provision for loan losses                           97,100         56,500          30,000         27,961         41,126
                                              ------------   ------------    ------------   ------------   ------------
Net interest income after
    provision for loan
    losses                                       1,077,425        892,497         611,568        469,700        395,355
Other income                                       420,056        117,183         127,145         99,031         48,209
General and administrative
    expenses (2)                                   782,741        720,559         365,294        323,357        216,282
Other expenses (3)                                 406,484        244,421          38,062         19,797         33,155
Income before taxes and                            308,256         44,700         335,357        225,577        194,127
    extraordinary item
Income tax provision/
    (benefit)                                       82,150        (14,968)        113,671         79,667         75,494
Gain on sale of FHLB
    advances (4)                                         -         10,775               -              -              -
                                              ------------   ------------    ------------   ------------   ------------
Net income                                    $    226,106   $     70,443    $    221,686   $    145,910   $    118,633
                                              ============   ============    ============   ============   ============
Selected Financial Ratios
Return on average assets                              .66%           .23%            .93%           .75%           .68%
Return on average equity                             6.30%          2.73%          12.77%         13.87%         10.68%
Average equity to
    average assets                                  10.43%          8.30%           7.30%          5.43%          6.44%

------------------------------------

(1) All financial information has been restated to reflect all acquisitions that have been accounted for under the pooling-of-interests method.

(2) The results for the years ended December 31, 2000, 1999, 1998, and 1997 include merger related and other integration charges of $94 million, $8 million, $34 million, and $37 million, after tax, respectively.

(3) Other expenses include non-solicitation expense of $243 million and $120 million in the years ended December 31, 2001, and 2000, respectively.

(4)  Net of tax of $5,225.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                         SOVEREIGN BANK AND SUBSIDIARIES

                      Management's Discussion and Analysis
                 For the Years Ended December 31, 2001, and 2000

         General. The Bank, with assets of $35.4 billion at December 31, 2001, was the 30th largest banking institution in the United States, with over 550 offices covering a geographic region stretching from north of Boston to south of Philadelphia.

         On February 28, 2000, SBI and the Bank entered into an amended purchase and assumption agreement with FleetBoston Financial to acquire branch banking offices located in Connecticut, Massachusetts, New Hampshire and Rhode Island, and related deposit liabilities, loans and other assets associated with the business of those branches (the "New England Acquisition"). In total, the Bank purchased 281 community banking offices (exclusive of 4 locations which were resold to a third party). The New England Acquisition, which resulted in the creation of the Sovereign Bank New England division of Sovereign Bank ("SBNE"), included the former Fleet Bank community banking franchise in eastern Massachusetts, the entire former BankBoston community banking franchise in Rhode Island, and select community banking offices of Fleet Bank in Southern New Hampshire and BankBoston in Connecticut. In addition, the Bank acquired a substantial portion of the middle market and small business-lending group of Fleet Bank in Massachusetts and New Hampshire, and of BankBoston in Rhode Island and Connecticut. The New England Acquisition included the purchase of fully functioning business units, with the necessary management, relationship officers, support staff and other infrastructure for the acquired loans and deposits to be fully serviced.

         The Bank completed the New England Acquisition in three phases during 2000. The Bank's results include the operations of these acquired branches, assets and liabilities from their respective acquisition dates, and thereafter. Total liabilities assumed through the acquisition were $12.3 billion. Additionally, tangible assets purchased by the Bank included loan balances of $9.1 billion, which included $3.1 billion of commercial loans and leases, $1.7 billion of consumer loans and $4.3 billion of residential mortgages (inclusive of $1.1 billion of residential mortgage loans which were not relationship assets that were subsequently sold as part of the Bank's asset-liability management strategy to reduce interest-rate risk), $85 million of currency, $68 million of premises and equipment, $180 million of precious metals inventory and $213 million of prepaid and other miscellaneous assets. Cash received, net of the premium paid, was $1.9 billion.

         Total consideration for the New England Acquisition was 12% of acquired deposits less agreed upon reductions. The premium included $848 million, which was paid as of the final closing on July 21, 2000, and $363 million, paid in periodic installments from January 2001 through September 2001 upon FleetBoston's performance of certain obligations specified under the purchase agreement and satisfaction of certain other conditions. These payments related to the non-solicitation agreement were recorded as expense ratably from the completion of the New England Acquisition on July 21, 2000, through the completion of the payments. The New England Acquisition resulted in total goodwill of $826 million, after taking into consideration fair value adjustments on acquired assets of $163 million, establishment of an initial allowance for loan losses of $135 million, direct costs associated with the acquisition of $32 million, and the $352 million of purchase price allocated to core deposit intangible.

                       Results of Operations for the Years
                        Ended December 31, 2001, and 2000

         Net Income. Net income for 2001 was $226.1 million, as compared to $70.4 million for 2000. This represents an increase in net income of $156 million, which is due to inclusion in 2000 of merger-related and other unusual charges, directly or indirectly related to recent acquisitions, and certain securities transactions discussed throughout this MD&A. Return on average equity and return on average assets were 6.30% and 0.66%, respectively, for 2001 compared to 2.73% and 0.23%, respectively, for 2000.

         Net Interest Income. Net interest income for 2001 was $1.2 billion compared to $949 million for 2000, or an increase of 24%. The increase in net interest income in 2001 was due to the full-year effect of the interest-earning assets from the New England Acquisition, internal asset growth, and the significant decline in interest rates throughout 2001. The New England Acquisition added $8.0 billion to average loans and $6.9 billion to average deposits (replacing higher cost FHLB borrowings) in 2000. Net interest margin (net interest income divided by average interest-earning assets) was 3.98% for 2001 compared to 3.49% for 2000.

         Interest on interest-earning deposits was $2.5 million for 2001 compared to $13.9 million for 2000. The average balance of interest-earning deposits was $63.3 million with an average yield of 3.97% for 2001 compared to an average balance of $136.9 million with an average yield of 10.19% for 2000. The high yields of 2000 were the result of an outsourced accounts payable process whereby a third-party vendor performs check processing and reconcilement functions for the Bank's disbursement accounts and paid the Bank interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance.

         Interest on investment securities available-for-sale was $536 million for 2001 compared to $486 million for 2000. The increase in interest income was due to the increase in average investment securities available for sale from $6.8 billion in 2000 to $7.9 billion in 2001, offset by declining rates on such securities.

         Interest on investment securities held-to-maturity was $68.5 million for 2001 compared to $85.1 million for 2000. The average balance of investment securities held-to-maturity was $1.0 billion with an average yield of 6.74% for 2001 compared to an average balance of $1.2 billion with an average yield of 6.97% for 2000.

         Interest and fees on loans were $1.6 billion for both 2001 and 2000. The average balance of net loans was $20.9 billion with an average yield of 7.76% for 2001 compared to an average balance of $19.4 billion with an average yield of 8.40% for 2000. Although the New England Acquisition increased average loans by $8 billion in 2000, this growth in average loans was offset by the conversion of $1.2 billion of mortgage loans into mortgage-backed securities, strategic loan sales of $1.3 billion, and run-off of certain portfolios due to management's desire to limit credit or interest rate exposure to certain loan types in the current economic environment. The decline in average yields year to year is due to the decrease of market rates during the year of 475 basis points. Over 26% of our loan portfolio reprices monthly or more frequently.

         Interest on total deposits was $709 million for 2001 compared to $735 million for 2000. The average balance of total deposits was $23.6 billion with an average cost of 3.00% for 2001 compared to an average balance of $19.2 billion with an average cost of 3.83% for 2000. The increase in the average balance was due primarily to the full year effect of the New England Acquisition, which added over $6.9 billion to average deposits during 2000. The decrease in rates in 2001 mainly reflects the decrease in deposit rates due to market conditions.

         Interest on borrowings was $336 million for 2001 compared to $528 million for 2000. The average balance of total borrowings was $6.7 billion with an average cost of 5.05% for 2001 compared to an average balance of $8.8 billion with an average cost of 5.98% for 2000.

         Average non-interest earning assets were $4.5 billion for 2001, as compared to $3.6 billion for 2000, an increase of $0.9 billion. The increase was due primarily to the full year impact in 2001 of additions of non-earning assets during 2000 including $1.2 billion of intangibles from the New England Acquisition, an additional purchase of bank-owned life insurance of $200 million, and the addition of the precious metals business and equipment of $171 million, also related to the New England Acquisition.

         Table 1 presents a summary on a tax equivalent basis of the Bank's average balances, the yields earned on average assets and the cost of average liabilities and stockholder's equity for the years indicated (in thousands):

                          Table 1: Net Interest Margin

                                                                         Year Ended December 31,
                                ----------------------------------------------------------------------------------------------------

                                                2001                              2000                            1999
                                --------------------------------    -----------------------------    -------------------------------
                                  Average                 Yield/     Average               Yield/    Average                 Yield/
                                  Balance     Interest     Rate      Balance     Interest   Rate     Balance     Interest     Rate
                                  -------     --------     -----     -------     --------  ------    -------     --------   ------
Interest-earning assets:
Interest-earning deposits...... $    63,273  $    2,514    3.97%    $ 136,914    $ 13,949  10.19% $    11,628         3,920  33.71%
Investment securities(1):
   available-for-sale..........   7,942,936     545,670    6.87     6,800,259     495,283   7.28    8,024,443       551,750   6.88
   held-to-maturity............   1,016,865      68,549    6.74     1,223,359      85,226   6.97    1,274,840        88,125   6.91
Net loans(1)(2)................  20,857,522   1,617,681    7.76    19,404,606   1,630,773   8.40   12,379,236       961,630   7.77
                                 ----------   ---------            ---------- -----------         -----------   -----------

Total interest-earning assets    29,880,596   2,234,414    7.48    27,565,138   2,225,231   8.07   21,690,147     1,605,425   7.40
Non-interest-earning assets...    4,518,232           -       -     3,560,279           -      -    2,068,546             -      -
                                 ----------   ---------            ---------- -----------         -----------   -----------
     Total assets.............  $34,398,828  $2,234,414    6.50%  $31,125,417  $2,225,231   7.15% $23,758,693    $1,605,425   6.76%
                                ===========  ==========           ===========  ==========         ===========    ==========

Interest-bearing liabilities:
   Deposits:
   Demand deposit and
     NOW accounts.............  $ 7,506,917  $   71,156    0.95%   $5,468,164    $ 81,843   1.50% $ 1,637,584   $    34,622   2.11
   Savings accounts...........    2,952,215      57,905    1.96     2,741,867      67,880   2.48    2,246,127        58,333   2.60
   Money market accounts......    4,936,772     146,853    2.97     3,059,568     132,130   4.32    2,486,150        51,167   2.06
   Certificates of deposit....    8,194,940     432,670    5.28     7,935,943     453,234   5.71    5,836,785       296,704   5.08
                                 ----------   ---------            ---------- -----------         -----------   -----------

     Total deposits...........   23,590,844     708,584    3.00    19,205,542     735,087   3.83   12,206,646       440,826   3.61
     Total borrowings.........    6,672,674     337,087    5.05     8,834,184     528,025   5.98    9,541,748       510,886   5.35
                                 ----------   ---------            ---------- -----------         -----------   -----------

     Total interest-bearing
       liabilities............   30,263,518   1,045,671    3.46    28,039,726   1,263,112   4.50   21,748,394       951,712   4.38
Non-interest-bearing
   liabilities................      548,444           -       -       502,910           -      -       274,881            -      -
                                 ----------   ---------            ---------- -----------         -----------   -----------
       Total liabilities......   30,811,962   1,045,671    3.39    28,542,636   1,263,112   4.43   22,023,275       951,712   4.32
Stockholder's equity..........    3,586,866           -       -     2,582,781           -      -    1,735,418             -      -
                                 ----------   ---------            ---------- -----------         -----------   -----------

       Total liabilities and
         stockholder's equity.  $34,398,828  $1,045,671    3.04%  $31,125,417  $1,263,112   4.06% $23,758,693    $  951,712   4.01%
                                ===========  ==========           ===========  ==========         ===========    ==========

Net interest spread(3)........                             3.46%                            3.09%                             2.75%

Taxable equivalent interest
   income/net interest
   margin.....................                1,188,743    3.98%                  962,119   3.49%                   653,713   3.01%

Ratio of interest-earning
   assets to interest-bearing
   liabilities................                             0.99x                            0.98x                             1.00x

   Tax equivalent basis
     adjustment...............                  (15,204)                          (13,122)                          (12,145)
                                             ----------                        ----------                        ----------
   Net interest income........               $1,173,539                        $  948,997                        $  641,568
                                             ==========                        ==========                        ==========

                                       19

-----------------------------

(1) Tax equivalent adjustments to interest on investment securities available for sale for the years ended December 31, 2001, 2000, and 1999 were $10.2 million, $9.5 million and $9.5 million, respectively. Tax equivalent adjustments to interest on loans for the years ended December 31, 2001, 2000, and 1999, were $5.0 million, $3.6 million and $2.5 million, respectively. Tax equivalent interest income is based upon an effective tax rate of 35%.

(2) Amortization of net fees of $29.1 million, $14.4 million and $10.4 million for the years ended December 31, 2001, 2000, and 1999, respectively, are included in interest income. Average loan balances include non-accrual loans and loans held for sale.

(3) Represents the difference between the yield on total assets and the cost of total liabilities and stockholder's equity.

         Table 2 presents, on a tax-equivalent basis, the relative contribution of changes in volumes and changes in rates to changes in net interest income for the periods indicated (in thousands):

                          Table 2: Volume/Rate Analysis


                                                                           Year Ended December 31,
                                                 --------------------------------------------------------------------------
                                                             2001 vs. 2000                          2000 vs. 1999
                                                          Increase/(Decrease)                    Increase/(Decrease)
                                                 -----------------------------------    -----------------------------------

                                                  Volume        Rate         Total       Volume        Rate         Total
                                                 ---------    ---------    ---------    ---------    ---------    ---------

Interest-earning assets:
   Interest-earning deposits ..................  $  (7,503)   $  (3,932)   $ (11,435)   $  42,240    $ (32,211)   $  10,029
   Investment securities available-for-sale ...     83,225      (32,838)      50,387     (103,319)      46,852      (56,467)
   Investment securities held-to-maturity .....    (14,386)      (2,291)     (16,677)      15,690      (18,589)      (2,899)
   Net loans(1) ...............................    122,104     (135,196)     (13,092)     545,737      123,406      669,143
                                                                           ---------                 ---------

Total interest-earning assets .................                                9,183                   619,806
                                                                           ---------                 ---------
Interest-bearing liabilities:
   Deposits ...................................    167,846     (194,349)     (26,503)     252,755       41,506      294,261
   Borrowings .................................   (129,195)     (61,743)    (190,938)     (37,885)      55,024       17,139
                                                 ---------    ---------    ---------    ---------    ---------    ---------

Total interest-bearing liabilities ............                             (217,441)                  311,400
                                                                           ---------                 ---------

Net change in net interest income .............  $ 144,789    $  81,835    $ 226,624    $ 285,478    $  22,928    $ 308,406
                                                 =========    =========    =========    =========    =========    =========

---------------------------

(1)   Includes non-accrual loans and loans held for sale.


         Provision for Loan Losses. The provision for loan losses is based upon credit loss experience and an estimation of losses arising in the current loan portfolio. The provision for loan losses for 2001 was $97.1 million compared to $56.5 million for 2000. The larger provision was required because of the higher balance of average loans, increased levels of non-performing and potential problem loans, and current economic conditions. The overall allowance as a percentage of loans outstanding increased from 1.17% in 2000 to 1.30% in 2001. As the Bank continues to place emphasis on commercial and consumer lending, management will regularly evaluate the risk inherent in its loan portfolio and increase its loan loss provision as is necessary.

         The Bank's net charge-offs for 2001 were $88.8 million and consisted of charge-offs of $121 million and recoveries of $32.2 million. This compares to 2000 net charge-offs of $67.8 million consisting of charge-offs of $92.9 million and recoveries of $25.1 million. The Bank's increased level of commercial charge-offs in 2001 was related primarily to deterioration in a segment of the portfolio concentrated in cash flow-based enterprise value lending, primarily in syndicated multi-bank credits that were originated by other banks and participated in by the Bank. The increase in consumer charge-offs was due to a 17% increase in consumer loans during 2001 and a general deterioration in the economic environment resulting in higher personal bankruptcies and larger incidences of consumer loan losses.

         The ratio of net loan charge-offs to average loans, including loans held for sale, was .42% for 2001, compared to .35% for 2000 and .29% for 1999. Commercial loan net charge-offs as a percentage of average commercial loans were ..54% for 2001, compared to .50% for 2000 and .11% for 1999. Consumer loan net charge-offs as a percentage of average consumer loans were .59% for 2001, compared to .49% for 2000 and .49% for 1999. Residential real estate mortgage loan net charge-offs as a percentage of average residential mortgage loans, including loans held for sale, were .08% for 2001, .09% for 2000, and .23% for 1999.

         Table 3 presents the activity in the allowance for loan losses for the years indicated (in thousands):

            Table 3: Reconciliation of the Allowance For Loan Losses


                                                                         December 31,
                                        --------------------------------------------------------------------------------

                                           2001             2000              1999              1998              1997
                                        --------          --------          --------          --------          --------


Allowance, beginning of year ......     $256,356          $132,986          $133,802          $116,823          $ 73,847
Charge-offs:
    Residential(1) ................        7,506             8,293            14,038             6,223             8,869
    Commercial ....................       46,214            41,071             4,659             3,220             3,687
    Consumer ......................       67,220            43,528            36,326            36,887            11,628
                                        --------          --------          --------          --------          --------

       Total charge-offs ..........      120,940            92,892            55,023            46,330            24,184
                                        --------          --------          --------          --------          --------

Recoveries:
    Residential ...................        2,500             1,433             1,629             1,134             1,040
    Commercial ....................        3,177             8,729             1,429               839             2,264
    Consumer ......................       26,474            14,894            16,350            10,715             2,079
                                        --------          --------          --------          --------          --------

       Total recoveries ...........       32,151            25,056            19,408            12,688             5,383
                                        --------          --------          --------          --------          --------

Charge-offs, net of recoveries ....       88,789            67,836            35,615            33,642            18,801
Provision for loan losses .........       97,100            56,500            30,000            27,961            41,125
Acquired allowance and other
    additions(2) ..................            -           134,706             4,799            22,660            20,652
                                        --------          --------          --------          --------          --------

Allowance, end of year ............     $264,667          $256,356          $132,986          $133,802          $116,823
                                        ========          ========          ========          ========          ========

Charge-offs, net of recoveries,
    to average total loans.........          .42%              .35%              .29%              .30%              .18%


(1) The 1999 residential charge-offs include $7.0 million of charge-offs incurred as part of accelerated dispositions of non-performing residential loans sold during the second and fourth quarters of 1999.

(2) For 2000, amount represents the allowance established in connection with loans acquired in the New England Acquisition. For 1999, amount represents the June 1999 acquisition of Peoples Bancorp, Inc. For 1998, amount includes $20.5 million of loan loss allowance established in connection with the CoreStates branch acquisition. For 1997, amount includes $22.0 million of loan loss allowance established as part of the Fleet Auto acquisition, partially offset by net charge-offs of $2.7 million related to First State for the three-month period ended December 31, 1996 resulting from the differing fiscal year end of First State.

---------------

         The Bank's policy for charging off loans varies with respect to the category of loans and specific circumstances surrounding each loan under consideration. Consumer loans and residential real estate mortgage loans are generally charged off when deemed to be uncollectible or 180 days past due, whichever comes first. Charge-offs of commercial loans are made on the basis of management's ongoing evaluation of non-performing loans.

         Other Income. Total other income was $420 million for 2001 compared to $117 million for 2000. Several factors contributed to the increase in other income as discussed below.

         Consumer fees were $158 million for 2001 compared to $97.1 million in 2000. This increase was primarily due to a favorable shift from time to core deposit products along with the full year's impact of the New England Acquisition. Additionally, in 2001 the Bank aggressively promoted demand deposit products, which, in exchange for favorable minimum balance requirements and convenience for the customer, generally produce higher fee revenues than time deposit products.

         Commercial fees were $75.8 million for 2001 compared to $36.9 million in 2000. This increase was due to growth in both commercial loans and core deposits during the year augmented by a full year's impact of the New England Acquisition.

         Mortgage banking revenues were $69.5 million for 2001 compared to $25.2 million for 2000. Included in mortgage banking revenues are $38.7 million of gains related to sales of $4.1 billion of whole mortgage loans during 2001 and gains of $35.0 million related to sales of mortgage-backed securities (recently converted from mortgage loans) as compared to gains of $7.0 million and $7.9 million for 2000 loans and mortgage servicing rights sales, respectively, and no gains on the sale of mortgage-backed securities. At December 31, 2001, the Bank serviced $5.1 billion of residential loans for others as compared to $4.2 billion at December 31, 2000.

         The Capital Markets Group generated revenue of $11.2 million in 2001 and $11.1 million in 2000. The Capital Markets Group was created during 2000 in three phases. The first phase provided risk management services for corporate clients including foreign exchange, investments and derivatives, and securitization expertise for the Bank's balance sheet assets. The second phase added merger and acquisitions expertise to assist clients. The third phase, completed in November 2001, included the formation of a broker dealer.

         Net gains on sales of investment securities and related derivatives were $8.1 million for 2001, compared to a net loss of $103 million for 2000. This improvement was due primarily to second and third quarter 2000 balance sheet deleveraging transactions in which the Bank sold $2.1 billion of available for sale mortgage-backed securities, resulting in losses of $103 million. Periodically, the Bank will sell certain investment securities and use the proceeds to pay off short-term advances. Upon repayment of the short-term advances, related swaps hedging these instruments may be terminated. In these instances of balance sheet deleveraging, such hedging gains or losses are netted against the offsetting security loss or gain. Net gains (losses) on investments were $22.8 million and ($112.5) million, for the years ended December 31, 2001 and 2000, respectively and net gains (losses) on related derivative contracts were ($14.7) million and $9.4 million for the years ended December 31, 2001, and 2000, respectively. Sales of available for sale investment securities have little impact on stockholder's equity as unrealized gains and losses on these securities are recognized as market values change and are recorded as an increase or decrease in the other comprehensive income component of stockholder's equity in accordance with SFAS 115.

         Income from bank-owned life insurance was $42.7 million for 2001 compared to $34.3 million for 2000. This increase was primarily due to an additional purchase of bank-owned life insurance of $200 million which was made during 2000.

         Miscellaneous income increased $39.6 million to $55.3 million in 2001 due primarily to a $28.1 million gain related to the sale of branches located in southern New Jersey, Delaware and eastern Pennsylvania. The impact of the sale is not expected to significantly impact future results.

         General and Administrative Expenses. Total general and administrative expenses were $783 million for 2001 compared to $721 million in 2000. Included in 2000 total general and administrative expenses were $145 million of merger-related, integration and other charges related to recent acquisitions. These special charges include charges directly attributable to the acquired SBNE branches, indirect costs incurred to integrate recent acquisitions into the Bank's back office systems, costs that management considered redundant due to separating the New England Acquisition from a single closing into three separate closings, and expenses related to a structured real estate transaction that involved properties utilized by SBNE. Excluding the special charges, general and administrative expenses were $576 million for 2000. This increase was due primarily to the New England Acquisition which increased compensation and benefits expense in 2001 versus 2000 for the approximately 3,700 staff and management personnel which were added, increased occupancy and equipment expenses for the additional 281 community banking offices acquired, and increased other administrative expenses resulting from the acquisition. These expenses were reflected in 2000 results from each of the respective three closing dates. See Note 2 - "Business Combinations" in the Notes to Consolidated Financial Statements for more details on the New England Acquisition. The Bank's efficiency ratio (all general and administrative expenses as a percentage of net interest income and other income before investment securities and related derivatives transactions) for 2001 was 49.3% compared to 61.6% for 2000.

         Other Operating Expenses. Total other operating expenses were $406 million for 2001 compared to $244 million for 2000. Other operating expenses included amortization of goodwill and other intangible assets of $134 million for 2001 compared to $98.9 million for 2000 and minority interest expense of $21.4 million for 2001 and $7.1 million for 2000. The increase in amortization expense is due to the New England Acquisition which added $1.1 billion to the Bank's intangible assets. Minority interest expense increased due to the full year's effect of the REIT Preferred Interests issued in August 2000. In November 2000, the Bank announced the results of a restructuring initiative. In addition to realigning the Office of the Chief Executive Officer and the Bank around customer segments, the Bank analyzed front and back office operations and computer operating platforms and eliminated approximately 500 positions. In total, the Bank recorded $27 million in restructuring costs, $8.5 million of which was recorded in the first quarter 2001 related to the closure of 14 "in-store" offices and a redirection of e-commerce efforts, and the remainder of which was recorded in 2000, and was comprised of $14 million of severance and outplacement costs, and a $4.5 million write-off of a redundant computer-operating platform.

         As part of the New England Acquisition, Sovereign was required to pay $363 million over a period from January 1, 2001, through September 2001, $120 million of which was expensed during 2000 and the remaining $243 million was expensed in 2001, in consideration for FleetBoston's performance of non-solicitation obligations under the purchase agreement and satisfaction of certain other obligations.

         Income Tax Provision (Benefit). The income tax provision was $82.2 million for 2001 compared to a benefit of $9.7 million for 2000. The effective tax rate for 2001 was 26.7% compared to (16.0)% for 2000. In 2001, certain components of the Bank's income are not subject to tax, including income of $29.1 million related to tax-exempt investments and income of $42.7 million related to bank-owned life insurance. Management expects that the absolute dollar amount of these tax-exempt items will not change significantly during 2002; however, the percent effect of these non-taxed items on the effective rate will vary in the future depending on the level of pretax income. The effective tax rate for 2000 is not meaningful due to the high proportion of permanent tax differences, including a tax benefit during 2000 related to the sale of minority interests of a subsidiary, in relation to the recorded pretax loss. For additional information with respect to the Bank's income taxes, see Note 15 in the "Notes to Consolidated Financial Statements" hereof.

         Extraordinary Item. During the first quarter of 2000, the Bank sold FHLB advances which resulted in a pretax gain of $16.0 million ($10.8 million after-tax) and is treated as an early extinguishment of debt under generally accepted accounting principles.

       Financial Condition at December 31, 2001, versus December 31, 2000

         Loan Portfolio. The Bank's loan portfolio at December 31, 2001, was $20.4 billion compared to $21.9 billion at December 31, 2000, comprised of $8.2 billion of commercial loans, $7.1 billion of consumer loans and $5.0 billion of residential loans at December 31, 2001. This compares to $7.8 billion of commercial loans, $6.1 billion of consumer loans, and $8.0 billion of residential loans at December 31, 2000.

         During 2001, the Bank securitized commercial automotive floor plan loans of $579 million and consumer home equity loans of $369 million. See Note 19 - "Asset Securitizations" in the Notes to Consolidated Financial Statements for more details. The Bank also converted $1.2 billion of residential mortgages to FHLMC mortgage-backed securities which are included in the Bank's investment securities held-to-maturity portfolio at December 31, 2001.

         Residential loans decreased to 25% of the total loan portfolio at December 31, 2001, as compared to 36% at December 31, 2000. This decrease was due to the sale or conversion into mortgage-backed securities of $4.1 billion of residential mortgages during 2001.

         Federal law limits the amount of non-residential mortgage loans a savings institution, such as the Bank, may make. The law limits a savings institution to a maximum of 10% of its assets in large commercial loans, with another 10% of assets permissible in "small business loans." Commercial loans secured by real estate, however, are in addition to the above amounts, and can be made in an amount up to four times an institution's capital. An institution can also have commercial leases in addition to the above, up to 10% of its assets. Commercial loans and small business loans, as defined, totaled $3.1 billion and $1.6 billion, respectively, as compared to the 10% of assets limitation of $3.5 billion at December 31, 2001. The Bank was in compliance with the asset limitations described above at December 31, 2001.

         Table 4 presents the composition of the Bank's loan portfolio by type of loan and by fixed and variable rates at the dates indicated (in thousands):

                     Table 4: Composition of Loan Portfolio


                                                                      At December 31,
                                       ------------------------------------------------------------------------------

                                                  2001                      2000                      1999
                                       ------------------------   ------------------------   ------------------------
                                          Balance       Percent      Balance      Percent     Balance        Percent
                                          -------       -------      -------      -------     -------        -------
Commercial real estate loans .......   $ 3,082,330        15.1%   $ 2,793,616        12.8%   $ 1,516,953        10.6%
Commercial and industrial loans ....     4,506,198        22.1      4,397,009        20.1      1,690,744        11.8
Other ..............................       657,527         3.2        640,782         2.9        867,642         6.1
                                       -----------       -----      -----------     -----    -----------       -----

      Total Commercial Loans .......     8,246,055        40.4      7,831,407        35.8      4,075,339        28.5
                                       -----------       -----      -----------     -----    -----------       -----

Home equity loans ..................     3,756,621        18.4      3,256,598        14.9      1,957,945        13.7
Auto loans .........................     2,882,417        14.1      2,309,025        10.5      1,936,980        13.6
Other ..............................       501,029         2.5        528,446         2.4        571,685         4.0
                                       -----------       -----      -----------     -----    -----------       -----

      Total Consumer Loans .........     7,140,067        35.0      6,094,069        27.8      4,466,610        31.3
                                       -----------       -----      -----------     -----    -----------       -----

Residential real estate loans ......     5,005,219        24.6      7,978,857        36.4      5,744,484        40.2
                                       -----------       -----      -----------     -----    -----------       -----

      Total Loans ..................   $20,391,341       100.0%   $21,904,333       100.0%   $14,286,433       100.0%
                                       ===========       =====      ===========     =====    ===========       =====

Total Loans with:
   Fixed rates .....................   $12,867,499        63.1%   $14,157,623        64.6%   $ 8,767,844        61.4%
   Variable rates ..................     7,523,842        36.9      7,746,710        35.4      5,518,589        38.6
                                       -----------       -----      -----------     -----    -----------       -----

      Total Loans ..................   $20,391,341       100.0%   $21,904,333       100.0%   $14,286,433       100.0%
                                       ===========       =====      ===========     =====    ===========       =====

[RESTUBBED TABLE]

                                                           At December 31,
                                       ---------------------------------------------------

                                                 1998                        1997
                                       ------------------------   ------------------------
                                         Balance       Percent       Balance       Percent
                                         -------       -------       -------       -------
Commercial real estate loans .......   $   887,938         7.7%   $   664,943         5.6%
Commercial and industrial loans ....       717,440         6.2        356,517         3.1
Other ..............................       693,342         6.0        395,327         3.4
                                       -----------       -----    -----------       -----

      Total Commercial Loans .......     2,298,720        19.9      1,416,787        12.1
                                       -----------       -----    -----------       -----

Home equity loans ..................     1,750,883        15.1      1,050,304         9.0
Auto loans .........................     1,510,676        13.0      1,553,318        13.4
Other ..............................       549,488         4.8        532,075         4.6
                                       -----------       -----    -----------       -----

      Total Consumer Loans .........     3,811,047        32.9      3,135,697        27.0
                                       -----------       -----    -----------       -----

Residential real estate loans ......     5,473,003        47.2      7,082,316        60.9
                                       -----------       -----    -----------       -----

      Total Loans ..................   $11,582,770       100.0%   $11,634,800       100.0%
                                       ===========       =====    ===========       =====

Total Loans with:
   Fixed rates .....................   $ 6,095,088        52.6%   $ 4,859,629        41.8%
   Variable rates ..................     5,487,682        47.4      6,775,171        58.2
                                       -----------       -----    -----------       -----

      Total Loans ..................   $11,582,770       100.0%   $11,634,800       100.0%
                                       ===========       =====    ===========       =====

         Table 5 presents the co ntractual maturity of the Bank's commercial loans at December 31, 2001 (in thousands):

                         Table 5: Loan Maturity Schedule


                                                                       At December 31, 2001, Maturing
                                                     -----------------------------------------------------------------
                                                     In One Year          One to            After
                                                       Or Less          Five Years        Five Years          Total
                                                      ----------       -----------       -----------       -----------
Commercial real estate loans................         $   484,265        $1,072,062        $1,526,003        $3,082,330
Commercial loans............................             590,282         1,939,313         1,976,603         4,506,198
Other.......................................              96,073           261,870           299,584           657,527
                                                      ----------       -----------       -----------       -----------

  Total.....................................          $1,170,620        $3,273,245        $3,802,190        $8,246,055
                                                      ==========        ==========        ==========        ==========

Loans with:
  Fixed rates...............................         $   267,909        $1,580,613        $1,299,003        $3,147,525
  Variable rates............................             902,711         1,692,632         2,503,187         5,098,530
                                                     -----------        ----------        ----------        ----------

Total.......................................          $1,170,620        $3,273,245        $3,802,190        $8,246,055
                                                      ==========        ==========        ==========        ==========

         Investment Securities. The Bank's investment portfolio is concentrated in mortgage-backed securities and collateralized mortgage obligations issued by federal agencies or private label issues. The private label issues have ratings of "AAA" by Standard and Poor's and Fitch/ IBCA at the date of issuance. The securities are backed by single-family residential loans which are primary residences geographically dispersed throughout the United States. The Bank purchases classes which are senior positions backed by subordinate classes. The subordinate classes absorb the losses and must be completely eliminated before any losses flow through the senior positions. The Bank's strategy is to purchase classes which have an average life of four years or less. The effective duration of the total investment portfolio at December 31, 2001, was 3.6 years. The Bank also holds $325 million of corporate trust preferred securities, all with maturities in excess of 10 years.

         In determining if and when a decline in market value below amortized cost is other-than-temporary, Sovereign evaluates the market conditions, offering prices, trends of earnings, price multiples, and other key measures for investments in marketable equity securities and debt instruments. When such a decline in value is deemed to be other-than-temporary, impairment loss is recognized in the current period operating results to the extent of the decline.

         During 2001 and 2000, the Bank converted $1.6 billion and $1.2 billion, respectively, of residential mortgage loans into mortgage-backed securities, and retained 100% of the securities of the trusts to which the loans were sold. The book value of these loans was reclassified from loans to investment securities upon securitization. Classification as available for sale or held to maturity was determined as discussed below.

         Investment Securities Available-for-Sale. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value, with unrealized gains and losses reported as a separate component of stockholder's equity, net of estimated income taxes. Decisions to purchase or sell these securities are based on economic conditions including changes in interest rates, liquidity, and asset/liability management strategies. For additional information with respect to the amortized cost and estimated fair value of the Bank's investment securities available-for-sale, see
Note 4 in the "Notes to Consolidated Financial Statements" hereof. The actual maturities of mortgage-backed securities available-for-sale will differ from contractual maturities because borrowers may have the right to prepay obligations without prepayment penalties.

         Investment Securities Held-to-Maturity. Securities that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. This portfolio is primarily comprised of U.S. Treasury and government agency securities; corporate debt securities; mortgage-backed securities issued by FHLMC, FNMA, the Government National Mortgage Association ("GNMA"), and private issuers; and collateralized mortgage obligations. On January 1, 2001, the Bank reclassified $800 million of held to maturity investments to available for sale investments as allowed upon adoption of FAS 133. For additional information with respect to the amortized cost and estimated fair value of the Bank's investment securities held-to-maturity, see
Note 4 in the "Notes to Consolidated Financial Statements" hereof.

         The actual maturities of the mortgage-backed securities held-to-maturity will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

         Table 6 presents the book value of investment securities by obligation and Table 7 presents the securities of single issuers (other than obligations of the United States and its political subdivisions, agencies and corporations) having an aggregate book value in excess of 10% of the Bank's stockholder's equity which were held by the Bank at December 31, 2001:

                  Table 6: Investment Securities By Obligor(1)


                                                                         At December 31,
                                                                  ------------------------------
                                                                      2001               2000
                                                                  ----------          ----------
                                                                      (dollars in thousands)
Investment securities available-for-sale:
U.S. Treasury and government agency securities ................   $6,649,220          $  765,879
State and municipal securities ................................       24,392               5,288
Other securities ..............................................    2,864,940           4,502,057
                                                                  ----------          ----------

Total investment securities available-for-sale ................   $9,538,552          $5,273,224
                                                                  ==========          ==========

Investment securities held-to-maturity:
U.S. Treasury and government agency securities ................   $  874,059          $1,564,825
State and municipal securities ................................        4,128                 739
Other securities ..............................................        5,250             395,372
                                                                  ----------          ----------

Total investment securities held-to-maturity ..................   $  883,437          $1,960,936
                                                                  ==========          ==========

--------
(1)  Table includes governmental agency preferred stock and FHLB stock.

                Table 7: Investment Securities Of Single Issuers


                                                                       At December 31, 2001
                                                                -------------------------------
                                                                Amortized Cost       Fair Value
                                                                --------------       ----------
                                                                      (dollars in thousands)

Cendant Mortgage...............................................   $  227,355         $   232,856
PNC Mortgage Securities........................................      237,785             239,047
Structured Asset Securities Corporation........................      300,873             302,470
First Nationwide Trust.........................................      236,105             239,363
                                                                  ----------         -----------

     Total.....................................................   $1,002,118          $1,013,736
                                                                  ==========          ==========

         Goodwill and Intangible Assets. Goodwill and other intangible assets decreased to $1.3 billion from $1.5 billion which represented 4% of total assets and 37% of stockholder's equity at December 31, 2001, and is comprised of goodwill of $955 million and core deposit intangible assets of $389 million. The decrease in goodwill and other intangible assets was due to amortization offset by an increase of $23.5 million related to some final purchase price adjustments recorded in 2001 for the New England Acquisition. Through December 31, 2001, the Bank was amortizing goodwill over 25 years. Upon adoption of SFAS 142, "Goodwill and Other Intangible Assets" on January 1, 2002, the Bank will cease to amortize its goodwill, and will measure it for impairment annually or as indicators of impairment arise.

         The Bank established core deposit intangibles (CDI) in instances where low-cost deposits were acquired in purchase business combinations. The Bank determined the value of its CDI based on the present value of the difference in expected future cash flows between the cost to replace such deposits (based on applicable equivalent time deposit rates) versus the then-current yield on core deposits acquired. The aggregate future cash flows were based on the average expected life of the deposits acquired for each product less cost to service the deposits. This intangible is amortized using an accelerated method over the expected life of the underlying deposit, which is generally 10 years.

         Other Assets. Premises and equipment decreased $38.5 million from 2000 primarily due to depreciation of $43.1 million and the disposition of $4.4 million of assets through the sale of branches in southern New Jersey, Delaware and Eastern Pennsylvania offset by new purchases. Accrued interest receivable decreased $48.1 million due to the contraction in the loan portfolio and the decreased yield on loans. Other assets at December 31, 2001, were $1.4 billion compared to $973 million at December 31, 2000. The increase primarily relates to an increase in loans in process of $357 million from a rise in residential and consumer loan volume due to the prevailing low rates, the market value of derivatives of $46.9 million due principally to derivatives related to the indirect auto securitization, and other increases.

         Deposits. Deposits are attracted from the Bank's primary geographic market area through the offering of various deposit instruments including demand and NOW accounts, money market accounts, savings accounts, certificates of deposit and retirement savings plans. Total deposits at December 31, 2001, were $23.3 billion compared to $24.5 billion at December 31, 2000. The decrease in deposits is attributable to decreases in jumbo and retail time deposits, which decreased $2.0 billion year-to-year. Additionally, the Bank sold 18 branch offices with deposits of $315 million to another institution in June 2001. Excluding these two items, deposits increased approximately $1.1 billion or 5% during 2001.

         Comparative detail of average balances and rates by deposit type is included in "Table 1 - Net Interest Margin" herein.

         Borrowings. The Bank utilizes short-term borrowings as a source of funds for its asset growth and its asset/liability management. Collateralized advances are available from the FHLB, provided certain standards related to creditworthiness have been met. Another source of funds for the Bank is reverse repurchase agreements. Reverse repurchase agreements are short-term obligations collateralized by investment securities. Total short-term borrowings at December 31, 2001, were $2.7 billion, compared to total borrowings of $1.3 billion at December 31, 2000. The increase in borrowings was due to more attractive funding costs in those funding sources versus retail and jumbo time deposits.

         Table 8 presents information regarding the Bank's borrowings and the related weighted average rate at the dates indicated (in thousands):

                               Table 8: Borrowings


                                                                       At December 31,
                                                  ------------------------------------------------------

                                                              2001                         2000
                                                  --------------------------    ------------------------
                                                    Balance           Rate        Balance          Rate
                                                    -------           ----        -------          ----

Federal funds purchased.........................    $452,002          1.75%      $   130,000       5.23%
Securities sold under repurchase
    agreements..................................     297,741          1.45           230,900       6.58
Federal Home Loan Bank advances.................   1,929,021          3.08           970,000       6.62
                                                  ----------                      ----------

Total borrowings................................  $2,678,764          2.67%       $1,330,900       6.48%
                                                  ==========                      ==========

         Table 9 summarizes information regarding short-term securities sold under repurchase agreements and short-term FHLB advances (in thousands):

                         Table 9: Details Of Borrowings

                                                                             December 31,
                                                                   ------------------------------
                                                                       2001               2000
                                                                   -----------        -----------
Securities sold under repurchase agreements:
Balance ...........................................................$  297,741         $  230,900
   Weighted average interest rate .................................      1.45%              6.58%
   Maximum amount outstanding at any month-end during the
      year.........................................................$  398,850         $1,426,828
   Average amount outstanding during the year......................$   83,046         $  811,601
   Weighted average interest rate during the year..................      1.45%              6.57%

FHLB advances:
   Balance.........................................................$1,929,021         $  970,000
   Weighted average interest rate..................................      3.08%              6.62%
   Maximum amount outstanding at any month-end during the
      year.........................................................$3,555,000         $8,753,000
   Average amount outstanding during the year......................$2,119,833         $4,267,647
   Weighted average interest rate during the year..................      4.18%              6.59%

         Long-Term Debt. Total long-term debt at December 31, 2001, was $5.1 billion compared to $3.5 billion at December 31, 2000. The increase in long-term debt was due to the sale of FHLB advances which resulted in an extraordinary gain, and the maturity of long-term FHLB advances.

         Securitization Transactions. Securitization transactions contribute to the Bank's overall funding and regulatory capital management. The total face amount of the outstanding debt and equity securities assumed by third parties at December 31, 2001, approximates $2.6 billion. These transactions involve periodic transfers of loans or other financial assets to special purpose entities (SPEs) and are either recorded on the Bank's Consolidated Balance Sheet or off-balance sheet depending on whether the transaction qualifies as a sale of assets in accordance with SFAS 140, "Transfers of Financial Assets and Liabilities" ("SFAS 140").

         Off-Balance Sheet Securitizations. In certain transactions, the Bank has transferred assets to an SPE qualifying for non-consolidation (QSPE), but has retained an interest in the QSPE. At December 31, 2001, off-balance sheet QSPEs had $1.8 billion of debt related to assets that the Bank sold to the QSPE which are not included in the Bank's consolidated Balance Sheet. The Bank's interest retained in such QSPEs was $123 million. See Note 22 in the "Notes to the Consolidated Financial Statements" for a discussion of the Bank's policies concerning valuation and impairment assessment for such interests as well as a discussion of the assumptions used and sensitivity to changes in those assumptions.

         The Bank does not provide contractual legal recourse to third party investors that purchase debt or equity securities issued by the QSPEs beyond the credit enhancement inherent in the Bank's subordinated interests in the QSPEs. However, should the performance of the underlying loans held by those QSPEs deteriorate to a level that our retained subordinated interests are insufficient to collateralize the QSPE securities held by third party investors, the Bank may decide to provide the QSPEs with additional credit enhancements to reduce the third party investors' risk of loss, although it is not contractually required to do so. If management decides not to provide additional credit enhancements in such a situation, it could adversely impact the availability and pricing of future transactions. The performance of the underlying collateral in all of the Bank's transactions at December 31, 2001, is sufficient such that management believes it is unlikely the Bank will need to provide additional credit enhancements to these transactions in the future.

         Securitizations Consolidated in the Bank's Consolidated Balance Sheet. In a transaction consummated in November 2001, the Bank accessed the liquidity of international markets and transferred $957 million of indirect automobile loans to SPEs in a financing transaction that does not qualify as a sale of assets under SFAS 140, and therefore has consolidated both the assets transferred to the SPEs and the debt and minority interests issued by the SPEs in its Consolidated Balance Sheet. At December 31, 2001, the Bank had $821 million of debt and $64 million of minority interest reflected on its Consolidated Balance Sheet related to consolidated SPEs.

         Additionally, the Bank will periodically sell qualifying mortgage loans to FHLMC, GNMA, and FNMA in return for mortgage-backed securities issued by those agencies. The Bank reclassifies the net book balance of the loans sold to such agencies from loans to investment securities held to maturity and available for sale. For those loans sold to the agencies in which the Bank retains servicing rights, the Bank allocates the net book balance transferred between servicing rights and investment securities based on their relative fair values.

         Minority Interests. In the financing transaction consummated in November 2001, the Bank received $64 million from the sale of ownership interests in consolidated SPEs to outside investors. The SPEs were formed to issue debt and equity interests as parts of a securitization transaction which raised a total of $885 million for the Bank. The controlling interests in the SPEs are reflected as minority interests in the Bank's Consolidated Balance Sheet, and the indirect automobile loans and asset-backed notes are consolidated as well as the entire transaction is considered a financing in accordance with SFAS 140.

         On August 21, 2000, the Bank received approximately $140 million in dividends from Holdings in connection with the issuance and sale of $161.8 million of REIT Preferred Interests by Holdings and Sovereign REIT. The REIT Preferred Interests were issued at a discount, which is being amortized over the life of the preferred interests using the effective yield method. The REIT Preferred Interests may be redeemed at any time on or after May 16, 2020, at the option of the Bank subject to the approval of the OTS. Under certain circumstances, the REIT Preferred Interests are automatically exchangeable into preferred stock of the Bank. The offering was made exclusively to institutional investors; however, Sovereign REIT expects to register the REIT Preferred Interests so that they may be offered to other investors. The dividends received in connection with this offering were principally used to repay corporate debt.

         Credit Risk Management. Extending credit exposes the Bank to credit risk, which is the risk that the principal balance of a loan and any related interest will not be collected due to the inability of the borrower to repay the loan. The Bank manages credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by the Board of Directors. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent. Various approval levels, based on the amount of the loan and whether the loan is secured or unsecured, have also been established. Loan approval authority ranges from the individual loan officer to the Board of Directors' Loan Committee. In addition to being subjected to the judgment of experienced loan officers and their managers, loans over a certain dollar size also require the co-approval of credit officers independent of the loan officer to ensure consistency and quality in accordance with the Bank's credit standards.

         The Loan Review Group and Commercial Asset Review Group conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitors compliance with applicable laws and regulations, provides objective measurement of the risk inherent in the loan portfolio, and ensures that proper documentation exists. The results of these periodic reviews are reported to the Asset Review Committee, and to the Board of Directors of both SBI and the Bank. The Bank also maintains a watch list for certain loans identified as requiring a higher level of monitoring by management because of one or more factors, such as economic conditions, industry trends, nature of collateral, collateral margin, payment history, or other factors. At December 31, 2001, commercial loan credit quality is strong, but is under a high level of scrutiny by line management, credit officers, and the independent Commercial Asset Review Group due to current economic conditions.

         The following discussion summarizes the underwriting policies and procedures for the major categories within the loan portfolio and addresses the Bank's strategies for managing the related credit risk.

         Commercial Loans. Credit risk associated with commercial loans is primarily influenced by prevailing and expected economic conditions and the level of underwriting risk the Bank is willing to assume. To manage credit risk when extending commercial credit, the Bank focuses on both assessing the borrower's capacity and willingness to repay and on obtaining sufficient collateral. Commercial and industrial loans are generally secured by the borrower's assets and by personal guarantees. Commercial real estate loans are originated primarily within the Pennsylvania, New Jersey, and New England market areas and are secured by developed real estate at conservative loan-to-values and often by a guarantee of the borrower. Management closely monitors the composition and quality of the total commercial loan portfolio to ensure that significant credit concentrations by borrower or industry do not exist.

         Consumer Loans. Credit risk in the direct and indirect consumer loan portfolio is controlled by strict adherence to conservative underwriting standards that consider debt-to-income levels and the creditworthiness of the borrower and, if secured, collateral values. In the home equity loan portfolio, combined loan-to-value ratios are generally limited to 80% or credit insurance is purchased to limit exposure. Other credit considerations may warrant higher combined loan-to-value ratios for approved loans. The auto loan portfolio is characterized by high credit scoring borrowers and strong payment performance. The portion of the consumer portfolio which is secured by real estate, vehicles, deposit accounts or government guarantees comprises 97.4% of the entire portfolio.

         Residential Loans. The Bank originates fixed rate and adjustable rate residential mortgage loans which are secured by the underlying 1- 4 family residential property. Credit risk exposure in this area of lending is minimized by the evaluation of the creditworthiness of the borrower, including debt-to-equity ratios, credit scores, and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by the Federal, state or local government. The Bank also utilizes underwriting standards which comply with those of FHLMC or FNMA. Credit risk is further reduced since a portion of the Bank's fixed rate mortgage loan production is sold to investors in the secondary market without recourse.

         Collections. The Bank closely monitors delinquencies as another means of maintaining high asset quality. Collection efforts begin within 15 days after a loan payment is missed by attempting to contact all borrowers and to offer a variety of loss mitigation alternatives. If these attempts fail, the Bank will proceed to gain control of any and all collateral in a timely manner in order to minimize losses. While liquidation and recovery efforts continue, officers continue to work with the borrowers, if appropriate, to recover all monies owed to the Bank. The Bank monitors delinquency trends at 30, 60, and 90 days past due. These trends are discussed at the monthly Asset Review Committee meetings. Minutes from these meetings are submitted to the Bank's Board of Directors.

         Non-performing Assets. At December 31, 2001, the Bank's non-performing assets were $228 million compared to $187 million at December 31, 2000. Non-performing assets as a percentage of total assets was .64% at December 31, 2001 compared to .56% at December 31, 2000. This increase was caused by the residential and commercial portfolios. Commercial non-performing loans are higher due to deterioration in a segment of the portfolio concentrated in cash flow-based enterprise value lending, primarily in syndicated multi-bank credits that were originated by other banks and participated in by the Bank. Residential loan delinquencies and non-accruals increased due to a weakening economy.

         The Bank places all commercial loans 90 days or more delinquent (except those in the process of collection) on non-performing status. Residential loans 120 days delinquent (except those well-secured and in the process of collection) are placed on non-accrual status and a 10% allowance allocation is assigned. Consumer loans 120 days delinquent are placed on non-accrual status and a 20% allowance allocation is assigned. In addition, the Bank calculates a specific reserve on all loans where it has been determined that a potential for loss exists. Consumer non-accrual loans decreased from $38.2 million at December 31, 2000, to $27.5 million at December 31, 2001, as a result of a change in practice in recognizing consumer non-performing loans from 90 to 120 days. Residential real estate owned increased from $4.4 million at December 31, 2000, to $9.3 million at December 31, 2001, reflecting an accelerated foreclosure process that occurred in certain parts of the acquired SBNE portfolio. Other repossessed assets increased from $3.8 million at December 31, 2000, to $9.7 million at December 31, 2001, primarily as a result of a methodology change in one of the serviced-by-others portfolios.

         Table 10 presents the composition of non-performing assets at the dates indicated (in thousands):

                         Table 10: Non-Performing Assets

                                                                             At December 31,
                                           --------------------------------------------------------------------------------

                                             2001              2000              1999              1998              1997
                                           --------          --------          --------          --------          --------
Non-accrual loans:
    Residential                            $ 74,500          $ 60,322          $ 32,374          $ 60,582          $ 65,930
    Commercial real estate                   16,957            12,403             4,110             6,108             2,785
    Commercial                               88,810            64,485            12,668             7,305               942
    Consumer                                 27,530            38,239            26,259            25,964            25,720
                                           --------          --------          --------          --------          --------

Total non-accrual loans                     207,797           175,449            75,411            99,959            95,377
Restructured loans                            1,280             3,755             3,755               141               327
                                           --------          --------          --------          --------          --------

Total non-performing loans ...........      209,077           179,204            79,166           100,100            95,704
Other real estate owned and
    other repossessed assets:
    Residential real estate owned ....        9,261             4,425             2,344            12,147            11,299
    Commercial real estate
       owned .........................            -                 -             1,223               665               710
    Other repossessed assets .........        9,667             3,758             1,762             2,772                 -
                                           --------          --------          --------          --------          --------

Total other real estate owned
    and other repossessed assets .....       18,928             8,183             5,329            15,584            12,009
                                           --------          --------          --------          --------          --------

Total non-performing assets ..........     $228,005          $187,387          $ 84,495          $115,684          $107,713
                                           ========          ========          ========          ========          ========

Past due 90 days or more as to
    interest or principal and
    accruing interest.................    $  54,599         $  16,733          $ 10,238          $  9,975          $  7,053
Non-performing assets as a
    percentage of total assets .......          .64%              .56%              .34%              .53%              .62%
Non-performing loans as a ............
    percentage of total loans ........         1.03               .82               .55               .86               .82
Non-performing assets as a
    percentage of total loans and
    other real estate owned ..........         1.12               .86               .59              1.00               .92
Allowance for loan losses as a
    percentage of total non-
    performing assets ................        116.1             136.8             157.4             115.7             108.5
Allowance for loan losses as a
    percentage of total non-
    performing loans .................        126.6             143.1             168.0             133.7             122.1

         Loans that are past due 90 days or more and still accruing interest increased from $16.7 million at December 31, 2000, to $54.6 million at December 31, 2001. This increase was due principally to the phase-in of a methodology change in the treatment of delinquent loans during the first half of 2001 and a change in the classification as nonaccrual of certain consumer loans from 90 to 120 days past due to ensure consistency with all other consumer loans. During 2001, the Bank began to keep residential and consumer loans secured by real estate that are well-secured (loan to value of 50% or less) and in the process of collection on accrual status, in accordance with regulatory guidelines. There were $12.8 million of such loans at December 31, 2001.

         Gross interest income for the years ended December 31, 2001, 2000, and 1999, would have increased by approximately $9.1 million, $7.0 million, and $5.0 million, respectively, had the Bank's period-end non-accruing and restructured loans been current in accordance with their original terms and outstanding throughout the period. Interest income recorded on these loans for the years ended December 31, 2001, 2000, and 1999, was $6.6 million, $3.8 million, and $2.1 million, respectively.

         Potential Problem Loans. Potential problem loans (consisting of loans for which management has doubts as to the ability of such borrowers to comply with present repayment terms, although not currently classified as non-performing loans) amounted to approximately $102 million and $97 million at December 31, 2001, and 2000.

         Delinquencies. The Bank's loan delinquencies (all performing loans 30 or more days delinquent) at December 31, 2001, were $449 million, a decrease from $501 million at December 31, 2000. As a percentage of total loans, performing delinquencies were 2.20% at December 31, 2001, a decrease from 2.29% at December 31, 2000. Residential performing loan delinquencies decreased from $243 million to $188 million during the same time periods, but increased as a percentage of total residential loans from 3.05% to 3.75% as a result of the decrease in the size of the overall residential portfolio. Consumer performing loan delinquencies increased from $147 million to $155 million, but decreased as a percentage of total consumer loans as a result of the increase in the size of the overall consumer portfolio. Commercial performing loan delinquencies decreased from $110 million to $106 million, and also decreased as a percentage of total commercial loans from 1.40% to 1.29%.

         Allowance for Loan Loss. The adequacy of the Bank's allowance for loan losses is regularly evaluated. Management's evaluation of the adequacy of the allowance to absorb potential loan losses takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have loss potential, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. Management also considers loan quality, changes in the size and character of the loan portfolio, amount of non-performing loans, delinquency trends, economic conditions and industry trends.

         Overall, management believes that delinquency, potential problem loan, non-performing, and charge-off statistics have evidenced deterioration related to economic conditions. The allowance has been increased from 1.17% to 1.30% of total loans reflecting these trends and the shift in portfolio composition throughout the year, and credit risk management processes continue to identify deterioration as soon as possible.

         The Bank maintains an allowance for loan losses sufficient to absorb inherent losses in the loan portfolio. The Bank believes the current allowance to be at a level adequate to cover such inherent losses. At December 31, 2001, the Bank's total allowance was $265 million. The Bank's total allowance at year-end equated to approximately 4.1 times the average net charge-offs for the last three years. Because historical charge-offs are not necessarily indicative of future charge-off levels, the Bank also gives consideration to other risk indicators when determining the appropriate allowance level.

         The Bank applies similar methods of determining the loan loss allowance for purchased loan portfolios as it does in establishing allowances for originated loans. The Bank established $135 million of allowance for loan losses for the loans acquired in the New England Acquisition. In establishing this allowance, the Bank utilized its methodology, adjusted for increased uncertainty regarding the quality of the acquired loans. The Bank performed specific reviews of large non-homogeneous loans, and established specific allowances accordingly. For homogenous loans, the Bank established the loan loss allowance based on limited available performance history, industry statistics and similar experiences with other acquired portfolios.

         The allowance for loan losses consists of two elements: (i) an allocated allowance, which for non-homogeneous loans is comprised of allowances established on specific classified loans, and class allowances for both homogeneous and non-homogeneous loans based on historical loss experience and current trends, and (ii) unallocated allowances based on both general economic conditions and other risk factors in the Bank's individual markets and portfolios, and to account for a level of imprecision in management's estimation process.

         The allowance recorded for consumer and residential portfolios is based on an analysis of product mix, credit scoring and risk composition of the portfolio, fraud loss and bankruptcy experiences, economic conditions and historical and expected delinquency and charge-off statistics for each homogeneous category or group of loans. Based on this information and analysis, an allowance is established in an amount sufficient to cover estimated net-charge-offs for a twelve-month period.

         The allowance recorded for commercial loans is based on an analysis of the individual credits and relationships and is separated into two parts, the specific allowance and the class allowance.

         The specific allowance element of the commercial loan allowance is based on a regular analysis of criticized commercial loans where internal credit ratings are below a predetermined classification. This analysis is performed by the Managed Asset Division, where loans with recognized deficiencies are administered, and periodically reviewed by Credit Risk Management and the Commercial Asset Review Group. The specific allowance established for these criticized loans is based on a careful analysis of related collateral value, cash flow considerations and, if applicable, guarantor capacity.

         The class allowance element of the commercial loan allowance is determined by an internal loan grading process in conjunction with associated allowance factors. These class allowance factors are updated annually and are based primarily on actual historical loss experience, consultation with regulatory authorities, and peer group's loss experience. While this analysis is conducted annually, management has the ability to revise the class allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.


         Regardless of the extent of the Bank analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent but undetected losses are probable within the loan portfolio. This is due to several factors, including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions; the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; volatility of economic or customer conditions and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. The Bank maintains an unallocated allowance to recognize the existence of these exposures. These other risk factors are continuously reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

         A comprehensive analysis of the allowance for loan losses is performed by the Bank on a quarterly basis. In addition, a review of allowance levels based on nationally published statistics is conducted on an annual basis. The Bank has an Asset Review Committee, which has the responsibility of affirming allowance methodology and assessing the general and specific allowance factors in relation to estimated and actual net charge-off trends. This committee is also responsible for assessing the appropriateness of the allowance for loan losses for each loan pool classification at the Bank.


         Although the Bank determines the amount of each element of the allowance separately and this process is an important credit management tool, the entire allowance for credit losses is available for the entire loan portfolio. The actual amount of losses incurred can vary significantly from the estimated amounts. The Bank's methodology includes several factors intended to minimize the differences between estimated and actual losses. These factors allow the Bank to adjust its estimate of losses based on the most recent information available.

         Table 11 summarizes the Bank's allocation of the allowance for loan losses for allocated and unallocated allowances by loan type, and the percentage of each loan type of total portfolio loans (in thousands):

              Table 11: Allocation Of The Allowance For Loan Losses

                                                                          At December 31,
                                  --------------------------------------------------------------------------------------------------

                                    2001                 2000                 1999                 1998                 1997
                                  ----------------    -----------------  ------------------   -----------------    -----------------

                                            % of                % of                % of                  % of                % of
                                          Loans to             Loans to            Loans to             Loans to            Loans to
                                           Total                Total                Total                Total                Total
                                  Amount   Loans      Amount    Loans    Amount     Loans     Amount     Loans      Amount    Loans
                                  ------   -----      ------    -----    ------     -----     ------     -----      ------    -----
Allocated allowances:
Commercial loans.............   $161,075     40%    $149,828      36%    $58,784      29%     $38,354      20%     $30,793      12%

Residential real estate
    mortgage loans...........     20,724     25       34,629      36      19,535      40       22,427      47       36,351      61
Consumer loans...............     61,200     35       48,053      28      43,455      31       48,083      33       24,300      27
Unallocated allowances.......     21,668    n/a       23,846     n/a      11,212     n/a       24,938     n/a       25,379     n/a
                              ----------   ----     --------    ----    --------    ----     --------    ----     --------    ----

Total allowance for loan
    losses...................   $264,667    100%    $256,356     100%   $132,986     100%    $133,802     100%    $116,823     100%
                                ========    ===     ========     ===    ========     ===     ========     ===     ========     ===

         Residential Portfolio. The allowance for the residential mortgage portfolio decreased from $34.6 million at December 31, 2000, to $20.7 million at December 31, 2001. The decrease was due primarily to the overall reduction in the residential portfolio by $3.0 billion from $8.0 billion at December 31, 2000, to $5.0 billion at December 31, 2001. As a percentage of the total residential portfolio, the allowance decreased from .43% to .41%. Despite increases in delinquencies as a percent of loans outstanding and non-performing loans in this portfolio, residential net charge-offs have not experienced commensurate increases, and in fact decreased from $6.9 million in 2000 to $5.0 million in 2001. As a percentage of average residential loans, residential net charge-offs decreased from .09% in 2000 to .08% in 2001.

         Consumer Portfolio. The allowance for the consumer loan portfolio increased from $48.1 million at December 31, 2000, to $61.2 million at December 31, 2001. This increase was due to the overall growth in the portfolio which brought higher levels of substandard assets that carry higher reserve allowance percentages. As a percentage of the entire consumer portfolio, the reserve increased from .79% to .86%. During 2001, net charge-offs in this portfolio totaled $40.7 million, as compared to $28.6 million in the previous year, an increase of 42%; however, charge-offs as a percentage of average outstanding consumer loans increased only 20% from .49% to .59%.

         Commercial Portfolio. The allowance for loan losses for the commercial portfolio increased from $149.8 million on December 31, 2000 to $161.1 million at December 31, 2001. As a percentage of the total commercial portfolio, the allowance increased from 1.91% to 1.95%. This increase was due primarily to higher levels of special mention and substandard assets that carry higher reserve allowance percentages, especially in the cash flow portfolio. During 2001, net charge-offs in this portfolio totaled $43.0 million, as compared to $32.3 million in 2000; however, charge-offs only increased from .50% to .54% of the respective average portfolio, due to the overall increase in the total commercial portfolio during 2001.

         Unallocated Allowance. The unallocated allowance decreased from $23.8 million at December 31, 2000, to $21.7 million at December 31, 2001. As a percentage of the total reserve, the unallocated portion decreased from 9.3% at December 31, 2000 to 8.2% at December 31, 2001. This decrease reflects the bank's increased precision in its methodology of calculating the allocated portion of the allowance, combined with the increased familiarity and seasoning of the acquired loan portfolios.

Bank Regulatory Capital

         Federal law requires institutions regulated by the OTS to have a minimum leverage capital ratio equal to 3% of tangible assets and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8%. Federal law also requires OTS regulated institutions to have a minimum tangible capital equal to 2% of total tangible assets.

         The OTS Order requires Sovereign Bank to be "well capitalized" and also to meet certain other additional capital ratio requirements above the regulatory minimum, and other conditions. The Bank's various agreements with its lenders also require it to cause Sovereign Bank to be "well capitalized" at all times and in compliance with all regulatory requirements. To be "well capitalized", an OTS institution must maintain a Tier 1 leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and total risk-based capital of at least 10%. Although OTS capital regulations do not apply to savings and loan holding companies, the OTS Order requires SBI to maintain certain Tier 1 capital levels.

         Under the OTS Order, the Bank is required to maintain a Tier 1 leverage ratio of at least 7% and a total risk based capital ratio of least 10.5% through December 31, 2002. SBI is required to maintain a Tier 1 leverage ratio of at least 3.5% until December 31, 2002, and SBI must have a Tier 1 leverage ratio of at least 4.0% at December 31, 2002. These capital requirements expire on January 1, 2003.

         As of December 31, 2001, the Bank was classified as "well capitalized" and in compliance with the capital requirements set forth above and in the OTS Order, and SBI was in compliance with its covenant requirements and the OTS Order. Management anticipates that the Bank will continue to be "well capitalized," and SBI and the Bank will continue to meet its capital requirements set forth above and in the OTS Order.

         Failure to meet the capital requirements could result in the OTS taking certain supervisory actions against the Bank or SBI, including issuing a cease and desist order, prohibiting the Bank from paying dividends, or requiring the Bank to submit a capital restoration plan. See "Supervision and Regulation - Regulatory Capital Requirements."

         Table 12 presents the capital ratios and actual capital balances of the Bank and the current regulatory requirements at December 31, 2001. See Note 13 - Regulatory Matters in the Notes to the Consolidated Financial Statements for more details.

                          Table 12: Regulatory Capital

                                                        ------------------------------------------------------------------------

                                                                                          Well             OTS
                                                        Sovereign        Minimum      Capitalized         Order           As
                                                           Bank        Requirement    Requirement      Requirement     Effected*
                                                         --------      -----------    -----------      -----------     --------
Tangible capital to tangible assets.................       7.19%           2.00%          None            None             7.12%
Tier 1 capital to tangible assets...................       7.21            3.00           5.00%           7.00%            7.14
Tier 1 capital to risk adjusted assets..............       9.67            4.00           6.00            None             9.57
Total risk-based to risk adjusted assets............      10.68            8.00          10.00           10.50            10.58

* On March 28, 2002, the Bank paid a dividend of $25 million to SBI. As effected capital ratios represent the payment of the dividend as if it had occurred on December 31, 2001, without the impact of first quarter net income.

                                                                  Tier 1 Leverage    Tier 1 Risk-Based    Total Risk-Based
                                           Tangible Capital to      Capital to        Capital to Risk     Capital to Risk
                                              Tangible Assets     Tangible Assets      Adjusted Assets     Adjusted Assets
                                           -------------------    ---------------    -----------------     ---------------
Sovereign Bank at December 31, 2001:
Regulatory capital ........................      $2,464,222          $2,470,620          $2,368,893          $2,616,871
Minimum capital requirement (1) ...........         685,584           2,399,545             979,792           2,571,955
                                                 ----------          ----------          ----------          ----------
         Excess ...........................      $1,778,638          $   71,075          $1,389,101          $   44,916
                                                 ==========          ==========          ==========          ==========

(1)  As defined by OTS regulations, or the OTS Order, as applicable.

Liquidity and Capital Resources

         Liquidity represents the ability of the Bank to obtain cost effective funding to meet the needs of customers, as well as the Bank's financial obligations. The Bank's primary sources of liquidity include retail deposit gathering, FHLB borrowings, reverse repurchase agreements and wholesale deposit purchases. Other sources of liquidity include federal funds purchased, asset securitizations, liquid investment portfolio securities and capital contributions from SBI.

         The Bank is required under applicable federal regulations to maintain sufficient levels of liquid investments in cash and other qualifying investments. As of December 31, 2001, the Bank's liquidity ratio was 42.5%, which is in excess of the required minimum.

         Factors which impact the liquidity position of the Bank include loan origination volumes, loan prepayment rates, the maturity structure of existing loans, core deposit growth levels, CD maturity structure and retention, the Bank's credit ratings, investment portfolio cash flows and the maturity structure of wholesale funding. These risks are monitored and centrally managed. This process includes reviewing all available wholesale liquidity sources. As of December 31, 2001, the Bank had $6.7 billion in available overnight liquidity in the form of unused federal funds, unused FHLB borrowing capacity and unencumbered investment portfolio securities. The Bank also forecasts future liquidity needs and develops strategies to ensure that adequate liquidity is available at all times.

         The Bank has several sources of funding to meet its liquidity requirements, including the securities portfolio, the core deposit base, the ability to acquire large deposits, FHLB borrowings, federal funds purchased, reverse repurchase agreements, wholesale deposit purchases and the capability to securitize or package loans for sale.

         During 2001, the Bank completed the following transactions to provide either additional capital and/or increased liquidity:

         Indirect Automobile Loan Securitization. In a financing transaction consummated in November 2001, the Bank transferred $957 million of indirect automobile loans to SPEs which provided the Bank $885 million of lower cost financing raised in SPEs through the issuance of $821 million of asset-backed floating rate notes and $64 million from the sale of ownership interests in the SPEs to outside investors. The securitization represents a financing transaction in accordance with SFAS 140 and the indirect automobile loans, minority interests and asset-backed floating rate notes are included in the Bank's consolidated Balance Sheet at December 31, 2001.

Contributions to Capital and Payment of Dividends.

         During 2001, SBI contributed $20.0 million in capital to the Bank. During 2000, SBI contributed $1.1 billion in capital to the Bank in connection with the New England Acquisition. During 1999, SBI contributed $766 million of capital to the Bank in connection with acquisitions of Trenton Savings Bank and The Network Companies and in anticipation of the New England Acquisition in 2000.

         The Bank paid dividends of $130 million and $100 million to SBI in 2001 and 2000, respectively.

         The OTS Order and certain contractual agreements limit the timing and amount of capital that the Bank can distribute to SBI. SBI's and the Bank's debt agreements impose customary limitations on dividends, other payments and intercompany transactions. These limits are not expected to affect dividend payments at current levels or reasonably anticipated increases.

Contractual Obligations and Commercial Commitments

         The Bank enters into contractual obligations in the normal course of business as a source of funds for its asset growth and its asset/liability management, to fund acquisitions, and to meet required capital needs. These obligations require the Bank to make cash payments over time as detailed in the table below (For further information regarding the Bank's contractual obligations refer to Footnotes 9 through 11 and Footnote 16 of our Consolidated Financial Statements herein.):

Contractual Obligations

                                                                    Payments Due by Period
                                                                        (in thousands)
                                                            Less than
                                              Total          1 year        1-3 years      4-5 years     After 5 years
                                              -----          ------        ---------      ---------     -------------
Borrowings                               $ 2,678,764     $ 2,678,764     $         -     $         -     $         -
Long-term debt:
    Securities sold under repurchase
      agreements                             155,000               -               -         155,000               -
    FHLB advances                          4,105,929         400,000             700         312,750       3,392,479
    Other long-term debt                     830,247           1,394           7,718             135         821,000
Certificates of deposit                    7,247,607       5,655,282       1,291,853         170,409         130,063
Operating leases                             610,555         103,842         191,044         215,336         100,333
                                         -----------     -----------     -----------     -----------     -----------

Total contractual cash obligations       $15,628,102     $ 8,839,282     $ 1,491,315     $   853,630     $ 4,443,875
                                         ===========     ===========     ===========     ===========     ===========

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, loans sold with recourse, forward contracts and interest rate swaps, caps and floors. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and loans sold with recourse is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. For interest rate swaps, caps and floors and forward contracts, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of its interest rate swaps, caps and floors and forward contracts through credit approvals, limits and monitoring procedures. Unless noted otherwise, the Bank does not require and is not required to pledge collateral or other security to support financial instruments with credit risk.

Other Commercial Commitments


                                                       Amount of Commitment Expiration Per Period
                                                                     (in thousands)

                                         Total
                                        Amounts            Less than
                                      Committed             1 year             1-3 years          4-5 years          Over 5 years
                                      ----------          ----------          ----------          ----------          ----------
Commitments to extend credit          $6,765,595          $4,365,528          $  787,469          $  371,058          $1,241,540
Standby letters of credit                674,397             282,397             128,658             107,297             156,045
Loans sold with recourse                  54,610                   -                   -                   -              54,610
Forward contracts                        443,162             443,162                   -                   -                   -
                                      ----------          ----------          ----------          ----------          ----------

Total commercial commitments          $7,937,764          $5,091,087          $  916,127          $  478,355          $1,452,195
                                      ==========          ==========          ==========          ==========          ==========

         For further information regarding the Bank's commitments, refer to Note 16 to the "Notes to the Consolidated Financial Statements," herein.

Asset and Liability Management

         Interest rate risk arises primarily through the Bank's traditional business activities of extending loans and accepting deposits. Many factors, including economic and financial conditions, movements in market interest rates and consumer preferences, affect the spread between interest earned on assets and interest paid on liabilities. In managing its interest rate risk, the Bank seeks to minimize the variability of net interest income across various likely scenarios while at the same time maximizing its net interest income and net interest margin. To achieve these objectives, the Bank works closely with each business line and guides new business flows. The Bank also uses various other tools to manage interest rate risk including wholesale funding maturity targeting, investment portfolio purchase strategies, asset securitization/sale, and financial derivatives.

         Interest rate risk is managed centrally by the Treasury Group with oversight by the Asset and Liability Committee. Management reviews various forms of analysis to monitor interest rate risk including net interest income sensitivity, market value sensitivity, repricing frequency of assets versus liabilities and scenario analysis. Numerous assumptions are made to produce these analyses including assumptions on new business volumes, loan and investment prepayment rates, deposit flows, interest rate curves, economic conditions and competitor pricing.

         The Bank simulates the impact of changing interest rates on its expected future interest income and interest expense (net interest income sensitivity). This simulation is run monthly and includes nine different stress scenarios. These scenarios shift interest rates up and down. Certain other scenarios shift short-term rates up while holding longer-term rates constant and vice versa. This scenario analysis helps management to better understand its risk and is used to develop proactive strategies to ensure that the Bank is not overly sensitive to the future direction of interest rates. At December 31, 2001, the general level of interest rates represented a unique economic environment in which several of the Bank's declining interest rate simulation scenarios would not apply. At December 31, 2001, if interest rates dropped in parallel 100 basis points or rose in parallel 200 basis points, the Bank estimates the loss to net interest income to remain under 3%. This compares to an estimated loss to net interest income of 2.2% if rates dropped in parallel 200 basis points and a loss of .1% if rates rose in parallel 200 basis points at December 31, 2000.

         The Bank also monitors the relative repricing sensitivities of its assets versus its liabilities. Management attempts to keep assets and liabilities in balance so that when interest rates do change the net interest income of the Bank will not experience any significant short term volatility as a result of assets repricing faster than liabilities or vice versa. As of December 31, 2001, the one year cumulative gap was 9% versus 1% one year earlier, indicating the Bank is well balanced and will benefit from rising rates.

         Finally, the Bank calculates the market value of its balance sheet including all assets, liabilities and hedges. This market value analysis is very useful because it measures the present value of all estimated future interest income and interest expense cash flows of the company. Management will calculate what it calls Net Portfolio Value ("NPV") which is the market value of assets minus the market value of liabilities. As of December 31, 2001, the NPV as a percentage of the present value of assets was 11.68%. Management also reviews the sensitivity of NPV to changes in interest rates. Management attempts to keep the NPV Ratio relatively constant across various interest rate scenarios. As of December 31, 2001, a 200 basis point rise in interest rates would increase the NPV ratio by 1.18% and a 100 basis point decline in interest rates would decrease the NPV by .45%. At December 31, 2000, a 200 basis point rise or decline in interest rates would decrease the NPV by .42% and 1.54%, respectively.

         Because the assumptions used are inherently uncertain, the model cannot precisely predict the effect of higher or lower interest rates on net interest income. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes, the difference between actual experience and the assumed volume and characteristics of new business and behavior of existing positions and changes in market conditions and management strategies, among other factors.

         In 2001, the Federal Funds rate declined 475 basis points, which is an unusually rapid move for a one year time frame. Even though the Bank's risk position has been mildly asset sensitive (sensitive to falling rates), management was able to develop strategies to overcome this move in rates and widen the net interest margin during the year. This was due to numerous factors. The Bank aggressively repriced certain liabilities and improved the loan portfolio mix away from residential mortgages and into higher spread consumer and commercial loans. The deposit mix also improved with more core deposits and less CDs. Lastly, the Bank effectively used the wholesale bank (investments funded with wholesale funding) to hedge interest rate risk created by the relationship business.

         Pursuant to its interest rate risk management strategy, the Bank enters into off-balance sheet transactions which involve interest rate exchange agreements (swaps, caps, and floors) for interest rate risk management purposes. The Bank's objective in managing its interest rate risk is to provide sustainable levels of net interest income while limiting the impact that changes in interest rates have on net interest income.

         Interest rate swaps are generally used to convert fixed rate assets and liabilities to variable rate assets and liabilities and vice versa. The Bank utilizes interest rate swaps that have a high degree of correlation to the related financial instrument. At December 31, 2001, the Bank's principal off-balance sheet transactions were to convert floating rate liabilities to fixed rate liabilities for interest rate management purposes.




         As part of its mortgage banking strategy, the Bank originates fixed rate residential mortgages. It sells the majority of these loans to FHLMC, FNMA and private investors. The loans are exchanged for cash or marketable fixed rate mortgage-backed securities which are generally sold. This helps insulate the Bank from the interest rate risk associated with these fixed rate assets. The Bank uses forward sales, cash sales and options on mortgage-backed securities as a means of hedging loans in the mortgage pipeline which are originated for sale.

         To accommodate customer needs, the Bank enters into customer-related financial derivative transactions primarily consisting of interest rate swaps, caps, and floors. Risk exposure from customer positions is managed through transactions with other dealers.

         Table 13 presents the amounts of interest-earning assets and interest-bearing liabilities that are assumed to mature or reprice during the periods indicated at December 31, 2001, and their related average yields and costs. Adjustable and floating rate loans and securities are included in the period in which interest rates are next scheduled to adjust rather than the period in which they mature (in thousands):

                             Table 13: Gap Analysis

                                                                       At December 31, 2001, Repricing
                                                        ---------------------------------------------------------
                                                         Year One         Year Two     Year Three      Year Four
                                                        -----------     -----------    ----------     -----------
Interest earning assets:
    Investment securities(1)(2)......................   $ 3,355,970      $1,071,038      $848,689     $   722,665
                                                               6.16%           6.36%         6.38%           6.42%
    Loans(3) ........................................    11,304,677       3,485,482     2,036,471       1,108,446
                                                               7.00%           7.87%         7.82%           7.39%
                                                        -----------     -----------    ----------     -----------
Total interest earning assets........................    14,660,647       4,556,520     2,885,160       1,831,111
                                                               6.81%           7.52%         7.39%           7.00%
    Non-interest earning assets......................             -               -           -                 -
                                                        -----------     -----------    ----------     -----------
Total assets.........................................   $14,660,647      $ 4,556,52    $2,885,160     $ 1,831,111
                                                               6.81%           7.52%         7.39%           7.00%
                                                        -----------     -----------    ----------     -----------
Interest bearing liabilities:
Deposits(4)..........................................   $10,365,825      $3,472,591    $2,697,045     $ 2,545,434
                                                               2.88%           2.01%         1.50%           1.43%
Borrowings...........................................     2,980,597         446,804       482,312       3,860,227
                                                               3.02%           8.01%         9.49%           5.33%
Trust Preferred......................................             -               -             -               -
                                                                  -               -             -               -
Minority Interest....................................             -               -             -               -
                                                                  -               -             -               -
                                                        -----------     -----------    ----------     -----------
Total interest bearing liabilities...................   $13,346,422     $ 3,919,395    $3,179,357     $ 6,405,661
                                                               2.91%           2.69%         2.71%           3.78%
Non-interest bearing liabilities ....................             -               -             -               -
Stockholder's equity.................................             -               -             -               -
                                                        -----------     -----------    ----------     -----------
Total liabilities and stockholder's equity ..........   $13,346,422     $ 3,919,395    $3,179,357     $ 6,405,661
                                                               2.91%           2.69%         2.71%           3.78%
Excess assets (liabilities) before effect
    of hedging transactions..........................   $ 1,314,225     $   637,125    $ (294,197)    $(4,574,550)
                                                        -----------     -----------    ----------     -----------
      To total assets................................          3.71%           1.80%        (0.83)%        (12.92)%
                                                        ===========     ===========    ==========     ===========
Cumulative excess assets (liabilities)
     before effect of hedging
     transactions....... ............................   $ 1,314,225    $  1,951,350    $1,657,153     $(2,917,397)
                                                        ===========     ===========    ==========     ===========
      To total assets................................          3.71%           5.51%         4.68%          (8.24)%
Effect of hedging transactions on assets
    and liabilities..................................   $ 2,179,000               -    $  100,000               -
                                                        -----------     -----------    ----------     -----------
Excess assets (liabilities) after effect of  hedging
    transactions.....................................   $ 3,493,225   $     637,125    $ (194,197)    $(4,574,550)
                                                        ===========     ===========    ==========     ===========
      To total assets................................          9.87%           1.80%        (0.55)%        (12.92)%
Cumulative excess assets (liabilities) after hedging
     transactions....................................   $ 3,493,225    $  4,130,350    $3,936,153        (638,397)
                                                        ===========     ===========    ==========     ===========
      To total assets................................          9.87%          11.67%        11.12%          (1.80)%

[RESTUBBED TABLE]

                                                                  At December 31, 2001, Repricing
                                                        --------------------------------------------
                                                           Year Five     Thereafter         Total
                                                          -----------    -----------     -----------
Interest earning assets:
    Investment securities(1)(2)......................     $   693,089    $ 3,730,538     $10,421,989
                                                                 6.39%          6.50%           6.35%
    Loans(3) ........................................         947,638      1,508,627      20,391,341
                                                                 6.83%          6.68%           7.22%
                                                          -----------    -----------     -----------
Total interest earning assets........................       1,640,727      5,239,165      30,813,330
                                                                 6.64%          6.55%           6.93%
    Non-interest earning assets......................               -      4,593,653       4,593,653
                                                          -----------    -----------     -----------
Total assets.........................................     $ 1,640,727    $ 9,832,818     $35,406,983
                                                                 6.64%          3.49%           6.03%
                                                          -----------    -----------     -----------
Interest bearing liabilities:
Deposits(4)..........................................     $ 1,410,313    $ 2,858,196     $23,349,404
                                                                 0.88%          0.55%           2.03%
Borrowings...........................................               -              -       7,769,940
                                                                    -              -            4.86%
Trust Preferred......................................               -              -               -
                                                                    -              -               -
Minority Interest....................................               -        203,711         203,711
                                                                    -              -               -
                                                          -----------    -----------     -----------
Total interest bearing liabilities...................     $ 1,410,313    $ 3,061,907     $31,323,055
                                                                 0.88%          0.51%           2.72%
Non-interest bearing liabilities ....................               -        440,942         440,942
Stockholder's equity.................................               -      3,642,986       3,642,986
                                                          -----------    -----------     -----------
Total liabilities and stockholder's equity ..........     $ 1,410,313    $ 7,145,835     $35,406,983
                                                                 0.88%          0.22%           2.40%
Excess assets (liabilities) before effect
    of hedging transactions..........................     $   230,414    $ 2,686,983
                                                          -----------    -----------
      To total assets................................            0.65%          7.59%
                                                          ===========    ===========
Cumulative excess assets (liabilities)
     before effect of hedging
     transactions....... ............................     $(2,686,983)             -
                                                          ===========    ===========
      To total assets................................           (7.59)%            -
Effect of hedging transactions on assets
    and liabilities..................................     $    20,000    $(2,299,000)
                                                          -----------    -----------
Excess assets (liabilities) after effect of  hedging
    transactions.....................................     $   250,414    $   387,983
                                                          ===========    ===========
      To total assets................................            0.71%          1.10%
Cumulative excess assets (liabilities) after hedging
     transactions....................................        (387,983)             -
                                                          ===========    ===========
      To total assets................................           (1.10)%            -

-----------------------------
(1)  Includes interest-earning deposits.

(2) Investment securities include market rate payment and repayment assumptions.

(3) Loan balances include annual prepayment and repayment assumptions between 2% and 45%. Loan balances are presented net of deferred loan fees and include loans held for sale.

(4) Saving, NOW, money market and demand deposit accounts have been assumed to decay at an annual rate of 15.75%.

                   Recently Adopted Accounting Pronouncements

         In June 1999, The Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," which delayed the effective date of SFAS No. 133. Accordingly SFAS No. 133, was effective for all fiscal years beginning after June 15, 2000. SFAS No. 133 requires the recognition of all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value as a component of income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.


         Effective January 1, 2001, the Bank adopted Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which required that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. Upon adoption, the Bank designated derivative instruments used for risk management into hedging relationships in accordance with the requirements of the new standard. Derivative instruments used to hedge changes in the fair value of assets and liabilities due to changes in interest rates or other factors were designated in fair value hedge relationships. The Bank accounts for changes in the value of both the fair value hedges and the corresponding hedged items as a component of other operating income. Derivative instruments used to hedge the variability of forecasted cash flows attributable to a specific risk, generally interest rate risk, were designated in cash flow hedge relationships. The changes in fair value of cash flow hedges are recorded as other comprehensive income to the extent effective. The ineffective portion, if any, of cash flow hedges is recorded as other operating income. On January 1, 2001, after-tax transition amounts associated with establishing the fair values of the derivative instruments and hedged items on the balance sheet of $0.7 million and $6.7 million were recorded as an increase of net income and a reduction in other comprehensive income, respectively. Additionally, as allowed by FAS 133, the Bank reclassified $800 million of held-to-maturity securities to available-for-sale on January 1, 2001. These securities had a net unrealized loss of $3.2 million, net of tax of $1.7 million, at January 1, 2001.

         SFAS No. 133, as applied to the Bank's risk management strategies, may increase or decrease reported net income and stockholder's equity prospectively, depending on future levels of interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows or economic risk.

                        Pending Accounting Pronouncements

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), effective for fiscal years beginning after December 15, 2001. SFAS 141 eliminated the pooling of interests method of accounting for business combinations. As SFAS 141 is accounted for prospectively, the adoption of SFAS 141 is not expected to have a material impact on the Bank's historical financial position or results of operations. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

         The Bank will apply SFAS 142 beginning in the first quarter of 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in net income of $30 million in 2002 as amortization of goodwill will not be permitted subsequent to the adoption of SFAS 142 on January 1, 2002. The Bank will test goodwill for impairment using the two-step process described in SFAS 142. The first step is a screen for potential impairment of goodwill and indefinitely lived intangible assets, while the second step measures the amount of the impairment, if any. The Bank has not yet determined what the effect of these tests will be on its earnings and financial position. The Bank currently evaluates goodwill for impairment if facts and circumstances suggest that it may be impaired. Management believes that no such circumstances existed at December 31, 2001. Any impairment that is required to be recognized when adopting SFAS 142 will be reflected as the cumulative effect of a change in accounting principle in 2002.

         Results of Operations for the Years Ended December 31, 2000 and 1999

         Net Interest Income. Net interest income for 2000 was $949 million compared to $642 million for 1999. The increase in net interest income in 2000 was due primarily to the increase in interest-earning assets from the New England Acquisition and internal asset growth, offset slightly by the shrinking of the balance sheet in the second and third quarters of 2000. The New England Acquisition added $8.0 billion to average loans (net of $1 billion of non-relationship assets sold during the first quarter of 2000) and $6.9 billion to average deposits (replacing higher cost FHLB borrowings) in 2000. The net interest margin was 3.49% for 2000 compared to 3.01% for 1999.

         Interest on interest-earning deposits was $13.9 million for 2000 compared to $3.9 million for 1999. The average balance of interest-earning deposits was $136.9 million with an average yield of 10.19% for 2000 compared to an average balance of $11.6 million with an average yield of 33.71% for 1999. The high yields were the result of an outsourced accounts payable process whereby a third-party vendor performs check processing and reconcilement functions for the Bank's disbursement accounts and pays the Bank interest on disbursed funds during the two- to three-day float period, effectively producing interest income with no corresponding asset balance.

         Interest on investment securities available-for-sale was $486 million for 2000 compared to $542 million for 1999. The average balance of investment securities available-for-sale was $6.8 billion with an average yield of 7.28% for 2000 compared to an average balance of $8.0 billion with an average yield of 6.88% for 1999. The decrease in interest income was due to the decrease in average investment securities available for sale from $8.0 billion in 1999 to $6.8 billion in 2000, which resulted from the sale of approximately $2.1 billion in investment securities in June and September 2000 related to the balance sheet restructuring previously discussed herein.

         Interest on investment securities held-to-maturity was $85.1 million for 2000 compared to $88.0 million for 1999. The average balance of investment securities held-to-maturity was $1.2 billion with an average yield of 6.97% for 2000 compared to an average balance of $1.3 billion with an average yield of 6.91% for 1999.

         Interest and fees on loans were $1.6 billion for 2000 compared to $959 million for 1999. The average balance of net loans was $19.4 billion with an average yield of 8.40% for 2000 compared to an average balance of $12.4 billion with an average yield of 7.77% for 1999. The increase in average loan volume was primarily the result of the New England Acquisition and internal loan growth. The increase in the rate was due to a larger percentage of higher yielding commercial and consumer loans, and rate increases reflected in the adjustable rate loans.

         Interest on total deposits was $735 million for 2000 compared to $441 million for 1999. The average balance of total deposits was $19.2 billion with an average cost of 3.83% for 2000 compared to an average balance of $12.2 billion with an average cost of 3.61% for 1999. The increase in the average balance was due primarily to the acquisition of deposits in the New England Acquisition, which added over $6.9 billion to average deposits during 2000. The increase in rates in 2000 mainly reflects the increase in time deposit and money market account rates due to market conditions.

         Interest on borrowings was $528 million for 2000 compared to $511 million for 1999. The average balance of total borrowings was $8.8 billion with an average cost of 5.98% for 2000 compared to an average balance of $9.5 billion with an average cost of 5.35% for 1999. Although the average balance was consistent between 2000 and 1999, borrowings decreased approximately $6 billion on an absolute basis.

         Average non-interest earning assets were $3.6 billion for 2000, as compared to $2.1 billion for 1999, an increase of $1.5 billion. The increase was due primarily to additions of non-earning assets during 2000 including $1.2 billion of intangibles from the New England Acquisition, an additional investment in bank-owned life insurance of $200 million, and the addition of the precious metals business and equipment of $171 million, also related to the New England Acquisition.

         Provision for Loan Losses. The provision for loan losses was $56.5 million for 2000 compared to $30.0 million for 1999. The Bank's net charge-offs for 2000 were $67.8 million and consisted of charge-offs of $92.9 million and recoveries of $25.1 million. This compares to 1999 net charge-offs of $35.6 million consisting of charge-offs of $55.0 million and recoveries of $19.4 million. The ratio of net loan charge-offs to average loans, including loans held for sale, was .35% for 2000 as compared to .29% for 1999. Commercial loan net charge-offs as a percentage of average commercial loans were .50% for 2000 as compared to .11% for 1999. Consumer loan net charge-offs as a percentage of average consumer loans were .49% for 2000, compared to .49% for 1999. Residential real estate mortgage loan net charge-offs as a percentage of average residential mortgage loans, including loans held for sale, were .09% for 2000, and .23% for 1999. Although commercial and consumer lending will typically result in higher net charge-off levels than residential lending, historically, it has also resulted in higher income potential.

         Other Income. Total other income was $117 million for 2000 compared to $127 million for 1999. Several factors contributed to the increase in other income as discussed below.

         Consumer fees were $97.1 million for 2000 compared to $57.1 million in 1999. This increase was primarily due to favorable shift from time to core deposit products over the year along with the full year's impact of the New England Acquisition.

         Commercial fees were $36.9 million for 2000 compared to $6.5 million in 1999. This increase was due to growth in both commercial loans and core deposits during the year, augmented by a full year's impact of the New England Acquisition.

         Mortgage banking revenues were $25.2 million for 2000 compared to $29.9 million for 1999. At December 31, 2000, the Bank serviced $4.2 billion of residential loans for others as compared to $5.7 billion at December 31, 1999. The Bank sold mortgage servicing rights related to $2.5 billion of loans during 2000.

         Gains/(losses) on investment securities and related derivatives were ($103) million for 2000, compared to a net gain of $6.3 million for 1999, which included net investment security gains/(losses) of $(102.8) million and $(6.3) million, and net gains/(losses) on related derivative instruments of $9.4 million and $0 million in 2000 and 1999, respectively. This decrease was due primarily to the balance sheet deleveraging transactions. During the second and third quarters of 2000, the Bank sold $2.1 billion of available-for-sale mortgage-backed securities, resulting in losses of $103 million. The net impact of the sales on equity was minimal as these losses were previously reflected as unrealized losses included as a reduction of stockholder's equity in accordance with SFAS 115.

         During 2000, the Bank created a Capital Markets Group. The group was built in three phases. During the first phase the group provided risk management services for corporate clients including foreign exchange, investments and derivatives. The first phase also included securitization expertise for the Bank's balance sheet assets. During the second phase the group added merger and acquisitions expertise to assist clients. The third phase, in process at December 31, 2000, includes the formation of a broker dealer. The Capital Markets Group generated revenue of $11.1 million in 2000.

         Income from bank-owned life insurance was $34.3 million for 2000 compared to $24.1 million for 1999. This increase was primarily due to an additional investment in bank-owned life insurance of $200 million which was made during the year. Miscellaneous income was $15.7 million in 2000 compared to $3.2 million in 1999.

         General and Administrative Expenses. Total general and administrative expenses were $721 million for 2000 compared to $365 million in 1999. Included in 2000 total general and administrative expenses were $145 million of merger-related, integration and other charges related to recent acquisitions. These special charges include charges directly attributable to the acquired SBNE branches, indirect costs incurred to integrate recent acquisitions into the Bank's back office systems, costs that management considered redundant due to separating the New England Acquisition from a single closing into three separate closings, and expenses related to a structured real estate transaction that involved properties utilized by SBNE. Included in 1999 general and administrative expenses were $12.1 million of merger and integration charges. Excluding the special charges, general and administrative expenses were $576 million and $353 million for 2000 and 1999, respectively, or an increase of 63%. This increase was due primarily to the New England Acquisition which increased compensation and benefits expense for the approximately 3,700 staff and management personnel which were added, increased occupancy and equipment expenses for the additional 281 community banking offices acquired, and increased other administrative expenses resulting from the acquisition. These expenses were reflected in 2000 results from each of the respective three closing dates. See Note 2 - "Business Combinations" for more details on the New England Acquisition. The Bank's efficiency ratio (all general and administrative expenses as a percentage of net interest income and other income before investment securities and related derivatives transactions) for 2000 was 61.6% compared to 47.6% for 1999.

         Other Operating Expenses. Total other operating expenses were $244 million for 2000 compared to $38 million for 1999. Other operating expenses included amortization of goodwill and other intangible assets of $98.9 million for 2000 compared to $38.0 million for 1999 and minority interest expense of $7.1 million for 2000. The increase in amortization expense is due to the New England Acquisition which added $1.1 billion to the Bank's intangible assets. Minority interest expense began in 2000 due to the issuance of the SREIT Preferred Interests in August 2000. The remainder of the increase was the non-solicitation expense of $120 million in 2000 related to the New England Acquisition.

         Income Tax Provision (Benefit). The income tax (benefit) was ($15.0) million for 2000 including $5.2 million of tax expense included in the gain on the sale of FHLB advances reported as an extraordinary item compared to a provision of $113.7 million for 1999. The effective tax rate for 2000 was (16.0)% compared to 33.9% for 1999. The effective tax rate for 2000 is not meaningful due to the high proportion of permanent tax differences, including a tax benefit during 2000 related to the sale of minority interests of a subsidiary, in relation to the recorded pretax loss. For additional information with respect to the Bank's income taxes, see Note 15 in the "Notes to Consolidated Financial Statements" hereof.

         Extraordinary Item. During the first quarter of 2000, the Bank sold FHLB advances which resulted in a pretax gain of $16.0 million ($10.8 million after-tax) and is treated as an early extinguishment of debt under generally accepted accounting principles.

                           SUPERVISION AND REGULATION

Set forth below is a brief description of certain laws and regulations that are applicable to the Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations. Investors should note that legislation is introduced from time to time in the United States Congress which may affect the Bank's operations. In addition, the regulations promulgated pursuant to such laws may be amended from time to time by the OTS and other federal banking agencies. Any such legislation or regulatory changes in the future could adversely affect the Bank. No assurance can be given as to whether or in what form any such changes may occur.

General

         The Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the OTS extending to all aspects of its operations. The Bank also is subject to regulation and examination by the FDIC, which insures the deposits of the Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS, which is our primary federal regulator, and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders.

         The OTS regularly examines the Bank and prepares reports for the consideration of its board of directors on any deficiencies that the OTS may find in the Bank's operations. The FDIC also has the authority to examine the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of loan and mortgage requirements. Any change in such regulations, whether by the FDIC, the OTS or Congress, could have a material adverse impact on the Bank and its operations.

         Congress has been considering legislation in various forms that would require savings and loan associations, such as the Bank, to convert their charters to national bank charters. In the absence of appropriate "grandfathering" provisions, legislation eliminating the Bank's charter could have a material adverse effect on the Bank and SBI because, among other things, the regulatory capital and accounting treatment for bank holding companies and savings and loan holding companies are different. If SBI was presently subject to regulations governing bank holding companies, SBI would not meet applicable capital requirements and, as a result, SBI would be required to raise additional equity or reduce the size of the Bank on terms that may not be economically advantageous. It cannot be determined if, when, or in what form such legislation may eventually be enacted and there is no assurance that any legislation that is enacted would contain provisions that would effectively grandfather the Bank and SBI from these requirements.

Regulatory Capital Requirements

         Federally insured savings institutions are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio, or core capital, requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual institutions on a case-by-case basis.

         The capital regulations require tangible capital of at least 2.0% of adjusted total assets, as defined by regulation. Tangible capital generally includes common shareholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 2001, the Bank had tangible capital of $2.5 billion, or 7.19% of adjusted total assets, which is approximately $1.8 billion above the minimum requirement of 2% of adjusted total assets in effect on that date.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4% to be considered adequately capitalized, unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 2001, the Bank had core capital equal to $2.4 billion, or 9.67% of adjusted total assets, which is $1.4 billion above the minimum leverage ratio requirement of 5% as in effect on that date.

         The OTS risk-based requirement requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities.

         On December 31, 2001, the Bank had total risk-based capital of $2.6 billion and risk-weighted assets of $24.5 billion; or total capital of 10.68% of risk-weighted assets.

         The OTS and the FDIC are authorized and, under certain circumstances, required, to take certain actions against savings institutions that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan, and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions described below that are applicable to significantly undercapitalized institutions.

         As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized institution must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6% is considered "significantly undercapitalized" and must be made subject to one or more of additional specified actions and operating restrictions that may cover all aspects of its operations and include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the OTS must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized institution is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on the Bank may have a substantial adverse effect on its operations and profitability.

         OTS regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

         The Bank must obtain prior OTS approval to declare a dividend or make any other capital distribution if, after such dividend or distribution, the Bank's total distributions within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, the Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS Order, or if the Bank is not adequately capitalized at the time. In addition, OTS prior approval would be required if the Bank's examination or CRA ratings fall below certain levels or if the Bank is notified by the OTS that it is a problem association or an association in troubled condition. Also, even if prior OTS approval is not required, the Bank must give the OTS 30 days prior notice of the declaration of any dividend.

         The Bank cannot pay dividends on its capital stock or repurchase shares of its stock if its stockholders' equity would be reduced below the amount required for the liquidation accounts established in the respective conversions from mutual to stock form of the predecessors of the Bank or applicable regulatory capital requirements.

Qualified Thrift Lender

         All savings institutions are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2001, the Bank's qualified thrift ratio was 73.6%.

         Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest itself of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

Other Loan Limitations

         Federal law limits the amount of non-residential mortgage loans a savings institution, such as the Bank, may make. Separate from the qualified thrift lender test, the law limits a savings institution to a maximum of 10% of its assets in large commercial loans, with another 10% of assets permissible in "small business loans." Commercial loans secured by real estate, however, are in addition to the above amounts, and can be made in an amount up to four times an institution's capital. An institution can also have commercial leases in addition to the above, up to 10% of its assets. Commercial paper, corporate bonds, and consumer loans taken together cannot exceed 35% of an institution's assets. For this purpose, however, residential mortgage loans and credit card loans are not considered consumer loans, and are both unlimited in amount. The foregoing limitations are established by statute, and are not waivable by the OTS.

USA PATRIOT Act

         In October 2001 the President signed into law the USA PATRIOT Act. This act was in direct response to the terrorist attacks on September 11, 2001, and strengthens the anti-money laundering provisions of the Bank Secrecy Act. Most of the new provisions added by the act apply to accounts at or held by foreign banks, or accounts of or transactions with foreign entities. The Bank does not have a significant foreign business and does not expect this act to materially affect its operations. The act does, however, require the banking regulators to consider a bank's record of compliance under the Bank Secrecy Act in acting on any application filed by a bank. As the Bank is subject to the provisions of the Bank Secrecy Act (i.e., reporting of cash transactions in excess of $10,000), the Bank's record of compliance in this area will be an additional factor in any applications filed by it in the future. To the Bank's knowledge, its record of compliance in this area is satisfactory.

Community Reinvestment Act

         Under the Community Reinvestment Act, every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the OTS, in connection with the examination of the Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS and failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on activities. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, we may be required to devote additional funds for investment and lending in our local communities. We were examined for Community Reinvestment Act compliance in the fourth quarter of 2000, and received a rating of "Satisfactory".

Federal Reserve Requirements

         The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, which are generally checking, NOW, and Super NOW accounts. The balances maintained to meet these reserve requirements may, at the same time, be used to maintain sufficient liquidity. At December 31, 2001, the Bank was in compliance with all reserve requirements.


         Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve regulations require that institutions exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve.

                                   MANAGEMENT
                  Directors and Executive Officers of the Bank

         The following table sets forth certain information as of April 30, 2002, with respect to each of the directors and executive officers of the Bank:

      Name                           Age                 Position with the Bank
      ----                           ---                 ----------------------
Jay S. Sidhu                          50      Chairman of the Board, President and Chief
                                              Executive Officer

John M. Arnold                        38      Director

P. Michael Ehlerman                   63      Director

Albert L. Evans, Jr.                  63      Director

John A. Fry                           41      Director

Brian Hard                            55      Director

Andrew C. Hove, Jr.                   67      Director

Stewart B. Kean                       67      Director

Alfred B. Mast                        58      Director

M. Christine Murphy                   53      Director

George W. Reinhard                    69      Director

Daniel K. Rothermel                   64      Director

Elizabeth B. Rothermel                57      Director

Robert A. Sadler                      64      Director

Cameron C. Troilo, Sr.                63      Director

Joseph P. Campanelli                  45      President and Chief Operating Officer of
                                              Commercial Markets Group and Executive
                                              Vice President

John P. Hamill                        62      Chairman and Chief Executive Officer of the
                                              Sovereign Bank New England Division and
                                              Executive Vice President

      Name                           Age                 Position with the Bank
      ----                           ---                 ----------------------
James D. Hogan                        57      Executive Vice President

Dennis S. Marlo                       59      Chief Risk Management Officer and Executive
                                              Vice President

Mark R. McCollom                      38      Chief Financial Officer

Lawrence M. Thompson, Jr., Esq.       50      Chief Operating Officer and
                                              Division President of Consumer Banking Division

David A. Silverman                    43      Secretary, General Counsel and Senior
                                              Vice President


         The principal occupation and business experience during the last five years of, and other information with respect to, each director of the Bank is as follows:

         John M. Arnold. Mr. Arnold began working at Petroleum Products Corp. in 1987 and became its Chairman of the Board in 1995. Petroleum Products Corp. operates petroleum pipeline terminals across Pennsylvania. Mr. Arnold was elected to serve as a director of the Bank in January 2001. He is Chair of the CRA Committee and also serves on the Asset Liability, Directors' Loan, Code of Conduct and Executive Committees.

         P. Michael Ehlerman. Mr. Ehlerman became Chairman, President and Chief Executive Officer of Yuasa Battery, Inc. in November 2000, a company that manufactures and sells batteries for sports vehicles and motorcycles. From 1998 to 2000, Mr. Ehlerman was the Vice Chairman and Chief Executive Officer of Yuasa, Inc., which manufactured and sold batteries for sports vehicles, motive power and standby applications. From 1991 to 1998, Mr. Ehlerman was the President and Chief Executive Officer of Yuasa-Exide, Inc., which sold and manufactured similar battery products. He was elected to serve as a director of the Bank in January 2001. He is Chair of the Code of Conduct Committee and serves on the Directors' Loan, Foundation, CRA, Audit and Executive Committees.

         Albert L. Evans, Jr.. Mr. Evans became President of Evans Delivery Co., Inc. in 1967 and served as Chairman of West Motor Freight of Pa. since 1988. Mr. Evans became a director of the Bank in March of 2002 after the merger with Main Street Bank, where he served as a director since 1983.

         John A. Fry. Mr. Fry became the Executive Vice President and Chief Operating Officer of the University of Pennsylvania in 1995. In June 2002, Mr. Fry will resign from his position at the University of Pennsylvania to become the President of Franklin and Marshall College in Lancaster, Pennsylvania. He was elected to SBI's Board effective January 18, 2001, and has served as a director of the Bank since June 2000. Mr. Fry is a trustee and director of various mutual fund companies in the Delaware Investment Company family of mutual funds. Mr. Fry serves on the Compensation, Audit, Code of Conduct, Asset Liability, Risk Management and Foundation Committees.

         Brian Hard. Mr. Hard became President of Penske Truck Leasing in 1988. The company is one of the largest transportation services companies in North America, employing 20,000 people and operating more than 200,000 commercial trucks. He was elected to SBI's Board effective November 1, 1999, and has served as a director of the Bank since 1996. Mr. Hard serves as a member of the Bank's Executive, Directors' Loan, Risk Management and CRA Committees and also serves as Chairman of the Audit Committee.

         Andrew C. Hove, Jr. Mr. Hove served as the former Vice Chairman and then as the Acting Chairman of the FDIC, Washington, D.C. from 1990 until his retirement in January 2001. Mr. Hove was appointed to serve as a director of the Bank in May 2001. Mr. Hove serves on the Audit and Asset Liability Committees and also serves as Chairman of the Risk Management Committee.

         Stewart B. Kean. Mr. Kean joined Sovereign Bank as a director in January 1993 upon completion of the merger between Sovereign Bancorp and Harmonia Bancorp. Mr. Kean became President of Sergeantville Corporation in 1980 and Chairman of the Board of KCS Energy, Inc. in 1988, an independent energy company engaged in the acquisition, exploration, development and production of natural gas and crude oil. Mr. Kean serves on the Executive, Compensation, Code of Conduct and Risk Management Committees.

         Alfred B. Mast. In 1974, Mr. Mast became the General Manager of Mast & Moyer, Inc. He later became the owner and President until Mast & Moyer, Inc. was sold in 1998. Since 1998, Mr. Mast has been a Vice President with
Engle-Hambright & Davies, Inc., Mr. Mast became a director of the Bank in March of 2002, after the merger with Main Street Bank.

         M. Christine Murphy. Ms. Murphy joined the Bank as a director in April of 2002. She has been the President of S. Zitner Co., a manufacturer of fine confections located in Philadelphia, Pennsylvania, since 1998. From 1990 to 1997, Ms. Murphy was the Chief Financial Officer for Roy F. Weston, an environmental services firm in West Chester, Pennsylvania. She is also a Certified Public Accountant and served as the Revenue Commissioner for the City and School District of Philadelphia and the Deputy Director of Finance for the City of Philadelphia between 1985 and 1989.

         George W. Reinhard. In 1992, Mr. Reinhard became Chairman of the Board of Lester Fellows Co., a Burlington, New Jersey company engaged in the transportation of pipe and building materials along the east coast and is a prior director of Trenton Savings Bank. Mr. Reinhard has also served on the board of Virtua Health since 1972. He has served as a director of the Bank since January 2001. Mr. Reinhard is Chair of the Asset Liability Committee and serves on the Foundation, Risk Management, Directors' Loan, Audit and Executive Committees.

         Daniel K. Rothermel. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired in 1989 as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years. Mr. Rothermel serves on the Executive, Audit, Compensation, Code of Conduct, Asset Liability, Directors' Loan and Risk Management Committees.

         Elizabeth B. Rothermel. Ms. Rothermel is a homemaker and community leader. She has served on the Board of the Reading Hospital and Medical Center in excess of fifteen years, the Charles Evans Cemetery Company for more than ten years, and the Henry Janssen Foundation for twenty years. She has served as a Bank director since May 1983. Ms. Rothermel chairs the Foundation Committee and serves on the Code of Conduct, Audit, CRA and Compensation Committees.

         Robert A. Sadler. In 1999, Mr. Sadler became President of Cadmus Mack, a printing company that produces a wide spectrum of short- to medium-run magazines and journals. Prior to 1999, he was the Chief Operating Officer of Mack Printing. He is a prior director of Valley Federal Savings Bank and has served as a director of the Bank since May 1996. Mr. Sadler serves on the Compensation, Audit, Asset Liability, Risk Management and CRA Committees.

         Jay S. Sidhu. Mr. Sidhu became Chairman, President and Chief Executive Officer of SBI and the Bank in April 2002. Mr. Sidhu became President and Chief Executive Officer of SBI in November 1989, and was named President and Chief Executive Officer of the Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of SBI since the organization of Sovereign and the Bank in 1987. Mr. Sidhu serves as a member of the Bank's Executive, Compensation, Code of Conduct, Asset Liability, Risk Management, CRA and Foundation Committees, and also serves as Chairman of the Bank's Directors' Loan Committee.

         Cameron C. Troilo, Sr. Mr. Troilo has been the owner and President of Cameron C. Troilo, Inc., a holding company for entities engaged in the construction, building material supply, and real estate management businesses, since 1965. Mr. Troilo previously served as Vice Chairman of Yardley Savings & Loan Association, which was acquired by the Bank in 1989. He presently serves on the Executive, Asset Liability, Directors' Loan and Risk Management Committees. Mr. Troilo also serves as Chairman of the Bank's Compensation Committee.

Report of the Compensation Committee on Executive Compensation

         The compensation of the Bank's executive management is reviewed by the Compensation Committee of SBI's Board of Directors. SBI's Compensation Committee is composed entirely of non-employee Directors. The Executive Compensation Program is structured and administered to support SBI's mission, which is to be a highly focused, quality-driven, market-led and results-oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to SBI's performance and, through programs which are substantially weighted in favor of the use of SBI stock as a compensation medium, to more closely align the interests of executive management with those of SBI's shareholders.

         The Compensation Committee evaluates and recommends, to SBI's Board of Directors, compensation and awards for the Chief Executive Officer. The Chief Executive Officer, Jay S. Sidhu, evaluates and approves compensation and awards for the other executive officers. Such compensation and awards are based upon SBI's performance and each individual's performance in meeting personal and team objectives.

Compensation Philosophy

         The Executive Compensation Program of SBI has been designed to:

         o Align the interests of executives with the long-term interests of shareholders through award opportunities which result in ownership of common stock;

         o Motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

         o Support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

         o Provide the executive with an appropriate level of retirement income through the use of a combination of both qualified and nonqualified deferred compensation programs.

Components Of Compensation

         At present, the Executive Compensation Program is comprised of salary, annual incentive opportunities, long-term incentive opportunities in the form of options to acquire SBI stock, restricted stock, deferred compensation and employee benefits, which are also significantly stock based. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of SBI are set below average compared to other companies within its peer group because executives have the opportunity for total compensation to exceed the average total compensation for peer group companies upon SBI's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board of Directors. The intent is to have incentive compensation tied to performance results. SBI has engaged, from time to time, compensation consultants to review and analyze SBI's base salary structure. As a result of a review conducted in 2000, Mr. Sidhu's annual base salary was fixed at $650,000 effective in August 2000. No adjustments were made to Mr. Sidhu's annual base salary in 2001 and 2002. The Bank expects that adjustments will be made in the future to the annual base salaries of certain employees and executive officers to reflect the competitive salary market based on compensation consultants' reviews of SBI's base salary structure. In accordance with SBI's policy, base salary levels remain below average compared to other companies within its peer group.

Short-Term Incentive Compensation

         Incentive compensation awards in 2002 were based on a review of SBI's 2001 performance. This review included an assessment of SBI's results of operations for 2001 and of performance against financial goals, set in early 2001, relating to return on equity, critical success factors, earnings and capital levels for 2001. The goals reflected the Board of Directors' determination of the appropriate goals for a growth-oriented company. No bonuses would have been paid to executive management if SBI had not achieved these financial goals. Because SBI exceeded certain of the goals previously established by the Board, Mr. Sidhu was eligible to receive an incentive compensation award for 2001.

         The amount of the incentive compensation award payable to Mr. Sidhu was determined solely on the basis of the performance criteria established by the Board in early 2001. Under these criteria, because SBI achieved a predetermined target of primary operating earnings per share for 2001, Mr. Sidhu was eligible for, and received a "Tier I" bonus of $500,000 in cash and $500,000 of compensation deferred under the Bonus Deferral Plan (described under "- Long-Term Incentive Compensation"). If SBI had not met this "Tier I" goal, no bonus would have been paid. In addition, since primary operating earnings per share reached the Board's "Tier II" goal, Mr. Sidhu received an additional cash bonus of $250,000. Under the terms of the Bonus Deferral Plan, the deferred compensation component was applied by SBI, together with a matching amount, to purchase shares of SBI common stock.

         The Compensation Committee determined the amount of bonus paid to Mr. Sidhu, and Mr. Sidhu determined the bonuses paid to the other named executives which were approved by the Compensation Committee of the Board of Directors of Sovereign Bank.

Long-Term Incentive Compensation

         SBI's shareholders approved the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan (the "2001 Plan") at the 2001 Annual Meeting of Shareholders. The 2001 Plan is designed to improve the performance of SBI and its subsidiaries and, by doing so, to serve the interests of the shareholders. By continuing to encourage ownership of SBI shares among those who play significant roles in SBI's success, the 2001 Plan will continue to align the interests of SBI's employees with those of its shareholders by relating capital accumulation to increases in shareholder value. In addition, the 2001 Plan will enhance SBI's ability to attract, motivate and retain employees of outstanding leadership and management ability.

         The 2001 Plan authorizes SBI to award to employees incentive stock options and nonqualified stock options to purchase shares of SBI's common stock at the fair market value per share at the date the option is granted. The 2001 Plan also authorizes the award of shares of restricted stock to eligible employees. The 2001 Plan was designed to further the success of SBI by making shares of the common stock available to eligible employees of SBI, or certain affiliated companies in which SBI has an ownership interest, thereby providing an additional incentive to such persons to continue their relationship with Sovereign, or such affiliate, and to give such persons a greater interest in SBI's success.

         SBI's shareholders approved the Sovereign Bancorp, Inc. 1996 Stock Option Plan (the "1996 Plan") at the 1996 Annual Meeting of Shareholders. The 1996 Plan, like its predecessor plans, is designed not only to provide incentive to management, but also to align a significant portion of the Executive Compensation Program with shareholder interests. The 1996 Plan permits SBI to grant officers and employees a right to purchase shares of stock at the fair market value per share at the date the option is granted. In granting stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account SBI's financial performance, SBI's long-term strategic goal of increasing shareholder value, the executive's level of responsibility and his continuing contributions to SBI. Effective as of November 19, 1998, the Board of Directors amended the 1996 Plan to permit the limited transfer of nonqualified stock options to a member of the optionee's immediate family, a trust for the exclusive benefit of a family member or pursuant to a domestic relations order. At the same time, the Board of Directors also amended the 1986 Stock Option Plan to permit the limited transfer of nonqualified stock options on the same terms as described above. A number of options granted under the 1986 Stock Option Plan remain outstanding.

         The Sovereign Bancorp, Inc. Bonus Recognition and Retention Plan (the "Bonus Deferral Plan") permits a selected executive employee of SBI or certain of its subsidiaries to annually defer receipt of 25% to 50% of his or her bonus for a given year. The deferred amount is placed in a grantor trust and invested in SBI common stock. A 100% matching contribution is made to the trust by the employer on behalf of the participant and is likewise invested in SBI common stock. Earnings on the deferral and match are reinvested in such stock as well. A participant becomes 100% vested in the aggregate of each year's deferral, match and earnings thereon five years after the initial funding of such year's contributions to the trust. A participant also vests in the account balance in the event of termination of employment by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control (as such terms are defined). Termination for cause (as defined) or voluntary termination of employment prior to the expiration of the five-year vesting period generally results in the forfeiture of the entire account balance, including the amount initially deferred by the participant. Payment of vested account balances is made, in stock, in accordance with the election of the participant or, in certain cases, at other times specified by the plan document. To the extent permitted by law, a participant is entitled to vote all shares of SBI common stock comprising his or her account balance. Otherwise, such shares are voted by the trustee in its discretion. Mr. Sidhu was required to defer receipt of 50% of his bonus for 2001 under the plan and Messrs. Campanelli and Hogan elected to defer 50% and 35%, respectively, of their 2001 cash bonuses under the plan. Because executive employees of SBI did not receive a bonus for 2000, no deferrals were made under the Bonus Deferral Plan for 2000. Mr. Sidhu was required to, and Messrs. Marlo, Thompson, and Campanelli each elected to, defer receipt of 50% of their respective bonuses for 1999 under the plan. Mr. Hamill was not an employee in 1999, and therefore, did not participate in the Bonus Deferral Plan.

         Under the SBI Bonus Award Program, selected management employees may direct that 50% or more of their bonus be used to purchase shares of SBI common stock at fair market value. In such event, the dollar amount of bonus which is used to purchase shares of SBI common stock is increased by 25% to 30%, the percentage within this range varying based on the amount of the bonus directed for the purchase of shares of stock. Shares issuable under this plan are distributed to the participating employee ratably over a three-year period. With respect to an employee who elected to participate in the Bonus Deferral Plan, this 50% is incremental to the 25% to 50% of bonus that may be deferred under that plan. In addition, participating employees are granted options to purchase one share of SBI common stock for each $10 of cash bonus directed for the purchase of SBI common stock under this Plan. Vesting and forfeiture provisions with respect to shares not yet distributed to a participant in the event of a participant's death, disability, retirement, termination of employment or a change in control are substantially similar to the vesting and forfeiture provisions with respect to the Bonus Deferral Plan referred to above. This Plan became effective January 1, 1998. Because no executive officers of SBI received a bonus for 2000, no purchases under the Plan were made for 2000. Messrs. Marlo and Thompson each directed that 50% and Mr. Campanelli directed that 100% of their respective remaining bonuses for 1999 not deferred under the Bonus Deferral Plan be used to purchase shares of SBI common stock under this Plan. Mr. Hamill was not an employee in 1999, and therefore, did not participate in the Bonus Award Program.

         In addition to the two qualified retirement benefit plans maintained by SBI and certain of its subsidiaries for the benefit of their eligible employees, three additional nonqualified plans are maintained to, among other things, supplement benefits that may be limited by certain provisions of the Internal Revenue Code. The qualified plans are the Sovereign 401(k) Retirement Plan and the Sovereign ESOP. The Sovereign Pension Plan was terminated effective March 31, 2000. The three nonqualified plans are described below.

         Effective as of June 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (the "Enhanced Retirement Plan"). Under the Enhanced Retirement Plan, a selected executive employee of SBI or certain of its subsidiaries, who satisfies such plan's requirements, will be entitled to an enhanced defined benefit pension to the extent the pension from the qualified defined benefit retirement plan and certain other sources is less than a targeted level. Such targeted level is an annual pension equal to 60% of his or her average compensation (which includes salary, bonus, deferred compensation but excludes income from the exercise of stock options). The actual supplemental pension to which an eligible executive is entitled to receive under the Enhanced Retirement Plan is reduced, but not below zero, by the sum of his or her (i) pension under the qualified defined benefit retirement plan, (ii) calculated Social Security benefit, and (iii) pension under the Supplemental Retirement Plan described below. In order to vest in the enhanced pension, an eligible executive must remain employed by SBI until age 55 and attain 5 years of service under the qualified retirement plan. Provision is made for a reduction in the plan benefit for a participant who terminates before age 60 or who has completed less than 15 years of service, but in no event will the targeted level be reduced below 30% of average compensation. Provision is also made by the plan document for enhanced survivor's and disability retirement benefits. In the case of a change in control (as defined), special provisions apply, including immediate 100% vesting and the elimination of the reduction in benefit for age and years of service below the general plan requirements. Under certain circumstances (such as defined misconduct and a breach of any applicable covenant not to compete), enhanced plan benefits may be forfeited. Currently, only Messrs. Sidhu and Thompson have been selected to participate in the Enhanced Retirement Plan.

         Effective as of January 1, 1997, the Board of Directors adopted the Sovereign Bancorp, Inc. Supplemental Executive Retirement Plan (the "Supplemental Retirement Plan"). The purpose of the Supplemental Retirement Plan is to replace, for selected employees, those benefits under the qualified defined benefit retirement plan that are limited by certain provisions of the Internal Revenue Code. In general, selected employees will receive supplemental pensions equal to such limited amount, subject generally to the provisions, conditions and other limitations of the qualified plan document. Immediate 100% vesting is provided, however, upon the occurrence of a change in control (as defined). Plan benefits are provided through a grantor trust. Messrs. Sidhu, Marlo and Thompson participate in the Supplemental Retirement Plan.

         The Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan") is intended to serve two primary purposes. First, it is intended to replace, for selected employees, those benefits under the 401(k) Retirement Plan that are limited by certain provisions of the Internal Revenue Code. A 50% matching contribution is made on behalf of a participant who defers receipt of at least the required minimum amount of his or her compensation, subject to the condition that matching contributions under the two plans will not be made with respect to more than 6% of compensation. Second, the Deferred Compensation Plan is intended to provide a vehicle for selected employees and directors of SBI and certain of its subsidiaries to defer receipt of compensation generally. The minimum and maximum annual deferrals permitted under the Deferred Compensation Plan for employee-participants are $2,600 and 75% of base salary and bonus, respectively. Participating directors may defer receipt of any portion of their fees. Interest is credited on all account balances at rates determined from time to time in accordance with the provisions of the plan document. Participants are always 100% vested in their account balances. Payment of plan benefits is generally made following termination of employment under the option (which may include a lump sum) selected by the participant. Deferrals under the Deferred Compensation Plan ceased effective December 31, 1999. As a result of enhancements made to the Sovereign 401(k) Retirement Plan and the termination of the Sovereign Pension Plan, the articulated purposes of the Deferred Compensation Plan were rendered obsolete. Account balances under this plan will be distributed in accordance with the terms of the plan when an event giving rise to such distribution occurs.

         The following tables, and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members at the time were: Cameron
C. Troilo, Sr., Compensation Committee Chairman, Brian Hard, Rhoda S. Oberholtzer, and Daniel K. Rothermel.

Compensation of Executive Officers

         The following table sets forth information concerning the annual and long-term compensation awarded to, earned by or paid for services in all capacities to the Bank and SBI with respect to the fiscal years ended December 31, 2001, 2000, and 1999, of those persons who during 2001, (i) served as the Bank's and SBI's chief executive officer or (ii) were the five most highly compensated executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000 (collectively with the chief executive officer, the "Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                            Annual Compensation               Long-Term Compensation
                                       ----------------------------     --------------------------------
                                                                                              Securities
                                                                          Restricted          Underlying         All Other
          Name and                         Salary                            Stock             Options/         Compensation
     Principal Position       Year         ($)         Bonus ($)(1)     Awards (#)(2)           SARs (#)         ($)(3)(4)
     ------------------       ----     ------------    ------------     -------------         ----------       -----------

Jay S. Sidhu                  2001          650,000        750,000                 0        200,000                 8,594
  President and               2000          650,000              0                 0        175,000                     0
  Chief                       1999          450,000        500,000                 0        350,000                     0
  Executive Officer

James D. Hogan                2001          300,000        119,167             7,489         50,000                  7,432
  Chief Financial             2000              N/A            N/A               N/A            N/A                   N/A
  Officer (5)                 1999              N/A            N/A               N/A            N/A                   N/A

Dennis S. Marlo               2001          330,000        166,667             6,808         95,000                 9,450
  Chief Risk                  2000          330,000              0                 0         68,750                10,089
  Management                  1999          330,000         37,500                 0        118,500                 4,800
  Officer and Executive
  Vice President(6)

Lawrence M.                   2001          330,000        200,000             8,170        105,000                 7,028
Thompson, Jr.                 2000          330,000              0                 0         68,750                11,685
  Chief Administrative        1999          300,000         37,500                 0        124,115                10,223
  Officer

John P. Hamill                2001          300,000         91,667             7,489         95,000                 7,200
  Chairman and Chief          2000          300,000              0                 0         75,000                     0
  Executive Officer of        1999              N/A            N/A                 0            N/A                   N/A
  Sovereign Bank New
  England Division(7)

Joseph P. Campanelli          2001          300,000        183,333             7,489         95,000                16,180
  President and Chief         2000          300,000              0                 0        139,250                11,372
  Operating Officer of        1999          200,000         85,000                 0         16,500                   777
  Sovereign Bank New
  England Division(8)

----------

(1) The amount shown for Mr. Sidhu for 2001 reflects 50% of his Tier I bonus actually awarded because Mr. Sidhu was required to defer, subject to a substantial risk of forfeiture, receipt of 50% of his Tier I bonus under the Bonus Deferral Plan. The amounts shown for Messrs. Campanelli and Hogan for 2001 reflects 50% and 35%, respectively, of the cash bonuses actually awarded because Messrs. Campanelli and Hogan elected to defer, subject to a substantial risk of forfeiture, 50% and 35%, respectively, of their 2001 bonuses under the Bonus Deferral Plan. The amounts shown for Messrs. Sidhu, Marlo and Thompson for 1999 reflect 50%, 25%, 25% and 50%, respectively, of the bonus amounts actually awarded because Mr. Sidhu was required to, and Messrs. Marlo, Thompson and Campanelli each elected to defer, subject to a substantial risk of forfeiture, receipt of 50% of their respective bonuses under the Bonus Deferral Plan. Because the Executive Officers did not receive bonuses for 2000, no deferrals were made under the Bonus Deferral Plan and no purchases of SBI common stock were made under the Bonus Award Program for 2000. The deferred amounts, as well as SBI's matching contribution, are subject to such risk of forfeiture for five years. See "Long-Term Incentive Compensation" above for a more complete description of the Bonus Deferral Plan. Messrs. Marlo and Thompson each directed that 25% of his bonus for 1999 be used to purchase, at fair market value, shares of SBI common stock under the terms of the Sovereign Bonus Award Program. Mr. Campanelli elected to defer the remaining 50% of his bonus for 1999 under the Bonus Award Program. Under the terms of the Bonus Award Program, bonus amounts for management employees who direct that all or a portion of their cash bonuses be used to purchase common stock are increased by up to 30% and such increased amount is also used to purchase common stock at fair market value. Employees who participate in the Bonus Award Program are also granted additional stock options based on the amount of bonus directed to be used to purchase SBI common stock. See "Long Term Incentive Compensation."

(2) Restricted stock awards were made pursuant to the Sovereign 2001 Stock Incentive Plan. The restricted stock awards vest at the rate of one-third per year beginning on February 20, 2003.

(3) Does not include the value of 629, 329, 558, 289 and 320 shares of SBI common stock allocated to the accounts of each of Messrs. Sidhu, Marlo, Thompson, Hamill and Campanelli, respectively, under the terms of Sovereign's Employee Stock Ownership Plan for 2001. Mr. Hogan was not eligible to participate in the Sovereign ESOP in 1999, 2000 and 2001. Mr. Hamill was not eligible to participate in the Sovereign ESOP in 1999 and 2000.

(4) Amounts appearing in this column are SBI's contributions on behalf of each named person to the Sovereign Bancorp, Inc. 401(k) Retirement Plan, and, in the case of Mr. Thompson includes SBI's contributions to the Sovereign Bancorp, Inc. Nonqualified Deferred Compensation Plan for 1999.

(5) Mr. Hogan joined Sovereign as Chief Financial Officer in April 2001. Prior to that Mr. Hogan served as Executive Vice President and Controller at Firstar Corporation, formerly Star Bancorp, from May 1993 until April 2001, and as Controller of Star Bank from 1987 until 1993.

(6) Upon completion of SBI's acquisition of ML Bancorp, Inc. on February 28, 1998, Mr. Marlo, the former President and Chief Executive Officer of ML Bancorp, Inc., served as President of the Pennsylvania Division of Sovereign Bank from February 28, 1998 until he was appointed Chief Financial Officer and Treasurer of Sovereign effective May 18, 1998. Mr. Marlo served as Chief Financial Officer and Treasurer of SBI until April 2001 when he was appointed to his current position as Chief Risk Management Officer and Executive Vice President of Sovereign.

(7) Mr. Hamill joined Sovereign Bank in January 2000 as Chairman and Chief Executive Officer of the Sovereign Bank New England division of Sovereign Bank. Previously, he served as President of Fleet National Bank-Massachusetts and President of Shawmut Corporation.

(8) Mr. Campanelli, a former officer of Fleet Financial Group, Inc. ("Fleet"), joined SBI as Executive Vice President of Sovereign Bank upon completion of SBI's acquisition of Fleet's auto finance operations in September 1997. He was appointed Division President and Chief Operating Officer of the Sovereign Bank New England division of Sovereign Bank in January 2000. Since November 2000, Mr. Campanelli has also served as President and Chief Executive Officer of Sovereign Bank's Commercial and Business Banking Group.

         The following table sets forth information concerning grants of stock options during the fiscal year ended December 31, 2001, to the Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                                   --------------------------------------------------------
                                                  Percent of
                                    Number of        Total                                     Potential Realizable
                                    Securities     Options                                       Value at Assumed
                                    Underlying    Granted to     Exercise                        Annual Rates of
                                     Options      Employees      Or Base                        Price Appreciation
                                    Granted(1)    In Fiscal    Price(2)(3)    Expiration        For Option Term(4)
                                                                                                ------------------
              Name                     (#)           Year         ($/Sh)         Date            5%($)        10%($)
              ----                 -----------   ------------  ------------  ------------        -----        ------

Jay S. Sidhu ................          12,121        0.52             8.25     01/18/11          62,888       159,371
                                      137,879        5.92             8.25     02/18/11         715,369     1,812,885
                                       50,000        2.15            12.32     07/21/11         387,399       981,745

James D. Hogan ..............          50,000        2.15             8.40     05/17/11         264,136       669,372

Dennis S. Marlo .............          12,121        0.52             8.25     01/18/11          62,888       159,371
                                       62,879        2.7              8.25     02/18/11         326,240       826,757
                                       20,000        0.86            12.32      07/21/11        154,960       392,698

Lawrence M. Thompson, Jr. ...          12,121        0.52             8.25     01/18/11          62,888       159,371
                                       62,879        2.7              8.25     02/18/11         326,240       826,757
                                       30,000        1.29            12.32     07/21/11         232,439       589,047

John P. Hamill ..............          12,121        0.52             8.25     01/18/11          62,888       159,371
                                       62,879        2.7              8.25     02/18/11         326,240       826,757
                                       25,000        1.07            12.32     07/21/11         193,700       490,873

Joseph P. Campanelli ........          12,121        0.52             8.25     01/18/11          62,888       159,371
                                       62,879        2.7              8.25     02/18/11         326,240       826,757
                                       25,000        1.07            12.32     07/21/11         193,700       490,873

-------------------

(1) Terms of outstanding incentive stock options are for a period of ten years and nonqualified stock options are for a period of ten years and one month from the date the option is granted.

(2) At the time the options were granted, at $8.25 per share exercise price, the options were not exercisable until at least one year had elapsed after the date of the grant and not until the per share price of SBI common stock closed at or above $12.00 for at least 20 consecutive trading days or five years elapsed from the date of grant, whichever occurred first. The options granted at the $12.32 per share exercise price are not exercisable until at least one year has elapsed after the grant date and not until the per share price of SBI common stock closes at or above $18.00 for at least 20 consecutive trading days or three years elapsed from the date of grant, whichever occurs first. Options are not exercisable following an optionee's voluntary termination of employment other than by reason of retirement or disability.

(3) Under the terms of the plan, the exercise price per share must equal the fair market value on the date the option is granted. The exercise price may be paid in cash, in shares of SBI common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to SBI, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(4) The dollar amounts set forth under these columns are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of Sovereign common stock.

         The following table sets forth information concerning exercised and unexercised options to purchase SBI common stock:

                  Aggregated Options Exercised In Last Year And
                         December 31, 2001, Option Value

                                                                               Number of Securities
                                                                                    Underlying
                                                                                Unexercised Options         Value of Unexercised
                                                                                  at December 31,          In-the-Money Options at
                                           Shares                Value               2001, (#)             December 31, 2001, ($)
                                         Acquired on           Realized            Exercisable/                 Exercisable/
                Name                    Exercise (#)              ($)              Unexercisable                Unexercisable
                ----                   ----------------      --------------    ----------------------     --------------------------
Jay S. Sidhu                                    51,362             548,546           823,419/708,334         3,767,623/2,328,504

James D. Hogan                                       0                   0                  0/50,000                   0/192,000

Dennis S. Marlo                                 15,000             117,600           581,823/266,667           4,292,345/897,852

Lawrence M. Thompson, Jr.                       39,548             327,260           251,732/276,667             592,090/897,852

John P. Hamill                                       0                   0                 0/175,000                   0/666,469

Joseph P. Campanelli                                 0                   0           110,749/205,001             260,188/772,722

                       DESCRIPTION OF BANK PREFERRED STOCK

         The following is a brief description of the terms of the Bank Preferred Stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter of the Bank (the "Bank Charter"), including the Certificate of Amendment with respect to the Bank Preferred Stock, and to federal banking law.

General

         The Bank is authorized by the Bank Charter to issue up to 7,500,000 shares of Preferred Stock and up to 15,000,000 shares of common stock, $1.00 par value ("Bank Common Stock"). As of December 31, 2001, there were 1,000 shares of Bank Common Stock and no shares of preferred stock issued and outstanding. The Bank's Board of Directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the Bank's Board of Directors is authorized to establish voting powers, designations, preferences and relative, participating, optional or other special rights of each such series and any qualifications, limitations and restrictions thereon. The Bank has authorized one series of preferred stock of the Bank consisting of 161,792 shares of Bank Preferred Stock, of which no shares are currently issued and outstanding.

         A supplement to the Bank Charter setting forth the terms of the Bank Preferred Stock has been approved by the Board of Directors and filed with the OTS.

         The shares of Bank Preferred Stock being offered hereby will upon the issuance thereof be validly issued, fully paid and non-assessable. They will have no preemptive rights and will not be convertible into any other class or series of stock of the Bank.

         The transfer agent, registrar and dividend disbursement agent for the Bank Preferred Stock is Mellon Investor Services LLC.

Ranking

         The Bank Preferred Stock will, with respect to dividend rights and upon liquidation, winding up and dissolution, rank (i) senior to the Bank Common Stock and to all classes and series of stock of the Bank now or hereafter authorized, issued or outstanding, which by their terms expressly provide that they are junior to the Bank Preferred Stock or which do not specify their rank (collectively, the "Junior Securities"); (ii) equally with each class of capital stock or series of preferred stock issued by the Bank after the date hereof the terms of which specifically provide that such class or series will rank equally with the Bank Preferred Stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Bank (collectively, the "Parity Securities"); and (iii) junior to each other class or series of capital stock issued by the Bank after the date hereof the terms of which specifically provide that such class or series will rank senior to the Bank Preferred Stock as to dividends and distributions upon the liquidation, winding up and dissolution of the Bank (collectively, the "Senior Securities").

         The Bank Preferred Stock will rank not less than pari passu with each other class of preferred stock of the Bank outstanding at the time of issuance of the Bank Preferred Stock.

Dividends

         Holders of the Bank Preferred Stock, in preference to the holders of the Junior Securities, will be entitled to receive when, as and if declared by the Board of Directors of the Bank and subject to applicable law, out of funds legally available therefor, noncumulative dividends on the Bank Preferred Stock at a rate per annum equal to 12% of the liquidation preference of $1,000 per share.

         If declared, dividends will be payable in arrears in cash in equal semi-annual payments on April 30 and October 31 of each year (each, a "Dividend Payment Date"), commencing on the April 30 or October 31 first following the date of issuance of the Bank Preferred Stock, to holders of record at the close of business on the fifteenth day of the month in which the Dividend Payment Date occurs; provided that dividends payable on the Bank Preferred Stock for a period less than a full semi-annual dividend period will be prorated for the period and computed on the basis of a 360-day year of twelve 30-day months and the actual number of days in such period. Any accrued and unpaid dividends on the SREIT Preferred Shares for the then-current semi-annual dividend period as of the date of the Automatic Exchange will be deemed to be accrued and unpaid dividends on the Bank Preferred Stock, as and if a dividend is declared by the Board of Directors on the first Dividend Payment Date. All dividends paid with respect to Bank Preferred Stock will be paid pro rata to the holders entitled thereto.

         The rights of holders of Bank Preferred Stock to receive dividends on the Bank Preferred Stock is noncumulative. Accordingly, if the Board of Directors does not declare a dividend payable in respect of any semi-annual dividend period, holders of the Bank Preferred Stock will have no right to receive a dividend in respect of that dividend period, and the Bank will have no obligation to pay a dividend in respect of that dividend period, whether or not dividends are declared in respect of any future dividend period.

         If on any date the full dividend on the Bank Preferred Stock for the then-current semi-annual dividend period (without accrual or payment in respect of unpaid dividends for prior dividend periods) has not been declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends or other distribution may be made on the Bank Common Stock or any other Junior Securities (except dividends paid in the form of Junior Securities), nor may any Bank Common Stock or other Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor may any monies be paid or made available for a sinking fund for the redemption of any such stock) by the Bank (except by conversion into or exchange for other Junior Securities).

         When dividends are not paid in full (or a sum sufficient for the payment thereof set apart for such payment) upon the shares of the Bank Preferred Stock or any Parity Securities, all dividends declared and paid upon the Bank Preferred Stock and any Parity Securities shall be declared and paid pro rata, so that the amount of dividends declared and paid per share on the Bank Preferred Stock and any Parity Securities, in all cases, shall bear to each other the same ratio that the amount of full dividends on the Bank Preferred Stock for the then-current semi-annual dividend period (without accrual or payment in respect of unpaid dividends for prior dividend periods) and full dividends, including required or permitted accumulations, on such Parity Securities bear to each other.

Redemption

         The Bank Preferred Stock is not redeemable prior to May 16, 2020. At any time on or after May 16, 2020, the Bank Preferred Stock is redeemable at the option of the Bank, in whole or in part on a pro rata basis, upon payment in cash of a redemption price equal to $1,000 per share, plus accrued and unpaid dividends for the then-current semi-annual dividend period (but without accrual or payment in respect of unpaid dividends for prior dividend periods).

         Prior written approval of the OTS is required to effect any such redemption of Bank Preferred Stock.

         The Bank will send a written notice of redemption by first class mail to each holder of record of shares of the Bank Preferred Stock not less than 30 days nor more than 60 days prior to the applicable redemption date. Dividends will cease to accrue on shares of Bank Preferred Stock, and all rights of holders of such shares will terminate as of the redemption date, except for the right to receive the redemption price, without interest.

         The Bank Preferred Stock is not subject to mandatory redemption or to any sinking fund.

Liquidation Rights

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Bank, the holders of shares of the Bank Preferred Stock will be entitled to receive, out of assets of the Bank available for distribution to stockholders, before any payment or distribution of assets in respect of any Junior Securities, a liquidating distribution in an amount in cash equal to $1,000 per share, plus accrued and unpaid dividends thereon for the semi-annual dividend period during which the final distribution occurs (but without accrual or payment in respect of unpaid dividends for prior dividend periods). If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Bank, the available assets of the Bank are insufficient to pay the full liquidating distributions with respect to all outstanding shares of Bank Preferred Stock and all Parity Securities, then the holders of the Bank Preferred Stock and such Parity Securities will share ratably in any such distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

         Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Bank, nor the merger or consolidation of the Bank with any one or more other corporations, shall be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the Bank, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution, or winding up of the Bank.

Voting Rights

         Holders of the shares of Bank Preferred Stock will not have voting rights, except as expressly provided by law. By law, Senior Securities may not be issued by the Bank without the approval of a majority of the outstanding shares of Bank Preferred Stock.

Reacquired Shares

         Shares of Bank Preferred Stock that have been redeemed, purchased or otherwise acquired by the Bank are not subject to reissuance or resale as shares of Bank Preferred Stock. Such shares shall revert to the status of authorized but unissued shares of preferred stock, undesignated as to series, until the Board of Directors of the Bank shall designate them again for issuance as part of a series.

                                  LEGAL MATTERS

         The validity of the Bank Preferred Stock will be passed upon for the Bank by Stevens & Lee, Philadelphia and Reading, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements of Sovereign Bank at December 31, 2001, and 2000, and for each of the three years in the period ended December 31, 2001, appearing in this Offering Circular have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                             INDEX TO FINANCIAL STATEMENTS

                                                                                                           PAGE
AUDITED FINANCIAL STATEMENTS

         Report of Independent Auditors.................................................................    F-2

         Consolidated Balance Sheets as of December 31, 2001, and 2000..................................    F-3

         Consolidated Statements of Operations for the Years Ended December 31,
                  2001, 2000, and 1999..................................................................    F-4

         Consolidated Statements of Stockholder's Equity for the Years Ended
                  December 31, 2001, 2000, and 1999.....................................................    F-6

         Consolidated Statements of Cash Flows for the Years Ended December 31,
                  2001, 2000, and 1999..................................................................    F-7

         Notes to Consolidated Financial Statements.....................................................    F-9

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder,
Sovereign Bank

         We have audited the accompanying consolidated balance sheets of Sovereign Bank as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the management of Sovereign Bank. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sovereign Bank at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

         As discussed in Note 1 to the financial statements, in 2001 Sovereign Bank changed its method of accounting for its derivative financial instruments.

                                                     /s/ Ernst & Young LLP
Philadelphia, Pennsylvania
January 18, 2002

                                 SOVEREIGN BANK
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                                       At December 31,
                                                                               ------------------------------------
                                                                                    2001                   2000
                                                                               ------------            ------------
Assets
    Cash and amounts due from depository institutions                           $   887,964            $   945,196
    Interest-earning deposits                                                        19,680                 14,439
    Investment securities available-for-sale                                      9,538,552              5,273,224
    Investment securities held-to-maturity (fair value
      approximates $883,208 and $1,953,872)                                         883,437              1,960,936
    Loans (including loans held for sale of $308,950 and
      $59,993)                                                                   20,391,341             21,904,333
    Allowance for loan losses                                                      (264,667)              (256,356)
    Premises and equipment                                                          251,587                290,134
    Other real estate owned (including other repossessed
      assets of $9,667 and $3,758)                                                   18,546                  8,183
    Accrued interest receivable                                                     180,788                228,915
    Goodwill and other intangible assets                                          1,343,904              1,455,331
    Bank owned life insurance                                                       706,175                612,580
    Other assets                                                                  1,449,676                972,632
                                                                                -----------            -----------

        Total Assets                                                            $35,406,983            $33,409,547
                                                                                ===========            ===========

Liabilities
    Deposits and other customer accounts                                        $23,349,404            $24,498,917
    Borrowings                                                                    2,678,764              1,330,900
    Long-term debt:
      Repurchase agreements and FHLB advances                                     4,270,176              3,549,483
      Asset-backed floating rate notes                                              821,000                      -
    Advance payments by borrowers for taxes and insurance                            20,943                 24,009
    Other liabilities                                                               419,999                346,498
                                                                                -----------            -----------

        Total Liabilities                                                       $31,560,286            $29,749,807
                                                                                ===========            ===========

Minority interest-preferred securities of subsidiary                                203,711                138,670

Stockholder's Equity

    Preferred Stock; 7,500,000 shares authorized, none issued                             -                      -
      and outstanding
    Common stock; $1.00 par value; 15,000,000 shares
      authorized; issued 1,000 at December 31, 2001, and 2000                             1                      1
    Additional paid-in capital                                                    2,600,016              2,580,016
    Accumulated other comprehensive loss                                            (32,165)               (37,977)
    Retained earnings                                                             1,075,134                979,030
                                                                                -----------            -----------

        Total Stockholder's Equity                                                3,642,986              3,521,070
                                                                                -----------            -----------

        Total Liabilities and Stockholder's Equity                              $35,406,983            $33,409,547
                                                                                ===========            ===========

See accompanying notes to consolidated financial statements.

                                 SOVEREIGN BANK
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                                                   At December 31,
                                                                --------------------------------------------------
                                                                   2001                 2000               1999
                                                                ----------           ----------         ----------
Interest Income:
   Interest on interest-earning deposits                        $    2,514           $   13,949         $    3,920
   Interest and dividends on investment
     securities:
     Available-for-sale                                            535,558              485,809            542,210
     Held-to-maturity                                               68,451               85,131             87,989
   Interest and fees on loans                                    1,612,687            1,627,220            959,161
                                                                ----------           ----------         ----------

       Total interest income                                     2,219,210            2,212,109          1,593,280
                                                                ----------           ----------         ----------

Interest Expense:
   Interest on deposits                                            708,584              735,087            440,826
   Interest on borrowings and long-term debt                       336,101              528,025            510,886
                                                                ----------           ----------         ----------

       Total interest expense                                    1,044,685            1,263,112            951,712
                                                                ----------           ----------         ----------

Net interest income                                              1,174,525              948,997            641,568
Provision for loan losses                                           97,100               56,500             30,000
                                                                ----------           ----------         ----------

Net interest income after provision for loan
   losses                                                        1,077,425              892,497            611,568
                                                                ----------           ----------         ----------

Other Income:
   Consumer fees                                                   157,502               97,081             57,110
   Commercial fees                                                  75,825               36,913              6,480
   Mortgage banking fees                                            69,509               25,207             29,926
   Capital markets revenue                                          11,185               11,090                  -
   Bank-owned life insurance                                        42,671               34,324             24,126
   Miscellaneous income                                             55,266               15,661              3,175
                                                                ----------           ----------         ----------

     Other income                                                  411,958              220,276            120,817

   Gain/(loss) on investment securities and
     related derivatives                                             8,096             (103,093)             6,328
                                                                ----------           ----------         ----------

       Total non-interest income                                   420,054              117,183            127,145
                                                                ----------           ----------         ----------

                                                                                   At December 31,
                                                                --------------------------------------------------
                                                                   2001                 2000               1999
                                                                ----------           ----------         ----------
General and Administrative Expenses:
   Compensation and benefits                                       317,890              268,902            153,352
   Occupancy and equipment                                         220,305              158,618             67,559
   Technology expense                                               71,654               46,396             25,882
   Outside services                                                 52,854              119,641             48,726
   Other administrative                                            120,038              127,002             69,775
                                                                ----------           ----------         ----------

       Total general and administrative
         expenses                                                  782,741              720,559            365,294
                                                                ----------           ----------         ----------

Other Operating Expenses:
   Amortization of goodwill and other
     intangibles                                                   133,551               98,940             37,967
   Minority interest expense                                        21,362                7,101                  -
   Other real estate owned (gains)/losses, net                        (170)                (180)                95
   Restructuring                                                     8,500               18,500                  -
   Non-solicitation expense                                        243,241              120,060                  -
                                                                ----------           ----------         ----------

       Total other operating expenses                              406,484              244,421             38,062
                                                                ----------           ----------         ----------

Income before income taxes                                         308,254               44,700            335,357
Income tax provision/(benefit)                                      82,150              (14,968)           113,671
                                                                ----------           ----------         ----------

Income before extraordinary item                                   226,104               59,668            221,686
Gain on the sale of FHLB advances (net of tax
   of $5,225)                                                            -               10,775                  -
                                                                ----------           ----------         ----------

Net Income                                                      $  226,104           $   70,443         $  221,686
                                                                ==========           ==========         ==========

See accompanying notes to consolidated financial statements.

                                 SOVEREIGN BANK
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 (in thousands)


                                                                   Additional                     Accum. Other          Total
                                                                    paid in         Retained      Comprehensive    Stockholder's
                                                   Capital          Capital          Earnings         Income           Equity
                                                 -----------      -----------      -----------      -----------      -----------
Balance, December 31, 1998                       $         1      $   713,294      $   811,901      $    20,859      $ 1,546,055
                                                 -----------      -----------      -----------      -----------      -----------

Comprehensive income:
    Net income                                             -                -          221,686                -          221,686
    Change in unrealized gain/(loss) on
      investments available-for-sale,
      net of tax                                           -                -                -         (224,342)        (224,342)
                                                 -----------      -----------      -----------      -----------      -----------
Total comprehensive income                                                                                                (2,656)

Acquisition of TSB                                         -          252,396                -                -          252,396
Acquisition of Network                                     -            4,000                -                -            4,000
Capital contribution from parent                           -          510,000                -                -          510,000
Dividends paid to parent                                   -                -          (25,000)               -          (25,000)
                                                 -----------      -----------      -----------      -----------      -----------

Balance, December 31, 1999                       $         1      $ 1,479,690      $ 1,008,587      $  (203,483)     $ 2,284,795
                                                 -----------      -----------      -----------      -----------      -----------

Comprehensive income:
    Net income                                             -                -           70,443                -           70,443
    Change in unrealized gain/(loss) on
      investments available-for-sale,
      net of tax                                           -                -                -          165,506          165,506
                                                                                                                     -----------
Total comprehensive income                                                                                               235,949

Capital contribution from parent                           -        1,100,326                -                -        1,100,326
Dividends paid to parent                                   -                -         (100,000)               -         (100,000)
                                                 -----------      -----------      -----------      -----------      -----------

Balance, December 31, 2000                       $         1      $ 2,580,016      $   979,030      $   (37,977)     $ 3,521,070
                                                 ===========      ===========      ===========      ===========      ===========

Comprehensive income:
    Net income                                             -                -          226,104                -          226,104
    Effect of change in accounting principle
      for derivatives                                      -                -                -           (9,951)          (9,951)
    Change in unrealized gain/(loss),
       net of tax
          Investments available for sale                   -                -                -           46,465           46,485
          Derivatives                                      -                -                -          (30,702)         (30,702)
                                                                                                                     -----------
Total comprehensive income                                                                                               231,916

Capital contribution from parent                           -           20,000                -                -           20,000
Dividends paid to parent                                   -                -         (130,000)               -         (130,000)
                                                 -----------      -----------      -----------      -----------      -----------

Balance, December 31, 2001                       $         1      $ 2,600,016      $ 1,075,134      $   (32,165)     $ 3,642,986
                                                 ===========      ===========      ===========      ===========      ===========

                                 SOVEREIGN BANK
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                              Year Ended December 31,
                                                              ------------------------------------------------------
                                                                    2001               2000               1999
                                                                    ----               ----               ----
Cash Flows From Operating Activities:
     Net income                                               $    226,104        $     70,443        $    221,686
     Adjustments to reconcile net income/(loss) to net
       cash provided by operating activities:
         Provision for loan losses                                  97,100              56,500              30,000
         Deferred income tax provision (benefit)                   (15,005)            (58,245)             18,885
         Depreciation and amortization                             154,527             128,587              18,802
         Amortization and accretion of investments
           and loan discounts                                       18,188             (38,125)               (754)
         (Gain)/loss on sale of loans, investment
           securities and real estate owned                        (20,153)            109,511              (1,962)
         (Gain)/loss on sale of premise and equipment               (1,376)               (165)                  -
         (Gain)/loss on sale of FHLB advances                            -             (16,000)                  -
     Net change in:
         Accrued interest receivable                                48,127             (12,166)             (9,064)
         Prepaid expenses and other costs                         (534,101)           (793,998)            (92,445)
         Other liabilities                                          73,086             220,587            (274,917)
                                                              ------------        ------------        ------------

Net cash provided (used) by operating activities                    46,497            (333,071)            (89,768)
                                                              ------------        ------------        ------------

Cash Flows From Investing Activities:
     Proceeds from the sale of investments                       5,872,532           8,212,660           5,512,604
     Proceeds from repayments and maturities of
        investment securities                                    2,122,470             635,252           1,882,044
     Purchases of investment securities:
         Available-for-sale                                    (10,463,757)         (5,386,101)         (7,366,029)
         Held-to-maturity                                           (1,224)            (79,187)            (29,966)
     Proceeds from sales of loans                                3,724,085           2,385,619           1,188,173
     Purchase of loans                                          (1,989,269)         (2,572,063)         (2,022,695)
     Net change in loans other than purchases and sales         (1,075,151)            463,389          (1,561,471)
     Proceeds from sales of premises and equipment                  32,059              46,490               5,757
     Purchases of premises and equipment                           (19,673)           (178,106)            (39,844)
     Proceeds from sales of real estate owned                        8,275               3,624              17,081
     Net cash received for acquisitions                                  -           1,916,345             112,998
                                                              ------------        ------------        ------------

Net cash provided (used) by investing activities                (1,789,653)          5,447,922          (2,301,348)
                                                              ------------        ------------        ------------

Cash Flows From Financing Activities:
     Net increase/(decrease) in deposits and other
       customer accounts                                        (1,149,513)            210,550            (824,471)
     Net increase/(decrease) in borrowings                       2,889,557          (4,975,022)          2,563,290
     Sale of FHLB advances                                               -            (911,037)                  -
     Net increase/(decrease) in advance payments by
       borrowers for taxes and insurance                            (3,066)             (4,213)                567
     Proceeds from minority interest                                64,187                   -                   -
     Proceeds from the issuance of preferred stock by
       subsidiary                                                        -             137,197                   -
     Cash dividends paid to SBI                                   (130,000)           (100,000)            (25,000)
     Contributed capital from SBI                                   20,000           1,100,326             510,000
                                                              ------------        ------------        ------------

Net cash provided by financing activities                        1,691,165          (4,542,199)          2,224,386
                                                              ------------        ------------        ------------

Net change in cash and cash equivalents                            (51,991)            572,652            (166,731)
Cash and cash equivalents at beginning of period                   959,635             386,983             553,714
                                                              ------------        ------------        ------------
Cash and cash equivalents at end of period                    $    907,644        $    959,635        $    386,983
                                                              ============        ============        ============

         Supplemental Disclosures: Income tax payments totaled $1.1 billion in 2001, $0.8 million in 2000, and $1.7 million in 1999. Interest payments totaled $1.1 billion in 2001, $1.3 billion in 2000, and $921 million in 1999. Noncash activity consisted of acquisitions which included $9.1 billion of loans and assumption of $12.3 billion of deposits in 2000, and $551 million of loans and assumption of $515 million in deposits in 1999. Other noncash activity consisted of mortgage loan securitization of $587 million in 2001, $1.2 billion in 2000, and $1.0 billion in 1999; and reclassification of mortgage loans to real estate owned of $13.3 million in 2001, $6.2 million in 2000, and $11.7 million in 1999.

         See accompanying notes to consolidated financial statements.

                                 SOVEREIGN BANK
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

         Sovereign Bank (the "Bank" or "Sovereign Bank") is a federal savings bank and is headquartered in Wyomissing, Pennsylvania. The Bank is a wholly-owned subsidiary of Sovereign Bancorp, Inc. ("SBI"). The Bank's primary business consists of attracting deposits from its network of community banking offices, located throughout eastern Pennsylvania, New Jersey, New Hampshire, Massachusetts, Connecticut and Rhode Island, and originating commercial, consumer and residential mortgage loans in those communities. The Bank also serves customers throughout New York.

         The following is a description of the significant accounting policies of the Bank. Such accounting policies are in accordance with accounting principles generally accepted in the United States and have been followed on a consistent basis.

a. Principles of Consolidation - The accompanying financial statements include the accounts of the Bank and its wholly-owned subsidiaries: Sovereign Dealer Finance, Inc., 1130 Abstract, Inc., First Lancaster Financial Corp., 201 Associates, Inc., Sovereign REIT Holdings, Inc. ("Holdings"), Sovereign SFG, Inc., Sovereign Trust Company and RV Marine Funding Corp. All material intercompany balances and transactions have been eliminated in consolidation.

b. Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

c. Interest-earning Deposits - Interest-earning deposits consist of deposit accounts with other financial institutions generally having maturities of three months or less.

d. Investment Securities - Investment securities that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. Securities expected to be held for an indefinite period of time are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported as a component of comprehensive income within stockholder's equity, net of estimated income taxes. Gains or losses on the sales of securities are recognized at trade date utilizing the specific identification method.

         In determining if and when a decline in market value below amortized cost is other-than-temporary, the Bank evaluates the market conditions, offering prices, trends of earnings, price multiples, and other key measures for its investments in marketable equity securities and debt instruments. When such a decline in value is deemed to be other-than-temporary, the Bank recognizes an impairment loss in the current period operating results to the extent of the decline.

e. Loans Held for Sale - Loans held for sale are recorded at the lower of cost or estimated fair value on an aggregate basis. Gains and losses are included in the consolidated statements of operations.

f. Mortgage Banking Activity - The Bank recognizes, as separate assets, the rights to service mortgage loans, whether those rights are acquired through loan purchase or loan origination activities. The initial recognition of originated mortgage servicing assets is predicated upon an allocation of the total cost of the related loans between the loans and the loan servicing rights based on their relative estimated fair values. Purchased mortgage servicing assets are recorded at cost. Excess servicing fees are computed as the present value of the difference between the estimated future net revenues and normal servicing net revenues as established by the federally sponsored secondary market makers. Resultant premiums are deferred and amortized over the estimated life of the related mortgages using the constant yield method.

         Mortgage servicing rights are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed eight years. For purposes of measuring impairment of capitalized mortgage servicing rights and minimizing the impact of risk, the Bank conservatively evaluates the loans underlying these rights by stratifying them into certain homogeneous categories which include, but are not limited to, residential real estate 30-year and 15-year fixed rate mortgage loans, adjustable rate mortgage loans and balloon loans. See Note 6 for details of mortgage banking activity.

g. Allowance for Loan Losses - An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon an evaluation of known and inherent risks in the loan portfolio. Management's evaluation takes into consideration the risks inherent in the loan portfolio, past loan loss experience, specific loans which have losses, geographic and industry concentrations, delinquency trends, economic conditions, the level of originations and other relevant factors. While management uses the best information available to make such evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         The allowance for loan losses consists of two elements: (i) an allocated allowance, which is comprised of allowances established on specific loans, and class allowances based on historical loan loss experience and current trends, and (ii) unallocated allowances based on both general economic conditions and other risk factors in the Bank's individual markets and portfolios, and to account for a level of imprecision in management's estimation process.

         The specific allowance element is based on a regular analysis of criticized commercial loans where internal credit ratings are below a predetermined classification. This analysis is performed at the relationship manager level, and periodically reviewed by the Commercial Asset Review department. The specific allowance established for these criticized loans is based on a careful analysis of related collateral value, cash flow considerations and, if applicable, guarantor capacity.

         The class allowance element is determined by an internal loan grading process in conjunction with associated allowance factors. These class allowance factors are updated at least quarterly and are based primarily on actual historical loss experience, projected loss experience based on current conditions, consultation with regulatory authorities, and peer group loss experience. While this analysis is conducted at least quarterly, the Bank has the ability to revise the class allowance factors whenever necessary in order to address improving or deteriorating credit quality trends or specific risks associated with a given loan pool classification.

         Regardless of the extent of the Bank's analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their unique business conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends; and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. The Bank maintains an unallocated allowance to recognize the existence of these exposures.

         These other risk factors are continuously reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

         A comprehensive analysis of the allowance for loan losses is performed by the Bank on a quarterly basis. In addition, a review of allowance levels based on nationally published statistics is conducted on an annual basis. The Chief Credit Officer, the Chief Risk Management Officer and the Chairman of the Asset Review Committee have the responsibility to affirm allowance methodology and to assess the general and specific allowance factors in relation to estimated and actual net charge-off trends. In addition, the group is also responsible for assessing the appropriateness of the allowance for loan losses for each loan pool classification at the Bank.

h. Loans - Loans are reported net of unearned income. Interest on loans is credited to income as it is earned. Loan origination fees and certain direct loan origination costs are deferred and recognized as adjustments to interest income in the consolidated statement of operations over the contractual life of the loan utilizing the level yield method, except in the case of certain discounted loans in which a portion of the net deferred fee may be amortized over the discount period. Interest income is not recognized on loans when the loan payment is 90 days or more delinquent (except auto loans, government-guaranteed loans, residential and consumer loans with loan to values less than 50% which are placed on non-accrual after 120 days, or loans secured by deposit accounts) or sooner if management believes the loan has become impaired.

         A non-accrual loan is a loan in which it is probable that scheduled payments of principal and interest will not be paid when due according to the contractual terms of the loan agreement. When a loan is placed on non-accrual status, all accrued yet uncollected interest is reversed from income. Payments received on non-accrual loans are generally applied to the outstanding principal balance. In order for a non-accrual loan to revert to accruing status, all delinquent interest must be paid and the Bank must approve a repayment plan.

         Loans delinquent 180 days or more (120 days for auto loans) are charged-off unless it can be clearly demonstrated that repayment will occur regardless of the delinquency status. Examples of this would include: a loan which is secured by collateral and is in the process of collection; a loan supported by a valid guarantee or insurance; or a loan supported by a valid claim against a solvent estate.

         For purposes of measuring impairment as set forth by the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure," the Bank defines impaired loans as non-accrual, non-homogeneous loans and certain other loans which are still accruing, which management has specifically identified as being impaired.

i. Premises and Equipment - Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is calculated utilizing the straight-line method. Estimated useful lives are as follows:

                  Office buildings........................10 to 30 years
                  Leasehold improvements..................Remaining lease term*
                  Furniture, fixtures and equipment.......3 to 10 years
                  Automobiles.............................5 years

                  Expenditures for maintenance and repairs are charged to expense as incurred.

                  * Including option periods, if applicable.

j. Other Real Estate Owned ("OREO") - OREO consists of properties acquired by or in lieu of foreclosure. OREO is stated at the lower of cost or estimated fair value minus estimated costs to sell. Write-downs of OREO which occur after the initial transfer from the loan portfolio and costs of holding the property are recorded as other operating expenses, except for significant property improvements which are capitalized to the extent that carrying value does not exceed estimated fair value.

k. Income Taxes - Deferred income taxes are provided on temporary differences between amounts reported for financial statement and tax purposes.

l. Derivative Instruments and Hedging Activity - The Bank enters into derivative transactions principally to protect against the risk of adverse price or interest rate movements on the value of certain assets and liabilities and on expected future cash flows. The Bank is also required to recognize certain commitments as derivatives when the characteristics of those commitments meet the definition of a derivative.

         Effective January 1, 2001, the Bank adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, which requires all derivative instruments to be carried at fair value on the balance sheet. SFAS 133 provides special hedge accounting provisions, which permit the change in the fair value of the hedged item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in fair value of the derivative.

         Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges under SFAS 133. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. The Bank formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking each hedge transaction.

         Fair value hedges are accounted for by recording the fair value of the derivative instrument and the fair value related to the risk being hedged of the hedged asset or liability on the balance sheet with corresponding offsets recorded in the income statement. The adjustment to the hedged asset or liability is included in the basis of the hedged item, while the fair value of the derivative is recorded as a freestanding asset or liability. Actual cash receipts or payments and related amounts accrued during the period on derivatives included in a fair value hedge relationship are recorded as adjustments to the interest income or expense recorded on the hedged asset or liability.

         Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability, with a corresponding offset recorded in other comprehensive income within stockholder's equity, net of tax. Amounts are reclassified from other comprehensive income to the income statement in the period or periods the hedged forecasted transaction affects earnings.

         Under both the fair value and cash flow hedge scenarios, derivative gains and losses not considered highly effective in hedging the change in fair value or expected cash flows of the hedged item are recognized immediately in the income statement. The Bank typically uses interest rate swaps in cash flow and fair value hedge transactions. The interest rate swaps are designed to be highly effective in offsetting changes in the fair value or cash flows of the hedged asset or liability. The hedge transactions typically qualify under SFAS 133 to receive the "short-cut" method. Under the short-cut method, changes in the fair value of the derivative are assumed to perfectly offset changes in the hedged asset or liability and there is no impact on net income. Hedge transactions that qualify for the short-cut method require no additional analysis after inception of the hedge. For hedge transactions that do not qualify for the short-cut method, at the hedge's inception and on a regular basis thereafter, a formal assessment is performed to determine whether changes in the fair values or cash flows of the derivative instruments have been highly effective in offsetting changes in the fair values or cash flows of the hedged items and whether they are expected to be highly effective in the future. If it is determined a derivative instrument has not been or will not continue to be highly effective as a hedge, hedge accounting is discontinued prospectively and the derivative instrument continues to be carried at fair value but with no corresponding offset being recorded on the hedged item.

         Prior to the adoption of SFAS 133 on January 1, 2001, unrealized gains and losses on derivatives used for hedging purposes were generally not required to be recorded in the financial statements. Realized gains and losses on contracts either settled or terminated were recorded as an adjustment to the basis of the on-balance sheet asset or liability being hedged and amortized into the income statement over either the remaining life of the derivative instrument or the expected life of the asset or liability. If the hedged asset or liability also was terminated, the gain or loss was recognized immediately. Net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. On January 1, 2001, after-tax transition amounts associated with establishing the fair values of the derivative instruments and hedged items on the balance sheet of $0.7 million and ($6.7) million were recorded as an increase of net income and a reduction in other comprehensive income, respectively. Additionally, as allowed by SFAS 133, the Bank reclassified $800 million of held to maturity securities to available for sale on January 1, 2001. These securities had an unrealized loss of ($3.2) million, net of tax of $1.7 million, at January 1, 2001.

m. Foreign Exchange - The Bank enters into forward exchange contracts to provide for the needs of its customers. Forward exchange contracts are valued at current exchange rates. All gains or losses on forward exchange contracts are included in capital markets revenue.

n. Consolidated Statement of Cash Flows - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from depository institutions, interest-earning deposits and securities purchased under resale agreements with an original maturity of three months or less.

o. Reclassifications - Certain amounts in the financial statements of prior periods have been reclassified to conform with the presentation used in current period financial statements. These reclassifications have no effect on net income.

p. Goodwill and Other Intangibles - Core deposit intangibles are a measure of the value of checking and savings deposits acquired in business combinations accounted for as purchases. Core deposit intangibles are generally amortized using an accelerated method over the estimated lives of the existing deposit relationships acquired, but not exceeding 10 years. Goodwill is the excess of the purchase price over the fair value of net tangible and identifiable intangible assets of companies acquired through business combinations accounted for as purchases. In finalizing a purchase allocation, the Bank considers all the facts that come to its attention during the allocation period, not to exceed 12 months, and, if necessary, will adjust the purchase price allocation accordingly based on such facts.

         Through December 31, 2001, goodwill is amortized using the straight line method over various periods not exceeding 25 years. Beginning on January 1, 2002, goodwill will cease to be amortized - See Pending Accounting Pronouncements in a later section of this Note. Under generally accepted accounting principles existing through December 31, 2001, the carrying amount of the goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the loss of economic value, the carrying amount of the goodwill is reduced by the estimated loss of value. In addition, goodwill associated with impaired long-lived assets is included in the impairment evaluation which the Bank assesses under the rules of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". At December 31, 2001, the Bank had $955 million and $389 million of goodwill and core deposit intangibles, respectively.

q. Segment Reporting - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public companies report certain information about operating segments. It also requires that public companies report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Bank is a large regional bank which offers a wide array of products and services to its customers. Pursuant to its banking strategy, emphasis is placed on building relationships with its customers, as opposed to building specific lines of business. As a result, at December 31, 2001, and 2000, the Bank is not organized around discernible lines of business and prefers to work as an integrated unit to customize solutions for its customers, with business line emphasis and product offerings changing over time as needs and demands change. Thus, all necessary requirements of SFAS No. 131 have been met by the Bank as of December 31, 2001.

r. Asset Securitizations - When the Bank sells home equity loans, automobile and recreational vehicle loans, and residential mortgage loans, it may retain interest only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of the transfer. The Bank generally estimates fair value based on the present value of expected future cash flows estimated using management's best estimates of the key assumptions-credit losses, pre-payment speeds, forward yield curves, and discount rates commensurate with the risks involved.

s. Pending Accounting Pronouncements - In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS 141 eliminated the pooling of interests method of accounting for business combinations. As SFAS 141 is accounted for prospectively, the adoption of SFAS 141 is not expected to have a material impact on the Bank's historical financial position or results of operations. Under SFAS 142, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives.

         The Bank will apply SFAS 142 beginning in the first quarter of 2002. Application of the nonamortization provisions of SFAS 142 is expected to result in an increase in net income of $30 million in 2002 as amortization of goodwill will not be permitted subsequent to the adoption of SFAS 142 on January 1, 2002. The Bank will test goodwill for impairment using the two-step process within the first half of 2002 as prescribed in SFAS 142. The first step is a screen for potential impairment of goodwill and indefinite lived intangible assets, while the second step measures the amount of the impairment, if any. The Bank has not yet determined what the effect of these tests will be on its earnings and financial position. The Bank currently evaluates goodwill for impairment if facts and circumstances suggest that it may be impaired. Management believes that no such circumstances existed at December 31, 2001. Any impairment that is required to be recognized when adopting SFAS 142 will be reflected as the cumulative effect of a change in accounting principle in 2002.

Note 2 - Business Combinations

         On July 17, 2001, the Bank announced the signing of a definitive agreement to acquire Main Street Bancorp, Inc. for approximately $170 million in stock and cash. Main Street was a $1.5 billion bank holding company headquartered in Reading, Pennsylvania, with 42 community banking offices serving southeastern Pennsylvania. The transaction was completed March 8, 2002, and provided the Bank with approximately $1.3 billion of deposits and $845 million of loans before purchase accounting adjustments, enhancing the Bank's small business and middle market lending capabilities in the region.

         On February 28, 2000, the Bank entered into an amended purchase and assumption agreement with FleetBoston Financial to acquire branch banking offices located in Connecticut, Massachusetts, New Hampshire and Rhode Island, and related deposit liabilities, loans and other assets associated with the business of those branches (the "New England Acquisition"). In total, the Bank purchased 281 community banking offices (exclusive of 4 locations which were resold to a third party). The New England Acquisition, which resulted in the creation of the Sovereign Bank New England division of the Bank ("SBNE"), included the former Fleet Bank community banking franchise in eastern Massachusetts; the entire former BankBoston community banking franchise in Rhode Island; and select community banking offices of Fleet Bank in Southern New Hampshire and BankBoston in Connecticut. In addition, the Bank acquired a substantial portion of the middle market and small business-lending group from Fleet Bank in Massachusetts and New Hampshire, and from BankBoston in Rhode Island and Connecticut. The New England Acquisition included the purchase of fully functioning business units, with the necessary management, relationship officers, support staff and other infrastructure for the acquired loans and deposits to be fully serviced.

         In March, June and July 2000, the Bank completed each of the three phases of the New England Acquisition. The Bank's results include the operations of these acquired SBNE branches, assets and liabilities from their respective acquisition dates, and thereafter. Total liabilities assumed through the acquisition were $12.3 billion. Additionally, tangible assets purchased by the Bank included loan balances of $9.1 billion, which included $3.1 billion of commercial loans and leases, $1.7 billion of consumer loans and $4.3 billion of residential mortgages (inclusive of $1.1 billion of residential mortgage loans which were not relationship assets that were subsequently sold as part of the Bank's asset-liability management strategy to reduce interest-rate risk), $85 million of currency, $68 million of premises and equipment, $180 million of precious metals inventory and $213 million of prepaid and other miscellaneous assets. Cash received, net of the premium paid, was $1.9 billion.

         Identifiable intangible assets acquired included $352 million of core deposit intangible (CDI), which represents the value of the customer relationships associated with demand, savings, and money market accounts. The Bank established the value of the CDI based on the present value of the difference in expected future cash flows between the cost to replace such deposits (based on applicable equivalent time deposit rates) versus the then-current yield on core deposits acquired. The estimated future cash flows were based on the average expected life of the deposits acquired using average run-off factors for each product less the cost to service the deposits. The Bank is amortizing the core deposit intangible using an accelerated method of amortization over a 10 year period.

         Total consideration for the New England Acquisition was 12% of acquired deposits less agreed upon reductions. The premium was comprised of: a) $848 million, which was paid as of the final closing on July 21, 2000, and b) $363 million, paid in periodic installments from January 2001 through September 2001 upon FleetBoston's performance of non-solicitation obligations specified under the purchase agreement and satisfaction of certain other conditions. These payments were recorded as expense ratably from the completion of the New England Acquisition on July 21, 2000 through the completion of the payments. After taking into consideration fair value adjustments on acquired assets of $163 million, establishment of an initial allowance for loan losses of $135 million, and direct costs associated with the acquisition of $32 million, total goodwill of $826 million was recorded in the transaction.

         In November, 2000, the Bank announced the results of a restructuring initiative. In addition to realigning the Office of the Chief Executive Officer and the Bank around customer segments, the Bank analyzed front and back office operations and computer operating platforms and eliminated approximately 500 positions. In total, the Bank recorded $27 million in restructuring costs, $8.5 million of which was recorded in 2001 related to the closure of 14 "in-store" offices and a redirection of e-commerce efforts, and $18.5 million recorded during 2000 which was comprised of $14 million of severance and outplacement costs, and a $4.5 million write-off of a redundant computer-operating platform. As of December 31, 2001, $2.0 million of liability remained primarily to satisfy future severance payments.

         On June 30, 1999, SBI acquired all the outstanding common stock of Peoples Bancorp, Inc. ("Peoples") in a purchase business combination. SBI directed People's main banking subsidiary, Trenton Savings Bank ("TSB") to be contributed to the Bank. TSB was a $1.4 billion bank headquartered in Lawrenceville, New Jersey which operated 14 community banking offices in Mercer, Burlington and Ocean counties, New Jersey. The contribution was accounted for at fair value and added investments, loans and deposits to the Bank of approximately $922 million, $503 million and $515 million, respectively. The Bank recorded total intangibles of $39.5 million, of which $9.8 million was allocated to a core deposit intangible and $29.7 million was allocated to goodwill. The goodwill and core deposit intangible are being amortized over 25 years and 10 years, respectively. The Bank's results of operations include the operations of TSB from June, 30 1999 and thereafter.

         On June 15, 1999, SBI acquired The Network Companies ("Network"), a privately held affiliated group of specialty leasing companies headquartered in Commack, New York. Network provided financing for the purchase or lease of equipment and specialty vehicles plus other specialty products for businesses throughout the United States, with transactions ranging from $15,000 to $250,000. SBI transferred all of the assets and liabilities it acquired from Network to the Bank at fair value. The purchase price of $6 million consisted of $4 million of SBI common stock and $2 million of cash. The Bank's results of operations include the operations of Network from June 15, 1999 and thereafter.

Note 3 - Restrictions on Cash and Amounts Due from Depository Institutions

         The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Board. The amounts of those reserve balances for the reserve computation periods which included December 31, 2001, and 2000, were $277 million and $243 million, respectively.

Note 4 - Investment Securities

         The amortized cost and estimated fair value of investment securities are as follows (in thousands):


                                                                      At December 31,
                        -------------------------------------------------------------------------------------------------------
                                              2001                                                   2000
                        -------------------------------------------------     --------------------------------------------------
                        Amortized   Unrealized    Unrealized                  Amortized    Unrealized    Unrealized
                          Cost     Appreciation  Depreciation  Fair Value        Cost     Appreciation  Depreciation  Fair Value
                        ---------  ------------  ------------  ----------     ---------   ------------  ------------  -----------
Investment Securities
    Available-for-Sale:
Investment Securities:
  U.S. Treasury and
   government agency   $   23,109    $    93       $    23    $   23,179        $92,341     $    55       $   456    $   91,940
  Corporate Debt
   and Asset Backed
   Securities             281,824      5,323        10,738       276,409        835,116      11,432        18,316       828,232
  FHLB stock and
   agency preferred       784,820      2,526           160       787,186        653,876         267         2,469       651,674
  State and Municipal
   Securities              22,452      1,942             2        24,392          4,912         381             5         5,288


Mortgage-backed
  Securities:
  U.S. government
   agencies             6,625,498     34,371        33,828     6,626,041        676,593       3,025         5,679       673,939
  Non-agencies          1,783,485     23,062         5,202     1,801,345      3,069,141       1,091        48,081     3,022,151
                       ----------    -------       -------    ----------     ----------     -------       -------    ----------
Total investment
  securities
  available-for-sale   $9,521,188    $67,317       $49,953    $9,538,552     $5,331,979     $16,251       $75,006    $5,273,224
                       ==========    =======       =======    ==========     ==========     =======       =======    ==========


                                                                      At December 31,
                        -------------------------------------------------------------------------------------------------------
                                              2001                                                   2000
                        -------------------------------------------------     --------------------------------------------------
                        Amortized   Unrealized    Unrealized                   Amortized   Unrealized    Unrealized
                          Cost     Appreciation  Depreciation  Fair Value        Cost     Appreciation  Depreciation  Fair Value
                        ---------  ------------  ------------  ----------      ---------  ------------  ------------  ----------
Investment Securities
   Held-to-Maturity:
Investment Securities
  U.S. Treasury and
   government agency
   securities            $  1,905    $    55       $     -        $1,960     $    6,382     $     -       $   138    $    6,244
  Corporate securities          -          -             -             -         22,535       1,545             6        24,074
  State and Municipal
   Securities               4,128         35             2         4,161            739         135             6           868

Mortgage-backed
securities:
  U.S. government
   agencies               872,154      9,851        10,144       871,861      1,558,443      14,779        16,456     1,556,766
  Non-agency                5,250         47            71         5,226        372,837         883         7,800       365,920
                         --------    -------       -------      --------     ----------     -------       -------    ----------
Total investment
  securities
  held-to-maturity       $883,437    $ 9,988       $10,217      $883,208     $1,960,936     $17,342       $24,406    $1,953,872
                         ========    =======       =======      ========     ==========     =======       =======    ==========

         Proceeds from sales of investment securities available for sale and the realized gross gains and losses from those sales are as follows (in thousands):

                                               Available-For-Sale
                                             Year Ended December 31,
                                  --------------------------------------------
                                      2001             2000            1999
                                  -----------      -----------     -----------

Proceeds from sales               $ 5,872,532      $ 8,212,660     $ 5,512,604

Gross realized gains                   31,412           14,066           2,566
Gross realized losses                  (4,596)        (116,874)         (3,453)
                                  -----------      -----------     -----------

Net realized gains/(losses)       $    26,816      $  (102,808)    $      (887)
                                  ===========      ===========     ===========

         Contractual maturities (except mortgage-backed securities, see (1)) and yields of the Bank's investment securities available for sale at December 31, 2001, are as follows (in thousands):


                                        Investment Securities Available for Sale at December 31, 2001(1):
                                        ----------------------------------------------------------------
                                                                     Due After 5       Due After 10                       Weighted
                                  Due within        Due After 1         Within           Years/No                         Average
                                   One Year        Within 5 Yrs.        10 Yrs.          Maturity           Total         Yield (2)
                                  ----------        ----------        ----------        ----------        ----------      ---------
U.S. Treasury and
   government agency              $   19,662        $    3,517      $          -      $          -        $   23,179        2.67%
Corporate debt and
   asset backed securities                 -            26,722            83,020           166,667           276,409        9.63
Equities                                   -                 -                 -           787,186           787,186        0.00
State and municipal                       51               897               459            22,985            24,392        6.09
   securities
Mortgage-backed Securities:
   U.S. government agencies          796,337         2,721,644         1,805,062         1,302,998         6,626,041        6.02
   Non-agencies                      593,387           894,203           233,528            80,227         1,801,345        6.07
                                  ----------        ----------        ----------        ----------        ----------

Total Book Value                  $1,409,437        $3,646,983        $2,122,069        $2,360,064        $9,538,552
                                  ==========        ==========        ==========        ==========        ==========
Weighted average yield (2)              6.02%             6.11%             6.15%             4.19%             5.63%       5.63%
                                  ==========        ==========        ==========        ==========        ==========

Total Amortized Cost              $1,421,022        $3,639,767        $2,114,440        $2,345,959        $9,521,188
                                  ==========        ==========        ==========        ==========        ==========

(1) Mortgage-backed securities are assigned to maturity categories based on their estimated average lives.

(2) Weighted-average yields are based on amortized cost. Yields on tax exempt securities are calculated on a tax equivalent basis and are based on an effective tax rate of 35%.

         Maturities and yields of the Bank's investment securities held to maturity at December 31, 2001, are as follows (in thousands):

                                         Investment Securities Held to Maturity at December 31, 2001(1):
                                        ----------------------------------------------------------------
                                                                     Due After 5       Due After 10                       Weighted
                                  Due within        Due After 1         Within           Due After                         Average
                                   One Year        Within 5 Yrs.        10 Yrs.           10 Years          Total         Yield (2)
                                  ----------        ----------        ----------        ----------        ----------      ---------

U.S. Treasury and
   government agency                $    150          $  1,755          $      -          $                 $  1,905        6.65%
Corporate debt and asset
   backed securities                       -                 -                 -                 -                 -        0.00
Equities                                   -                 -                 -                 -                 -        0.00
State and Municipal                      481             2,890               396               361             4,128        6.05
   securities
Mortgage-backed Securities:
   U.S. government agencies          192,256           419,730           173,402            86,766           872,154        5.95
   Non-agencies                        1,643             2,861               667                79             5,250        5.01
                                    --------          --------          --------          --------          --------

Total Amortized Cost                $194,530          $427,236          $174,465          $ 87,206          $883,437        5.95%
                                    ========          ========          ========          ========          ========
Weighted average yield (2)              5.90%             5.90%             5.90%             6.03%             6.09%       5.94%
                                    ========          ========          ========          ========          ========

Total Fair Value                    $196,919          $424,681          $174,364          $ 87,244          $883,208
                                    ========          ========          ========          ========          ========

(1) Mortgage-backed securities are assigned to maturity categories based on their estimated average lives.
(2) Weighted-average yields are based on amortized cost. Yields on tax exempt securities are calculated on a tax equivalent basis and are based on an effective tax rate of 35%.

         Income not subject to tax included in interest and dividends on investment securities for the years ended December 31, 2001, 2000, and 1999 was $29.1 million, $27.1 million, and $27.1 million, respectively. Tax expense/(benefit) related to net realized gains and losses from sales of investment securities for the years ended December 31, 2001, 2000, and 1999 were $9.4 million, $(36.0) million, $(0.3) million, respectively.

         Investment securities with an estimated fair value of $3.8 billion and $2.3 billion were pledged as collateral for borrowings, interest rate agreements and public deposits at December 31, 2001, and 2000, respectively.

Note 5 - Loans

         A summary of loans included in the consolidated balance sheets (in thousands):

                                                         At December 31,
                                              ---------------------------------
                                                  2001                  2000
                                                  ----                  ----


Commercial real estate loans........          $ 3,082,330           $ 2,793,616
Commercial loans....................            4,506,198             4,397,009
Other...............................              657,527               640,782
                                              -----------           -----------

     Total Commercial Loans.........            8,246,055             7,831,407
                                              -----------           -----------

Home equity loans...................            3,756,621             3,256,598
Auto loans..........................            2,882,417             2,309,025
Other...............................              501,029               528,446
                                              -----------           -----------

Total Consumer Loans................            7,140,067             6,094,069
                                              -----------           -----------

Residential real estate loans.......            5,005,219             7,978,857
                                              -----------           -----------

Total Loans(1)(2)...................          $20,391,341           $21,904,333
                                              ===========           ===========

Total Loans with:
     Fixed rate.....................          $12,867,499           $14,157,623
     Variable rate..................            7,523,842             7,746,710
                                              -----------           -----------

     Total Loans(1).................          $20,391,341           $21,904,333
                                              ===========           ===========

(1) Loan totals are net of deferred loan fees of $40 million for 2001 and $33 million for 2000.

(2) Loan totals are net of unamortized discount of $18 million and $65 million for 2001 and 2000.

         Loans to related parties include loans made to certain officers, directors and their affiliated interests. At December 31, 2001, and 2000, loans to related parties totaled $20.1 million and $14.6 million, respectively.

         The activity in the allowance for loan losses is as follows (in thousands):


                                                                   Year Ended December 31,
                                                          -----------------------------------------
                                                          2001               2000             1999
                                                          ----               ----             ----

Balance, beginning of period.....................        $256,356           $132,986         $133,802
Allowance established/acquired in acquisitions...               -            134,706            4,799
Provision for loan losses........................          97,100             56,500           30,000
Charge-offs......................................         120,940             92,892           55,023
Recoveries.......................................          32,151             25,056           19,408
                                                         --------           --------         --------
Balance, end of period...........................        $264,667           $256,356         $132,986
                                                         ========           ========         ========

         Impaired loans are summarized as follows (in thousands):

                                                     At December 31,
                                                 -----------------------
                                                   2001           2000
                                                 --------       --------

Impaired loans without a related allowance ....  $      -       $      -
Impaired loans with a related allowance .......   352,562        232,817
                                                 --------       --------

     Total impaired loans .....................  $352,562       $232,817
                                                 ========       ========

Allowance for impaired loans ..................  $ 73,741       $ 56,311
                                                 ========       ========


         If the Bank's non-accruing and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period, gross interest income for the years ended December 31, 2001, 2000, and 1999 would have increased by approximately $9.1 million, $7.0 million, and $5.0 million, respectively. Interest income recorded on these loans for the years ended December 31, 2001, 2000, and 1999 was $6.6 million, $3.8 million, and $2.1 million, respectively.

Note 6 - Mortgage Banking Activity

         At December 31, 2001, 2000, and 1999, the Bank serviced loans for the benefit of others totaling $5.1 billion, $4.2 billion, and $5.7 billion, respectively. The following table presents the activity of the Bank's mortgage servicing rights for the years indicated. This activity does not reflect the reduction from the activity in the Bank's valuation allowance for mortgage servicing rights presented in the table below (in thousands):

                                        2001            2000            1999
                                      --------        --------        --------
Balance, beginning of year .........  $ 41,541        $ 77,349        $ 75,627
Servicing assets sold ..............         -         (34,842)              -
Net servicing assets recognized ....    29,083           7,971          14,605
Amortization and other .............    (9,626)         (8,937)        (12,883)
                                      --------        --------        --------

Balance, end of year ...............  $ 60,998        $ 41,541        $ 77,349
                                      ========        ========        ========

         For valuation purposes, at December 31, 2001, a weighted average discount rate of 9.6% was assumed and assumed prepayment speeds were consistent with published secondary market rates for the Bank's market area. The Bank also takes into consideration any inherent risks, as well as other relevant factors associated with each portfolio. Prices are obtained in the secondary market and are based upon current market prices of similarly traded loans and/or comparable secondary market instruments.

         Activity in the valuation allowance for mortgage servicing rights for the years indicated consisted of the following (in thousands):

                                                  Year Ended December 31,
                                        ---------------------------------------
                                          2001            2000            1999
                                        --------       --------        --------

Balance, beginning of year ...........  $  2,183       $  4,858        $ 13,295
Change in valuation allowance for
  mortgage servicing rights ..........     8,097         (2,675)         (8,437)
                                        --------       --------        --------

Balance, end of year .................  $ 10,280       $  2,183        $  4,858
                                        ========       ========        ========

Note 7 - Premises And Equipment

         A summary of premises and equipment, less accumulated depreciation and amortization, follows (in thousands):

                                                        At December 31,
                                                  --------------------------
                                                    2001             2000
                                                  ---------        ---------

Land ..........................................   $  11,581        $  13,200
Office buildings ..............................      74,865          108,890
Furniture, fixtures, and equipment ............     215,313          214,106
Leasehold improvements ........................      65,044           57,723
Automobiles ...................................         441              605
                                                  ---------        ---------

                                                    367,244          394,524

Less accumulated depreciation .................    (115,657)        (104,390)
                                                  ---------        ---------

Total premises and equipment ..................   $ 251,587        $ 290,134
                                                  =========        =========


         Included in occupancy and equipment expense for 2001, 2000, and 1999 was depreciation expense of $43.1 million, $36.6 million, and $15.1 million respectively. The Bank also recorded rental expense of $72.9 million, $52.0 million, and $16.5 million, net of $11.2 million, $5.2 million and $1.2 million of sublease income in 2001, 2000, and 1999, respectively.

         On June 30, 2000, the Bank was party to a structured real estate transaction pursuant to which 127 commercial properties were transferred to non-affiliated third parties. The Bank simultaneously entered into 127 separate operating leases each of which had an initial term of approximately 20 years. The transfers and leases included 104 commercial properties that were transferred by FleetBoston and 23 commercial properties owned by the Bank. The Bank recorded an $11.9 million gain on the sale of the 23 properties it sold to the third parties. This was deferred and is being amortized over the lease term of the 23 properties sold and subsequently leased back.

Note 8 - Accrued Interest Receivable

         Accrued interest receivable is summarized as follows (in thousands):

                                                   At December 31,
                                                -----------------------
                                                  2001           2000
                                                --------       --------

Accrued interest receivable on:
     Investment securities ...................  $ 62,470       $ 54,215
     Loans ...................................   118,318        174,700
                                                --------       --------

     Total interest receivable ...............  $180,788       $228,915
                                                ========       ========

Note 9 - Deposits

         Deposits are summarized as follows (in thousands):

                                                                  At December 31,
                              --------------------------------------------------------------------------------------
                                                  2001                                         2000
                              ------------------------------------------     ---------------------------------------
                                 Balance        Percent         Rate          Balance        Percent         Rate
                                 -------        -------         ----          -------        -------         ----
Demand deposit accounts        $ 3,962,001         17%             -%       $ 3,475,994          14%             -%
NOW accounts                     4,162,169         18           0.87          4,247,194          17           2.67
Savings accounts                 2,985,464         13           1.44          2,952,960          12           2.38
Money market accounts            4,992,163         21           1.73          4,553,020          19           4.44
Retail certificates of deposit   6,985,397         30           4.14          8,371,936          34           5.91
Jumbo certificates of deposit      262,210          1           3.04            897,813           4           6.55
                               -----------        ---           ----        -----------         ---           ----
Total deposits                 $23,349,404        100%          1.98%       $24,498,917         100%          3.83%
                               ===========        ===           ====        ===========         ===           ====

         Deposits of related parties include deposits made by certain officers, directors and their affiliated interests. At December 31, 2001, and 2000, deposits of related parties totaled $1.5 million and $1.2 million, respectively.

         Interest expense on deposits is summarized as follows (in thousands):


                                                                       At December 31,
                                                     --------------------------------------------------
                                                        2001                2000                 1999
                                                        ----                ----                 ----
Demand deposit and NOW accounts..................    $ 71,156            $ 81,842              $ 34,622
Savings accounts.................................      57,905              67,880                58,333
Money market accounts............................     146,854             132,131                50,246
Certificates of deposit..........................     432,669             453,234               297,625
                                                     --------             -------               -------

Total interest expense on deposits...............    $708,584            $735,087              $440,826
                                                     ========            ========              ========

         The following table sets forth the maturity of the Bank's certificates of deposit of $100,000 or more as scheduled to mature contractually at December 31, 2001 (in thousands):

                                                                 At December 31,
                                                                       2001
                                                                 ---------------
Three months or less....................................          $  335,046
Over three through six months...........................             290,041
Over six through twelve months..........................             340,226
Over twelve months......................................             370,591
                                                                  ----------

         Total..........................................          $1,335,904
                                                                  ==========

         The following table sets forth the maturity of the Bank's certificates of deposit as scheduled to mature contractually at December 31, 2001 (in thousands):

                                                                At December 31,
                                                                      2001
                                                                ---------------
2002....................................................          $5,655,282
2003....................................................           1,031,650
2004....................................................             260,203
2005....................................................              94,671
2005....................................................              75,738
Thereafter..............................................             130,063
                                                                  ----------

Total...................................................          $7,247,607
                                                                  ==========

Note 10 - Borrowings

         Borrowings. Short-term borrowings included in the consolidated balance sheets are as follows (in thousands):


                                                                               At December 31,
                                                        -----------------------------------------------------------
                                                                     2001                           2000
                                                        ---------------------------     ---------------------------
                                                           Balance        W.A. Rate        Balance        W.A. Rate
                                                           -------        ---------        -------        ---------

Federal funds purchased............................     $  452,002          1.75%         $130,000          5.23%
Securities sold under repurchase agreements........        297,741          1.45%          230,900          6.58%
Federal Home Loan Bank advances....................      1,929,021          3.08%          970,000          6.62%
                                                        ----------                       ---------

Total borrowings...................................     $2,678,764          2.67%       $1,330,900          6.48%
                                                        ==========                      ==========

         Qualifying repurchase agreements are treated as financings and the obligations to repurchase securities sold are reflected as a liability in the balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts, although the securities underlying the agreements are delivered to the brokers who arranged the transactions. In certain instances, the broker may have sold, loaned, or disposed of the securities to other parties in the normal course of their operations, and have agreed to resell to the Bank substantially similar securities at the maturity of the agreements. The broker/dealers who participate with the Bank in these agreements are primarily broker/dealers reporting to the Federal Reserve Bank of New York.

         Included in 2001 borrowings are sales of securities under repurchase agreements. Securities underlying sales of securities under repurchase agreements consisted of investment securities which had an amortized cost of $395 million and a market value of $386 million at December 31, 2001.

         Short-term FHLB advances are collateralized by qualifying mortgage-related assets as defined by the FHLB.

Note 11 - Long-Term Debt

         Long-term debt (borrowings with original maturities of more than one year) at December 31 consisted of the following:


                                                                           At December 31,
                                                                      2001               2000
                                                                      ----               ----
                                                                             (in thousands)
Securities sold under repurchase agreements..................      $  155,000         $        -
FHLB advances, maturing January 2002 to April 2013 ..........       4,105,929          3,545,776
Asset-backed floating rate notes, due June 21, 2012..........         821,000                  -
Other........................................................           9,247              3,707
                                                                   ----------         ----------
                                                                   $5,091,176         $3,549,483
                                                                   ==========         ==========

         Long-term debt includes sales of securities under repurchase agreements with weighted average interest rates of 4.71% at December 31, 2001. Securities underlying these repurchase agreements consist of investment securities which had a book value of $159 million, and a market value of $160 million at December 31, 2001.

         Long-term FHLB advances are collateralized by qualifying mortgage-related assets as defined by the FHLB. Long-term FHLB advances had weighted average interest rates of 5.28% and 5.47% at December 31, 2001, and 2000, respectively.

         In November, 2001, the Bank accessed the liquidity of international markets and transferred $957 million of indirect automobile loans to special purpose entities (SPEs) in return for $885 million raised by the SPEs from the issuance to outside investors of $821 million of asset-based floating rate notes and $64 million of equity interests. The securitization transaction is accounted for as a financing collateralized by assets in accordance with SFAS 140, "Transfers of Financial Assets and Liabilities," and as such, the indirect automobile loans, asset-based floating rate notes and equity interests (reported as minority interests) are all reflected in the Bank's Consolidated Balance Sheet at December 31, 2001, as loans, long-term debt and minority interests, respectively.

         The asset-backed notes consist of two classes: $799.1 million of Class A and $21.9 million of Class B. Interest on the notes accrues at 1 month LIBOR plus 0.375% and 0.575% for classes A and B, respectively, and is paid monthly. Interest rates were 2.50% and 2.70% at December 31, 2001, for classes A and B, respectively. Combined monthly principal payments of $10.5 million commence January 2007 and increase to final payments of $16.9 million in January 2012. Principal reductions are allocated between the classes in proportion to the combined principal of the classes. Interest and principal payments are to be paid from the cash flows of the revolving pool of assets transferred to the SPEs.

         The following table sets forth the maturity of the Bank's long-term debt as scheduled to mature contractually at December 31, 2001:

                                                   At December 31, 2001
                                                   --------------------
                                                       (in thousands)

                       2002...................           $  401,394
                       2003...................                6,476
                       2004...................                1,942
                       2005...................              312,885
                       2006...................              155,000
                       Thereafter.............            4,213,479
                                                         ----------

                       Total..................           $5,091,176
                                                         ==========

Note 12 - Minority Interest

         In the financing transaction consummated in November 2001, the Bank received $64 million from the sale of ownership interests in consolidated SPEs to outside investors. The SPEs were formed to issue debt and equity interests as parts of a securitization transaction which raised a total of $885 million for the Bank. The ownership interests in the SPEs are reflected as minority interests in the Bank's Consolidated Balance Sheet, along with the indirect automobile loans and asset-backed notes as the entire transaction is considered a financing in accordance with SFAS 140.

         On August 21, 2000, the Bank received dividends of approximately $140 million from Holdings in connection with the sale by Holdings and the issuance and sale by Sovereign REIT of $161.8 million of REIT Preferred Interests. Sovereign REIT is a subsidiary of the Bank which holds primarily residential real estate loans. The REIT Preferred Interests were issued at a discount, which is being amortized over the life of the preferred interests using the effective yield method. The REIT Preferred Interests may be redeemed at any time on or after May 16, 2020, at the option of Sovereign REIT subject to the approval of the OTS. Under certain circumstances, the REIT Preferred Interests are automatically exchangeable into Bank Preferred Stock. The offering was made exclusively to institutional investors; however, Sovereign REIT expects to register the REIT Preferred Interests so that they may be offered to other investors. The proceeds of this offering were principally used to repay corporate debt.

Note 13 - Regulatory Matters

         The Financial Institutions Reform, Recovery and Enforcement Act ("FIRREA") requires institutions regulated by the OTS to have a minimum leverage capital ratio equal to 3% of tangible assets, and 4% of risk-adjusted assets, and a risk-based capital ratio equal to 8% as defined. The Federal Deposit Insurance Corporation Improvement Act ("FDICIA") requires OTS regulated institutions to have a minimum tangible capital equal to 2% of total tangible assets. Management believes, as of December 31, 2001, and 2000, that the Bank met all capital adequacy requirements to which it is subject in order to be well-capitalized.

         FDICIA established five capital tiers: well-capitalized, adequately-capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. A depository institution's capital tier depends upon its capital levels in relation to various relevant capital measures, which include leverage and risk-based capital measures and certain other factors. Depository institutions that are not classified as well-capitalized or adequately-capitalized are subject to various restrictions regarding capital distributions, payment of management fees, acceptance of brokered deposits and other operating activities.

         The OTS order, as amended, applicable to the approval of the New England Acquisition (the "OTS Order"), requires the Bank to be "well-capitalized", and also to meet certain additional capital ratio requirements above the regulatory minimums and other conditions. Various agreements with SBI's lenders also require the Bank to be "well-capitalized" at all times and in compliance with all regulatory requirements. To be "well-capitalized", a thrift institution must maintain a Tier 1 Leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of 6% and total risk-based capital of 10%. At December 31, 2001, the Bank had met all quantitative thresholds necessary to be classified as well capitalized under regulatory guidelines and the OTS Order.

         Although OTS capital regulations do not apply to savings and loan holding companies, the OTS Order requires SBI to maintain certain Tier 1 capital levels. At December 31, 2001, SBI had met all quantitative thresholds necessary to be classified as "well-capitalized" under the OTS Order.

         Federal banking laws, regulations and policies also limit the Bank's ability to pay dividends and make other distributions to SBI. The Bank must obtain prior OTS approval to declare a dividend or make any other capital distribution if, after such dividend or distribution, the Bank's total distributions to SBI within that calendar year would exceed 100% of its net income during the year plus retained net income for the prior two years, the Bank would not meet capital levels imposed by the OTS in connection with any order, including the OTS Order applicable to the New England Acquisition, as amended, or if the Bank is not adequately capitalized at the time. In addition, OTS prior approval would be required if the Bank's examination or CRA ratings fall below certain levels or the Bank is notified by the OTS that it is a problem association or an association in troubled condition.

         The following schedule summarizes the actual capital balances of the Bank at December 31, 2001 (in thousands):


Regulatory Capital

                                                                                      Tier 1
                                                              Tier 1 Leverage       Risk-Based      Total Risk-Based
                                          Tangible Capital       Capital to       Capital to Risk    Capital to Risk
                                         to Tangible Assets   Tangible Assets     Adjusted Assets    Adjusted Assets
                                         ------------------   ---------------     ---------------    ---------------
Sovereign Bank at December 31, 2001:
Regulatory capital......................      $2,464,222          $2,470,620          $2,368,893         $2,616,871
Minimum capital requirement (1).........         685,584           2,399,545             979,792          2,571,955
                                              ----------        ------------          ----------       ------------
         Excess.........................      $1,778,638        $     71,075          $1,389,101       $     44,916
                                              ==========        ============          ==========       ============

Capital ratio...........................            7.19%               7.21%              9.67%              10.68%
Minimum capital ratio (1)...............            2.00%               7.00%              4.00%              10.50%
                                                    ----                ----               ----               -----

Sovereign Bank at December 31, 2000:
Regulatory capital......................      $2,227,236          $2,240,954          $2,121,722         $2,373,003
Minimum capital requirement (1).........         639,815           1,701,908             910,435          2,330,713
                                              ----------         -----------          ----------       ------------
         Excess.........................      $1,587,421         $   539,046          $1,211,287       $     42,290
                                              ==========         ===========          ==========       ============

Capital ratio...........................            6.97%               7.01%              9.32%              10.43%
Minimum capital ratio (1)...............            2.00%               7.00%              4.00%              10.50%
                                                    ----                ----               ----               -----

(1)  As defined by OTS Regulations, or the OTS Order, as applicable.

Note 14 - Related Party Transactions and Employee Benefit Plans

         The Bank provides substantially all of the services, including accounts payable, payroll processing, accounting and other administrative functions on behalf of SBI. SBI provides limited administrative services on behalf of the Bank and sponsors various employee benefit plans in which Bank employees participate. Expenses and funds are routinely transferred between each entity based upon the value of services rendered or received, or due to expenses paid on behalf of one party by the other. In 2001, the Bank and SBI entered into formal service agreements. At December 31, 2001, and 2000, the Bank had a net intercompany receivable from SBI of $57 million and $45 million, respectively. Federal regulations require that qualifying assets collateralize the Bank receivable from SBI.

         The Bank and its subsidiaries file a consolidated federal income tax return with SBI and are part of a consolidated tax sharing agreement. However, the Bank has calculated its tax provision as if it were on a stand-alone basis.

         Bank employees participated in several non-contributory defined benefit pension plans which were sponsored by SBI and provided retirement and post-employment medical benefits. Costs (benefits) of ($0.5) million and ($1.2) million were allocated to the Bank for 2000 and 1999, respectively. Allocations were based on the Bank's pro-rata portion of expenses, which represent substantially all costs related to the plans. Benefits were frozen effective March 31, 1999, and the Bank was allocated a settlement gain of $1.3 million (net of excise tax expense of $1.2 million) in 2000.

         SBI also maintains a 401(k) retirement plan and an Employee Stock Ownership Plan ("Sovereign ESOP"), and substantially all employees of the Bank are eligible to participate in these plans following completion of one year of service and attaining age 21. SBI matches a portion of employee contributions to the 401(k) plan in its stock and costs of both plans are allocated to the Bank. The Bank recognized expense for the Sovereign ESOP of $3.3 million, $2.5 million, and $3.4 million in 2001, 2000, and 1999, respectively, and $6.5 million, $5.2 million, and $2.1 million, for the cost of the 401(k) plan in 2001, 2000, and 1999, respectively.

         SBI maintains several bonus deferral plans for selected management and executive employees of the Bank. These plans allow Bank employees to defer 50% or more of their bonus to purchase SBI common stock. The deferred amount is placed in a grantor trust and invested in SBI common stock. Matching contributions ranging from 25% to 100% are made by SBI into the trust and are also invested in SBI common stock. Earnings on the deferral and matching contributions are also invested in SBI common stock. Expense is recognized ratably over the vesting periods of the plans. Benefits vest ratably over three years under the management plan and after five years under the executive plan. Benefits also vest under the plans in the event of termination by reason of death, disability, retirement, involuntary termination or the occurrence of a change of control as defined by the plans. Voluntary termination or termination for cause (as defined) generally result in forfeiture of the unvested balance, including employee deferrals. The Bank recognized as expense $1.7 million, $1.9 million, and $1.0 million for these plans in 2001, 2000, and 1999, respectively.

Note 15 - Income Taxes

         The provision (benefit) for income taxes in the consolidated statement of operations is comprised of the following components (in thousands):


                                                              2001                2000                1999
                                                              ----                ----                ----
Current:
   Federal.....................................              $96,647             $43,154            $ 93,980
   State.......................................                  508               5,348                 806
                                                            --------            --------            --------
                                                              97,155              48,502              94,786
Deferred.......................................              (15,005)            (58,245)             18,885
                                                             --------           ---------           --------
Total income tax expense (benefit).............              $82,150            $( 9,743)           $113,671
                                                             =======            =========           ========


         The following is a reconciliation of the actual tax provisions with taxes computed at the federal statutory rate of 35% for each of the years indicated:

                                                                                     Year Ended December 31,
                                                                                ----------------------------
                                                                             2001              2000              1999
                                                                             ----              ----              ----
Statutory federal tax rate......................................           35.0%                35.0%             35.0%
Increase/(decrease) in taxes resulting from:
   Tax-exempt income............................................           (3.1)                (6.5)             (2.2)
   Bank owned life insurance....................................           (4.7)               (19.2)             (2.4)
   State income taxes, net of federal tax benefit...............            0.1                  -                 0.2
   Recordation of valuation allowance...........................            -                    8.8               -
   Amortization of intangible assets and other purchase
     accounting adjustments.....................................            1.0                  5.2               0.7
   Sale of minority interest....................................            -                  (38.6)              -
   Other........................................................           (1.6)                (0.7)              2.6
                                                                           -----               -------            -----
Effective federal tax rate......................................           26.7%               (16.0)%            33.9%
                                                                           =====               =======            =====


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):


                                                                              Year Ended December 31,
                                                                              2001               2000
                                                                              ----               ----
Deferred tax assets:
   Allowance for possible loan losses...........................            $ 40,144              $ 42,031
   Purchased mortgage servicing rights..........................               4,362                     -
   Merger-related liabilities...................................              18,518                14,384
   Purchase accounting adjustments..............................                 317                 6,982
   Unrealized loss on available-for-sale portfolio..............                   -                20,439
   Unrealized loss on derivatives                                             21,890                     -
   Net operating loss carry forwards, net of valuation allowance
     of $5,340 in 2000 and 2001.................................               1,983                 4,542
   Non-solicitation covenant....................................             108,997                33,383
   Other........................................................              16,467                33,217
                                                                            --------              --------

         Total gross deferred tax assets........................            $212,677              $154,978
                                                                            --------              --------

Deferred tax liabilities:
   Purchase accounting adjustments..............................            $  7,651              $  7,077
   Deferred Income..............................................              63,048                16,433
   Tax bad debt reserve recapture...............................               2,451                 3,412
   Originated mortgage servicing rights.........................              15,612                 6,449
   Unrealized gain on available-for-sale portfolio..............               4,969                     -
   Employee Benefits............................................               1,857                     -
   Other........................................................              12,535                18,411
                                                                             -------              --------

         Total gross deferred tax liabilities...................             108,124              $ 51,782
                                                                            --------              --------

Net deferred tax asset..........................................            $104,555              $103,196
                                                                            ========              ========

         During 2000, the Bank established a $5 million valuation allowance related to previously recognized state tax net operating losses. The valuation allowance was necessary due to structural changes at the Bank resulting from the New England Acquisition. For the remainder of the Bank's deferred tax assets, no valuation allowance is necessary due to the Bank's conclusion that it is "more likely than not" that the deferred tax assets will be realized, based on a history of growth in earnings, the prospects for continued growth, including an analysis of potential uncertainties that may affect future operating results, and potential tax planning strategies that could be employed in the future. The Bank will continue to review the criteria related to the recognition of deferred tax assets on a quarterly basis.

         The Bank has an unrecognized deferred tax liability of $705 thousand related to earnings that are considered permanently reinvested in a consolidated foreign special purpose entity related to the indirect automobile loan securitization.

Note 16 - Commitments And Contingencies

Financial Instruments

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to manage its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, loans sold with recourse, forward contracts and interest rate swaps, caps and floors. These financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The contract or notional amounts of these financial instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The following schedule summarizes the Bank's off-balance sheet financial instruments (in thousands):


                                                                             Contract or Notional Amount
                                                                                     December 31,
                                                                 -----------------------------------------------------
                                                                           2001                       2000
                                                                           ----                       ----
Financial instruments whose contract amounts
represent credit risk:
     Commitments to extend credit.........................                $6,765,595                 $5,812,328
     Standby letters of credit............................                   674,397                    564,226
     Loans sold with recourse.............................                    54,610                     20,647
     Forward contracts....................................                   443,162                    115,914

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral required is based on management's credit evaluation of the counterparty. Collateral usually consists of real estate but may include securities, accounts receivable, inventory and property, plant and equipment.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The guarantees are primarily issued to support public and private borrowing arrangements. Most guarantees expire by June 2003. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds various collateral to support the commitments.

         Loans sold with recourse primarily represent single-family residential loans. These are seasoned loans with decreasing balances and historical loss experience has been minimal.

         The forward contracts used by the Bank in its mortgage banking activities are contracts for delayed delivery of securities in which the Bank agrees to make delivery of a specified instrument, at a specified future date, at a specified price or yield. Risks arise from the possible inability of counter parties to meet the terms of their contracts and from movements in securities' values and interest rates. These contracts are also considered derivative instruments under SFAS 133 and changes in the fair value of contracts are recorded on the balance sheet as either derivatives assets or liabilities. Further discussions of derivative financial instruments are included in Note 1 and 18.

Litigation

         At December 31, 2001, the Bank was party to a number of lawsuits, which arise during the normal course of business. While any litigation has an element of uncertainty, management, after reviewing these actions with legal counsel, is of the opinion that the liability, if any, resulting from these actions will not have a material effect on the financial condition or results of operations of the Bank.

Leases

         The Bank is committed under various non-cancelable operating leases relating to branch facilities having initial or remaining terms in excess of one year. Future minimum annual rentals under non-cancelable leases, net of sublease income at December 31, 2001, are summarized as follows (in thousands):


                                                                At December 31, 2001
                                --------------------------------------------------------------------------------------
                                                                      Future Minimum
                                      ---------------------------------------------------------------------------
                                       Lease Payments                Sublease Income               Net Payments
                                       --------------                ---------------               ------------
2002......................                $103,842                      $(12,049)                    $91,793
2003......................                  98,706                        (8,415)                     90,291
2004......................                  92,338                        (6,200)                     86,138
2005......................                 185,181                        (5,224)                    179,957
2006......................                  30,155                        (4,662)                     25,493
Thereafter................                 100,333                        (7,329)                     93,004
                                           -------                        -------                     ------

     Total................                $610,555                      $(43,879)                   $566,676
                                          ========                      =========                   ========


Note 17 - Fair Value Of Financial Instruments

         The following table presents disclosures about the fair value of financial instruments as defined by SFAS No. 107, "Fair Value of Financial Instruments." These fair values are presented based upon subjective estimates of relevant market conditions at a specific point in time and information about each financial instrument. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques involve uncertainties resulting in variability in estimates affected by changes in assumptions and risks of the financial instruments at a certain point in time. Therefore, the derived fair value estimates presented below cannot be substantiated by comparison to independent markets. In addition, the fair values do not reflect any premium or discount that could result from offering for sale at one time an entity's entire holdings of a particular financial instrument nor does it reflect potential taxes and the expenses that would be incurred in an actual sale or settlement. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank (in thousands):


                                                                          At December 31,
                                                 -------------------------------------------------------------------
                                                               2001                                 2000
                                                 ------------------------------       ------------------------------
                                                 Carrying Value      Fair Value       Carrying Value      Fair Value
                                                 --------------      ----------       --------------      ----------
Financial Assets:
   Cash and amounts due from depository
     institutions...........................       $  887,964          $  887,964         $945,196           $945,196
   Interest-earning deposits................           19,680              19,680           14,439             14,439
   Loans held for sale......................          308,950             308,950           59,993             60,148
   Investment securities:
     available-for-sale.....................        9,538,552           9,538,552        5,273,224          5,273,224
     held-to-maturity.......................          883,437             883,209        1,960,936          1,953,872
   Loans, net...............................       19,817,724          20,095,830       21,647,977         21,596,380
   Mortgage servicing rights................           50,718              55,848           39,358             44,618
   Exchange traded futures..................           18,758              18,758                -                  -
Financial Liabilities:
   Deposits.................................       23,349,404          21,776,746       24,498,917         22,428,033
   Borrowings...............................        7,769,940           7,902,250        4,880,383          4,828,881
   Interest rate derivative instruments(1)..          (46,922)            (46,922)               -                  -
Unrecognized Financial Instruments:(2)
   Commitments to extend credit.............           50,531              50,665           44,432             44,306
   Interest rate derivative instruments(1)..                -                   -              957              5,167


(1) In 2001, the Bank adopted SFAS 133 "Accounting for Derivative Instrument and Hedging Activities." Accordingly, all derivative financial instruments are recorded at fair value on the balance sheet at December 31, 2001.

(2) The amounts shown under "carrying value" represent accruals or deferred income arising from those unrecognized financial instruments.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and Amounts Due from Depository Institutions and Interest-Earning Deposits. For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Loans Held for Sale. Fair values are estimated using quoted rates based upon secondary market sources for securities backed by similar loans. Fair value estimates include consideration of all open positions (including forward contracts), outstanding commitments and related fees paid.

         Investment Securities Available-for-Sale. The fair value of investment securities available-for-sale are based on quoted market prices as of the balance sheet date. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," changes in fair value are reflected in the carrying value of the asset and are shown as a separate component of stockholder's equity.

         Investment Securities Held-to-Maturity. The carrying amounts for short-term investment securities held-to-maturity approximate fair value because of the short maturity of these instruments and they do not present unanticipated credit concerns. The fair value of long-term investment securities held-to-maturity is estimated based upon bid quotations received from securities dealers and an independent pricing servicing bureau.

         Loans. Fair value is estimated by discounting cash flows using estimated market discount rates at which similar loans would be made to borrowers and reflect similar credit ratings and interest rate risk for the same remaining maturities.

         Mortgage Servicing Rights. The fair value of mortgage servicing rights are estimated using quoted rates based upon secondary market sources.

         Deposits. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, NOW accounts, savings accounts and certain money market accounts, is equal to the amount payable on demand as of the balance sheet date. The fair value of fixed-maturity certificates of deposit is estimated by discounting cash flows using currently offered rates for deposits of similar remaining maturities.

         Borrowings and Long Term Debt. Fair value is estimated by discounting cash flows using rates currently available to the Bank for other borrowings with similar terms and remaining maturities. Certain long-term debt are valued using available market quotes.

         Commitments to Extend Credit. The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

         Loans Sold with Recourse. The fair value of loans sold with recourse is estimated based upon the cost to terminate the Bank's obligations under the recourse provisions.

         Interest Rate Derivative Instruments. The fair value of interest rate swaps, caps and floors which represent the estimated amount the Bank would receive or pay to terminate the contracts or agreements, taking into account current interest rates and when appropriate, the current creditworthiness of the counterparties are obtained from dealer quotes.

         Exchange Traded Futures. Exchange traded futures are valued using available market quotes.

Note 18 - Financial Derivatives

         The Bank uses derivative instruments as part of its interest rate risk management process, to manage risk associated with its mortgage banking activities, and to assist its commercial banking customers with their risk management strategies.

         The Bank's primary market risk is interest rate risk. Management uses derivative instruments to protect against the risk of interest rate movements on the value of certain liabilities and on probable future cash outflows. These instruments primarily include interest rate swaps and interest rate caps and floors that have underlying interest rates based on key benchmark indexes. The nature and volume of the derivative instruments used to manage interest rate risk depend on the level and type of assets and liabilities on the balance sheet and the risk management strategies for the current and anticipated rate environment. As discussed in Note 1, on January 1, 2001, the Bank adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", which requires all derivative instruments to be carried at fair value on the balance sheet. Prior to 2001, unrealized gains and losses on derivatives used for hedging purposes were generally not required to be reported in the financial statements. In order to reduce the earnings volatility that would result from having to recognize in earnings the fair value of certain derivative instruments used to hedge risks associated with financial instruments not carried at fair value, SFAS 133 provides special hedge accounting provisions. These provisions permit the change in the fair value of the hedged item related to the risk being hedged to be recognized in earnings in the same period and in the same income statement line as the change in fair value of the derivative. Note 1 provides further detail on how derivative instruments are accounted for in the financial statements. The Bank designates derivative instruments used to manage interest rate risk into SFAS 133 hedge relationships with the specific assets, liabilities, or cash flows being hedged.

         Credit risk is the risk that a counterparty to a derivative contract with which the Bank has an unrealized gain fails to perform according to the terms of the agreement. Credit risk is managed by limiting the aggregate amount of net unrealized gains in agreements outstanding, monitoring the size and the maturity structure of the derivative portfolio, applying uniform credit standards maintained for all activities with credit risk, and collateralizing gains.

         The credit risk associated with derivative instruments executed with the Bank's commercial banking customers is essentially the same as that involved in extending loans and is subject to normal credit policies.

         Fair Value Hedges. During 2001, the Bank used receive-fixed interest rate swaps to hedge the fair values of certain brokered CDs for changes in interest rates. All of the Bank's interest rate swaps accounted for as fair value hedges outstanding as of December 31, 2001, as well as those that matured during the year, satisfied the criteria in SFAS 133 to use the "short-cut" method of accounting for changes in fair value. The short-cut method allows the Bank to assume that there is no ineffectiveness in the hedging relationship and that changes in the fair value of the derivative perfectly offset changes in the fair value of the hedged asset or liability, resulting in no volatility in earnings.

         Cash Flow Hedges. During 2001, the Bank hedged cash flow variability related to variable-rate liabilities, specifically FHLB advances, through the use of pay-fixed interest rate swaps. The Bank also held pay-fixed interest rate swaps to hedge forecasted cash flows associated with periodic floating rate interest payments payable subsequent to 2001. All of the Bank's interest rate swaps accounted for as cash flow hedges outstanding as of December 31, 2001, as well as those that matured during the year, satisfied the criteria in SFAS 133 to use the short-cut method of accounting for changes in fair value. Refer to the discussion above regarding the effects of the short-cut method.

         Gains and losses on derivative instruments reclassified from accumulated other comprehensive income to current-period earnings are included in the line item in which the hedged cash flows are recorded. At December 31, 2001, accumulated other comprehensive income included a deferred after-tax net loss of $40.7 million, consisting of a loss on pay-fixed interest rate swaps used to hedge future cash flows on FHLB advances. This loss will be reclassified from other comprehensive income into earnings during the same period the forecasted transactions occurred. See Note 24 for further detail of the amounts included in accumulated other comprehensive income. During 2001, $11.4 million pretax was reclassified out of comprehensive income into current period interest expense as the forecasted hedge transactions occurred. The Bank reclassified $14.7 million of losses into earnings, classified as gain/loss on sale of investment securities and related derivatives in 2001 because it became probable that the original forecasted transaction would not occur.

         Other Derivative Activities. The Bank's derivative portfolio also includes derivative instruments not included in SFAS 133 hedge relationships. Those derivatives include mortgage banking loan commitments and forward sales defined as derivatives under SFAS 133 used for risk management purposes, and derivatives executed with customers, primarily interest rate swaps and foreign exchange futures, to facilitate their risk management strategies. In connection with the indirect automobile loan securitization transaction discussed in Note 11, the Bank was required to purchase, on behalf of its securitization SPE, an interest rate cap with a $900 million notional value from a third party. The Bank also sold an identical interest rate cap with a notional value of $900 million to the same third party. The Bank assigned the purchased interest rate cap to the SPE. At December 31, 2001, the fair value of the sold interest rate cap was an asset of $50.5 million and the fair value of the purchased interest rate cap was a liability of $50.5 million.

         Net gains generated from other than hedging derivative instruments in 2001 totaled $5.9 million and are included as capital markets revenue on the income statement.

         All derivative contracts are valued using either cash flow projection models or observable market prices. Pricing models used for valuing derivative instruments are regularly validated by testing through comparison with third parties.

         Summary information regarding derivatives designated as accounting hedges under SFAS 133 at December 31, 2001 follows (in thousands):


                                                                                                  Weighted Average
                                                                                        --------------------------------------
                                         Notional Amount       Asset       Liability    Receive Rate   Pay Rate     Life Years
                                         ---------------       -----       ---------    ------------   --------     ----------
Fair value hedges:
   Receive fixed - pay variable
    interest rate swaps.................   $  397,449        $ 7,568        $ 1,282         5.98%        1.97%         1.5

Cash flow hedges:
   Pay fixed - receive floating
    interest rate swaps.................    3,050,000         10,125         72,668         1.92%        6.09%         5.1
                                           ----------        -------        -------
Total derivatives used in SFAS 133
     hedging relationships..............   $3,447,449        $17,693        $73,950         2.39%        5.62%         4.7
                                           ==========        =======        =======         ====         ====          ===


Summary information regarding other derivative activities at December 31, 2001, follows (in thousands):


                                                                              December 31, 2001
                                                    ----------------------------------------------------------------------
                                                    Notional              Positive             Negative          Net Asset
                                                     Amount              Fair Value           Fair Value        (Liability)
                                                     ------              ----------           ----------        -----------
Mortgage-banking risk management:
    Forward commitments:
       To buy loans.......................         $   65,000              $    10              $   (307)        $   (297)
       To sell loans......................            508,162                5,871                (2,198)            3,673
                                                   ----------              -------              --------         ---------

Total mortgage-banking risk management                573,162                5,881                (2,505)           3,376
                                                   ----------              -------              --------         ---------
Customer Related:
Interest rate swaps:
    Pay variable-receive fixed............            956,580               39,730               (16,198)           23,532
    Pay fixed-receive variable............            848,960               18,716               (34,650)         (15,934)
    Basis.................................             20,000                   --                   (21)             (21)
Futures...................................             17,512                1,758                     --            1,758
Interest rate caps/floors/collars.........             41,420                    5                    (5)               --
                                                   ----------              -------              --------         ---------

Total interest rate risk management.......          1,884,472               60,209               (50,874)            9,335
Foreign exchange:
    Forwards purchased....................             36,828                  272                  (159)              113
    Forwards sold.........................             35,893                  369                  (190)              179
                                                   ----------              -------              --------         ---------

Total foreign exchange....................             72,721                  641                  (349)              292
                                                   ----------              -------              --------         ---------
Total other activity......................         $2,530,355              $66,731              $(53,728)        $  13,003
                                                   ==========              =======              =========        =========


Summary information regarding derivatives used for risk management purposes at December 31, 2000 follows (in thousands):


                                                                  Unrealized                       Weighted Average
                                                              -------------------      ----------------------------------------
                                           Notional Amount    Gains        Losses      Receive Rate     Pay Rate    Strike Rate
                                           ---------------    -----        ------      ------------     --------    -----------
Interest rate risk management:
     Receive fixed - pay variable
      interest rate swaps (1)............  $  858,294       $ 16,395    $      975        7.31%           6.48%           -
     Pay fixed - receive floating
      interest rate swaps (2)............     400,000              -        10,087        6.49%           7.12%           -
     Interest rate caps/floors/collars(2)     500,000              -           166           -               -      6.00% - 6.55%
     Mortgage-banking loan
      Commitments (2)....................      34,000            115            27           -               -            -
     Mortgage-banking forward sales (2)..     149,914             77         1,333           -               -            -
                                           ----------       --------    ----------
Total interest rate risk management.        1,942,208         16,587        12,588

Customer related:
     Receive fixed - pay variable
      interest rate swaps................     502,532            496        11,320
     Pay fixed - receive floating
      interest rate swaps................     512,390         13,008           404
     Interest rate caps/floors/collars...     105,701            105           105
     Exchange traded futures.............      38,849              -             -
                                           ----------       ---------   ----------
Total customer related..............        1,159,472         13,609        11,829
                                           ----------       --------    ----------

Total derivatives...................       $3,101,680       $ 30,196    $   24,417
                                           ==========       ========    ==========


(1)  Recorded through other comprehensive income
(2)  Recorded through the income statement

         Net interest income resulting from interest rate exchange agreements included $11.6 million of income and $11.4 million of expense for 2001, $6.4 million of income and $0.1 million of expense for 2000 and $.5 million of income and $8.9 million of expense for 1999.

Note 19 - Asset Securitizations

         During 2000, the Bank acquired the servicing responsibilities, and retained interest only strips, related to home equity, boat and recreational vehicles which were previously securitized, as part of the New England Acquisition. The Bank receives annual servicing fees approximating 0.50% for home equity loans and for boat and recreational vehicle loans. The investors and securitization trusts have no recourse to the Bank's other assets for failure of debtors to pay when due. The Bank's retained interests are subordinate to investor interests. Their value is subject to credit, prepayment and interest rate risks on the transferred financial assets.

         In 2000, the Bank recognized a pretax gain of $2.5 million on the securitization of home equity loans and a pretax loss of $2.3 million on the securitization of automotive floor plan loans.

         The types of assets underlying securitizations for which the Bank owns a retained interest and the related balances, delinquencies, and net credit losses are as follows (in thousands):



                                               At December 31, 2001                       At December 31, 2000
                                     ---------------------------------------     -------------------------------------
                                                     Principal                                Principal
                                       Total          90 Days     Net Credit       Total       90 Days      Net Credit
                                     Principal       Past Due       Losses       Principal    Past Due        Losses
                                     ---------       ---------    ----------     ---------    ---------     ----------
Loans Securitized:
Home Equity Loans...............    $  864,730       $ 55,462    $   6,712      $ 1,167,879   $  40,193      $   3,492
Boat Loans .....................       105,798            721          778          153,708          13            698
Recreational Vehicle Loans......       210,785            756        2,153          315,840         835          2,175
Automotive Floor Plan Loans.....       579,000              -            -          579,000           -              -
                                    ----------       --------    ---------      -----------   ---------      ---------
Total Securitized...............    $1,760,313       $ 56,939    $   9,643      $ 2,216,427   $  41,041      $   6,365
                                    ----------       ========    =========      -----------   =========      =========

Loans Held in Portfolios:
Home Equity Loans...............    $3,756,621                                  $ 3,256,598
Boat Loans (1)..................         5,536                                        6,521
Recreational Vehicle Loans......             -                                            -
Automotive Floor Plan Loans.....       315,713                                      317,281
                                    ----------                                  -----------
Total Held in Portfolio.........     4,077,870                                    3,580,400
                                    ----------                                  -----------
Total Loans Managed.............    $5,838,183                                  $ 5,796,827
                                    ==========                                  ===========



(1) Boat loans are included in other consumer loans.

         The components of retained interest and key economic assumptions used in measuring the retained interest at the date of securitization resulting from securitizations completed during the year were as follows (in thousands):



                                                   Home                            Recreational        Automotive
                                                  Equity           Boat              Vehicles          Floor Plan
                                                  ------           ----            ------------        ----------
Component of Retained Interest:
Subordinated interest retained...........        $      -       $    519           $     511            $ 21,000
Servicing rights.........................           6,805            731               1,425                   -
Excess servicing.........................          55,172         15,126              13,300                 657
Cash reserve.............................               -             -                   -                5,606
                                                 --------       --------           ---------            --------

Total Retained Interest..................        $ 61,977       $ 16,376           $  15,236            $ 27,263
                                                 ========       ========           =========            ========

Key economic assumptions:
Prepayment speed.........................             26%            28%                 28%                 N/A
Weighted average life (in years).........              8              5                   5                  .17
Expected credit losses...................           0.75%          0.40%               0.45%                0.25%
Residual cash flows discount rate........             12%            11%                 11%                  10%



         The table below summarizes certain cash flows received from and paid to off-balance sheet securitization trusts (in thousands):


                                                                                   For the Year Ended
                                                                     December 31, 2001         December 31, 2000
                                                                     ------------------        -----------------
Proceeds from new securitizations ..............................          $     -                  $ 948,456
Servicing fees received ........................................           13,059                      1,577
Other cash flows received on retained interests ................            8,755                     22,581
Purchases of delinquent or foreclosed assets ...................              928                        262
Servicing advances .............................................                -                      1,916
Repayments of servicing advances ...............................                -                        856


         At December 31, 2001, and 2000, key economic assumptions and the sensitivity of the current fair value of the retained interests to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows (in thousands):



                                               December 31, 2001                                December 31, 2000
                                  --------------------------------------------       -------------------------------------

                                                                        Auto                                          Auto
                                    Home                                Floor         Home                            Floor
                                  Equity      Boat          RV          Plans        Equity     Boat        RV        Plan
                                   Loans      Loans        Loans        Loans        Loans      Loans      Loans      Loans
                                   -----      -----        -----        -----        -----      -----      -----      -----
Fair value of retained
  interests                      $61,977    $16,376     $ 15,236       $27,263      $64,691    $18,684    $20,305    $26,689
Weighted-average life (in yrs)         8          5            5          0.17           18         15         12       0.17

Prepayment speed
  assumption (annual rate)           26%        28%           28%            -          27%         2%         2%          -
    Impact on fair value of
    10% adverse change           $(1,890)   $  (200)    $   (751)      $   (26)     $(1,900)   $  (200)   $  (200)   $   (26)
    Impact on fair value of
    20% adverse change           $(3,460)   $  (228)    $   (871)      $   (47)     $(4,700)   $  (300)   $  (300)   $   (47)

Expected credit losses
  (annual rate)                    0.75%      0.40%        0.45%         0.25%        0.75%      0.26%      0.45%      0.25%
    Impact on fair value of
    10% adverse change          $(1,743)    $  (75)     $  (250)       $   (18)     $(2,100)   $  (100)   $  (100)   $   (18)
    Impact on fair value of
    20% adverse change          $(3,230)    $ (149)     $  (449)       $   (36)     $(3,500)   $  (100)   $  (100)   $   (36)

Residual cash flows
  discount rate (annual)             12%        11%         11%            10%          12%        11%        11%        10%
    Impact on fair value of
    10% adverse change          $(2,888)    $ (325)     $  (629)       $ (220)      $(3,000)   $  (500)   $  (400)   $  (220)
    Impact on fair value of
    20% adverse change          $(4,793)    $ (643)     $(1,221)       $ (428)      $(5,700)   $  (900)   $(1,500)   $  (428)



         These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

         Actual and expected static pool credit losses as a percent of the original pool balance are as follows:


Actual and Projected Credit Losses as of December 31, 2001:                      2001          2002          2003
-----------------------------------------------------------                      ----          ----          ----
Home Equity Loans......................................................          0.55%        0.75%          0.75%
Boat Loans.............................................................          0.19%        0.40%          0.40%
Recreational Vehicle Loans.............................................          0.25%        0.45%          0.45%
Automotive Floor Plan Loans............................................             -%        0.25%          0.25%


Note 20 - Comprehensive Income

         The following table presents the components of comprehensive income, net of related tax, based on the provisions of SFAS No. 130 for the years indicated (in thousands):


                                                                                         Year Ended December 31,
                                                                                 -----------------------------------------
                                                                                 2001               2000              1999
                                                                                 ----               ----              ----
Net income.................................................................    $226,104           $ 70,443          $ 221,686
Cumulative change in accounting principle:
   Fair value of derivative instruments and hedged items...................      (6,736)                 -                  -
   Reclassification of held to maturity securities to available for sale...      (3,215)                 -                  -
                                                                               --------           --------          ---------

Net unrealized gain/(loss) on derivative instruments for the period........     (47,650)                 -                  -
Net unrealized gain/(loss) on investment securities available for sale
          for the period...................................................      63,896             90,534           (224,919)
Less reclassification adjustment: derivative instruments ..................     (16,948)                 -                  -
                                  investments available for sale...........      17,431            (74,972)              (577)
                                                                               --------           --------          ---------

Net unrealized gain/(loss) recognized in other comprehensive income........       5,812            165,506           (224,342)
                                                                               --------           --------          ---------

Comprehensive income/(loss)  ..............................................    $231,916           $235,949          $  (2,656)
                                                                               ========           ========          ==========

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Pennsylvania law provides that a Pennsylvania corporation may indemnify any person who is or was serving at the request of the corporation as a representative of another entity against liabilities they may incur in such capacity for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct.

         The bylaws of SBI provide for indemnification of the directors, officers, employees and agents of SBI and its subsidiaries, including the registrant.

         Directors and officers of the registrant are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by SBI.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      EXHIBITS


        EXHIBIT NUMBER          DESCRIPTION
        --------------          -----------
              3.1               Charter of Sovereign Bank, dated December 23, 1996, as amended*
              3.2               Bylaws of Sovereign Bank*
              4.1               Description of Bank Preferred Stock*
              5.1               Opinion of Stevens & Lee, P.C.*
             10.1               Registration Rights Agreement dated as of August 28, 2000 among Sovereign Real
                                Estate Investment Trust, Sovereign Bank, and Lehman Brothers Inc. and Salomon Smith
                                Barney Inc.*
             12.1               Ratio of Earnings to Fixed Charges
             23.1               Consent of Stevens & Lee, P.C.*
             23.2               Consent of Ernst & Young LLP
             24.1               Powers of Attorney*


------------------
* previously filed

ITEM 22.  UNDERTAKINGS.

         (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of this offering circular, by any person or party who is deemed to be an underwriter within the meaning of the Federal securities laws, the issuer undertakes that such offering circular will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the application form; and

         (2) The registrant undertakes that every offering circular: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of the Federal securities laws and is used in connection with a future offering of securities on a delayed or continuous basis pursuant to the Federal securities laws, will be filed as part of an amendment to the offering circular and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Federal securities laws, each such post-effective amendment shall be deemed to be a new offering circular relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Federal securities laws may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the OTS such indemnification is against public policy as expressed in the Federal securities laws and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Federal securities laws and will be governed by the final adjudication of such issue.

         (4) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the offering circular pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the offering circular through the date of responding to the request.

         (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the offering circular when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Office of Thrift Supervision, the registrant has duly caused this Amendment No. 2 to Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Wyomissing, Commonwealth of Pennsylvania on May 14, 2002.

                                    SOVEREIGN BANK

                                    By  /s/ Jay S. Sidhu*
                                       -----------------------------------------
                                        Jay S. Sidhu,
                                        Chairman of the Board,
                                        President and Chief Executive Officer


        Pursuant to the requirements of the Federal securities laws, this Amendment No. 2 to Offering Circular has been signed by the following persons in the capacities indicated on May 14, 2002.

/s/ Jay S. Sidhu*                             Chairman of the Board, President and         May 14, 2002
-----------------------------------------     Chief Executive Officer
Jay S. Sidhu                                  (Principal Executive Officer)

/s/ John M. Arnold*                           Director                                     May 14, 2002
-----------------------------------------
John M. Arnold

/s/ P. Michael Ehlerman*                      Director                                     May 14, 2002
-----------------------------------------
P. Michael Ehlerman

                                              Director                                     May ___, 2002
-----------------------------------------
Albert L. Evans, Jr.

/s/ John A. Fry*                              Director                                     May 14, 2002
-----------------------------------------
John A. Fry

/s/ Brian Hard*                               Director                                     May 14, 2002
-----------------------------------------
Brian Hard

/s/ Andrew Hove, Jr.*                         Director                                     May 14, 2002
-----------------------------------------
Andrew Hove, Jr.

/s/ Stewart B. Kean*                          Director                                     May 14, 2002
-----------------------------------------
Stewart B. Kean



                                              Director                                     May ___, 2002
-----------------------------------------
Alfred B. Mast

                                              Director                                     May ___, 2002
-----------------------------------------
M. Christine Murphy

/s/ George W. Reinhard*                       Director                                     May 14, 2002
-----------------------------------------
George W. Reinhard

/s/ Daniel K. Rothermel*                      Director                                     May 14, 2002
-----------------------------------------
Daniel K. Rothermel

/s/ Elizabeth B. Rothermel*                   Director                                     May 14, 2002
-----------------------------------------
Elizabeth B. Rothermel

/s/ Robert A. Sadler*                         Director                                     May 14, 2002
-----------------------------------------
Robert A. Sadler

/s/ Cameron C. Troilo, Sr.*                   Director                                     May 14, 2002
-----------------------------------------
Cameron C. Troilo, Sr.

/s/ Mark R. McCollom*                         Principal Financial and                      May 14_, 2002
-----------------------------------------     Accounting Officer
Mark R. McCollom

*By /s/ Wesley R. Kelso*
-----------------------------------------
 Attorney-in-Fact


                                    EXHIBITS


        EXHIBIT NUMBER          DESCRIPTION
        --------------          -----------
              3.1               Charter of Sovereign Bank, dated December 23, 1996, as amended*
              3.2               Bylaws of Sovereign Bank*
              5.1               Opinion of Stevens & Lee, P.C.*
             10.1               Registration Rights Agreement dated as of August 28, 2000 among Sovereign Real
                                Estate Investment Trust, Sovereign Bank, and Lehman Brothers Inc. and Salomon Smith
                                Barney Inc.*
             12.1               Ratio of Earnings to Fixed Charges
             23.1               Consent of Stevens & Lee, P.C.*
             23.2               Consent of Ernst & Young LLP
             24.1               Powers of Attorney*



------------------
* previously filed